     As filed with the Securities and Exchange Commission on June 20, 1996.

                                                     Registration No. 333-02263

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                    Form S-4

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              EMERSON ELECTRIC CO.
             (Exact name of Registrant as specified in its charter)

                                    Missouri
         (State or other jurisdiction of incorporation or organization)

                                      3621
            (Primary Standard Industrial Classification Code Number)

                                   43-0259330
                     (I.R.S. Employer Identification Number)

                           8000 West Florissant Avenue
                           St. Louis, Missouri  63136
                                 (314) 553-2000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                              HARLEY M. SMITH, Esq.
                Assistant General Counsel and Assistant Secretary
                              EMERSON ELECTRIC CO.
                           8000 West Florissant Avenue
                           St. Louis, Missouri  63136
                                 (314) 553-2431
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:

      Frederick W. Scherrer, Esq.                 Donald A. Denton, Esq.
            Bryan Cave LLP                       Hancock & Estabrook, LLP
        One Metropolitan Square                      1500 Mony Tower I
    211 North Broadway, Suite 3600                 Post Office Box 4976
         St. Louis, MO  63102                       Syracuse, NY  13221
            (314) 259-2000                            (315) 471-3151

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger (the "Merger") of a subsidiary of the Registrant with and into Lipe-Rollway Corporation pursuant to the Agreement and

Plan of Merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

    If any the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                              EMERSON ELECTRIC CO.

    Cross Reference Sheet pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K showing the location or heading in the Proxy Statement/Prospectus of information required by Part I of Form S-4.

Item in Form S-4                         Location or Heading in Proxy
                                         Statement/Prospectus
- ---------------------------------------  --------------------------------------

A.  Information about the Transaction.

    1.   Forepart of Registration
         Statement and Outside Front
         Cover Page of Prospectus. . .   Facing Page; Cross Reference Sheet;
                                         Outside Front Cover Page

    2.   Inside Front and Outside Back
         Cover Pages of Prospectus . .   Available Information; Incorporation
                                         of Certain Documents by Reference;
                                         Table of Contents

    3.   Risk Factors, Ratio of
         Earnings to Fixed Charges,
         and Other Information . . . .   Summary

    4.   Terms of the Transaction. . .   Summary; The Rollway Special Meeting;
                                         Information About Emerson; Information
                                         About Rollway; The Merger; Certain
                                         Provisions of the Merger Agreement;
                                         Comparative Rights of Shareholders

    5.   Pro Forma Financial
         Information . . . . . . . . .   Not Applicable

    6.   Material Contacts With the
         Company Being Acquired. . . .   Summary; The Merger; Certain
                                         Provisions of the Merger Agreement

    7.   Additional Information
         Required For Reoffering by
         Persons and Parties Deemed
         to be Underwriters. . . . . .   Not Applicable

    8.   Interests of Named Experts
         and Counsel . . . . . . . . .   Legal Matters; Experts

    9.   Disclosure of Commission
         Position on Indemnification
         for Securities Act
         Liabilities . . . . . . . . .   Not Applicable

B.  Information About the Registrant.

    10.  Information With Respect to
         S-3 Registrants . . . . . . .   Available Information; Incorporation
                                         of Certain Documents by Reference

    11.  Incorporation of Certain
         Information by Reference. . .   Available Information; Incorporation
                                         of Certain Documents by Reference

    12.  Information With Respect to
         S-2 or S-3 Registrants. . . .   Not Applicable

    13.  Incorporation of Certain
         Information by Reference. . .   Not Applicable

    14.  Information With Respect to
         Registrants Other Than
         S-3 or S-2 Registrants. . . .   Not Applicable

C.  Information About the Company Being Acquired.

    15.  Information With Respect to
         S-3 Companies . . . . . . . .   Not Applicable

    16.  Information With Respect to
         S-2 or S-3 Companies. . . . .   Not Applicable

    17.  Information With Respect to
         Companies Other Than S-2 or
         S-3 Companies . . . . . . . .   Summary; Information About Rollway;
                                         Rollway Financial Statements

D.  Voting and Management Information.

    18.  Information if Proxies,
         Consents or Authorizations
         Are to be Solicited . . . . .   Available Information; Incorporation
                                         of Certain Documents by Reference;
                                         Summary; The Merger; The Rollway
                                         Special Meeting; Information About
                                         Rollway; Dissenting Shareholder Rights

    19.  Information if Proxies,
         Consents or Authorizations
         Are Not to be Solicited, or
         in an Exchange Offer. . . . .   Not Applicable

                            Lipe-Rollway Corporation
                                7600 Morgan Road
                            Liverpool, New York 13090        [.........., 1996]
Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders of Lipe-Rollway Corporation ("Rollway"), which will be held at the offices of Rollway, 7600 Morgan Road, Liverpool, New York 13090, at 10:00 a.m., local time, on [.........., 1996] (together with all adjournments and postponements thereof, the "Rollway Special Meeting").

    At the Rollway Special Meeting holders of shares of common stock, par value $0.50 per share ("Rollway Common Stock"), will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of
April 1, 1996 and as amended April 11, 1996 and .........., 1996 (the "Merger
Agreement"), by and among Emerson Electric Co. ("Emerson"), Emersub XLI, Inc., a wholly-owned subsidiary of Emerson ("Emersub"), and Rollway. Under the Merger Agreement, Emersub will be merged with and into Rollway (the "Merger"). Under the terms of the Merger Agreement, the consideration payable to the holders of shares of Rollway Common Stock will be approximately $8,270,000, subject to adjustment as provided in the Merger Agreement (collectively, the "Merger Consideration"). For example, if the closing of the Merger had occurred on June ....., 1996, the Merger Consideration would have been adjusted downward by approximately $.......... pursuant to the post-closing adjustment provisions set forth in Sections 1.9 and 1.10 of the Merger Agreement.  This
would have resulted in a Merger Consideration of approximately $.......... (or approximately $.......... per share of Rollway Common Stock), subject to the terms of the Escrow Agreement described herein. See "The Merger -- Merger Consideration" and "The Merger -- Escrow and Indemnity" in the accompanying Proxy Statement/Prospectus. The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June ....., 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and 1.10 of the Merger Agreement.
Accordingly, changes in Rollway's financial condition between June ....., 1996 and the closing date of the Merger, as well as any adjustments necessitated by the Closing Date audit contemplated by the Merger Agreement, may have a material effect on the amount of the Merger Consideration. See "The Merger -- Merger Consideration in the accompanying Proxy Statement/Prospectus. The consideration will be paid in shares of the common stock, par value $1.00 per share, of Emerson ("Emerson Common Stock") which will be valued at the average closing price of the Emerson Common Stock during the five consecutive trading days ending on .........., 1996, which is five days prior to the Rollway
Special Meeting. The Emerson Common Stock will be issuable pro rata to holders of shares of Rollway Common Stock at the time of the Merger. However, no fractional shares of Emerson Common Stock will be issued, and cash will be paid in lieu thereof. As a consequence of the Merger, Rollway will be the surviving corporation and will become a wholly-owned subsidiary of Emerson. A copy of the Merger Agreement is annexed to the accompanying Proxy Statement/Prospectus as Exhibit A.

    Additionally, at the Rollway Special Meeting, the holders of Rollway Common Stock and the holders of shares of $1.00 Cumulative Convertible Preferred Stock, par value $10.00, of Rollway ("Rollway Preferred Stock") will be asked to consider and vote upon a proposal to approve an amendment (the "Preferred Terms Amendment") to the terms of the Rollway Preferred Stock. The full text of the Preferred Terms Amendment is provided in the accompanying Proxy Statement/Prospectus under the heading "Merger -- Preferred Terms Amendment." Upon approval of the Preferred Terms Amendment, subject to the consummation of the Merger, each outstanding share of Rollway Preferred Stock will be converted in the Merger into the right to receive a fraction of a share of Emerson Common Stock (valued as described above) equal in value to $20.00 and an amount in cash equal to the amount of accrued and unpaid dividends owed on such share of Preferred Stock at the effective time of the Merger ($2.50 per Rollway
Preferred Share as of June ....., 1996).  However, no fractional shares of
Emerson Common Stock will be issued, and cash will be paid in lieu thereof.
The cash and Emerson Common Stock payable to the holders of the Rollway Preferred Stock will not be paid out of the Merger Consideration, but will be in addition thereto. If the Merger is approved and approval of the Preferred Terms Amendment is not obtained, then Rollway shall redeem all of the outstanding shares of Rollway Preferred Stock for cash in an amount equal to $20.00 per share plus any accrued and unpaid dividends thereon in accordance with their terms immediately prior to the effective time of the Merger. Accordingly, this letter shall constitute notice that all shares of Rollway Preferred Stock shall be redeemed for the consideration described above on the date of the closing of the Merger, if the Merger is approved and the Preferred Terms Amendment is not approved at the Rollway Special Meeting.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY AND THE PREFERRED TERMS AMENDMENT ARE FAIR TO THE SHAREHOLDERS AND OPTION HOLDERS OF ROLLWAY AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND A VOTE FOR THE PROPOSAL TO ADOPT THE PREFERRED TERMS AMENDMENT.

    The accompanying Proxy Statement/Prospectus describes the Merger Agreement and the Preferred Terms Amendment that the holders of Rollway Common Stock and holders of Rollway Preferred Stock are being asked to consider and vote upon at the Rollway Special Meeting. The accompanying Proxy Statement/Prospectus also constitutes a prospectus for the Emerson Common Stock to be issued in connection with the transactions contemplated by the proposed Merger Agreement. We urge you to carefully review and consider the accompanying Notice of Special Meeting of Shareholders, Proxy Statement/Prospectus and Proxy, which contain information about Rollway and Emerson and describe the proposed Merger, the Preferred Terms Amendment and certain related matters.

    All shareholders are invited to attend the Rollway Special Meeting in
person.   The affirmative vote of the holders of not less than two-thirds of the outstanding shares of Rollway Common Stock will be necessary for approval and adoption of the Merger Agreement and the affirmative votes of the holders of not less than a majority of the outstanding shares of the Rollway Common Stock and of the Rollway Preferred Stock will be necessary for approval and adoption of the Preferred Terms Amendment. Under the New York Business Corporation Law (the "NYBCL"), any holder of Rollway Common Stock who properly objects to the Merger and any holder of Rollway Preferred Stock who properly objects to the Preferred Terms Amendment may assert statutory dissenters' rights by complying with the requirements of the NYBCL. See "Dissenting Shareholders Rights" in the accompanying Proxy Statement/Prospectus.

    If the Merger Agreement is approved and the Merger is consummated, holders of Rollway Common Stock will be sent a letter of transmittal with instructions for surrendering their certificates representing shares of Rollway Common Stock. If the Merger Agreement and the Preferred Terms Amendment are approved and the Merger is consummated, the holders of Rollway Preferred Stock will also be sent a letter of transmittal with instructions for surrendering their certificates representing shares of Rollway Preferred Stock (letters of transmittal will also be available at the Rollway Special Meeting). Please do not send any share certificates until you receive these materials.

    In order that your shares may be represented at the Rollway Special Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Rollway Special Meeting. Any shareholder returning a blank executed Proxy will be authorizing the named proxies to vote the shares covered by the Proxy in favor of the Merger Agreement and the Preferred Terms Amendment, as applicable. If you attend the Rollway Special Meeting in person, you may, if you wish, vote personally on all matters in which you are entitled to vote which are brought before the Rollway Special Meeting even if you have previously returned your Proxy. Your prompt cooperation will be appreciated.

                             Very truly yours,

                             H. Follett Hodgkins, Jr.
                             Chairman of the Board and Chief Executive Officer

                            LIPE-ROLLWAY CORPORATION
                                7600 Morgan Road
                            Liverpool, New York 13090

                         ------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To be Held on [.........., 1996]

    A Special Meeting of the Shareholders of Lipe-Rollway Corporation ("Rollway") will be held at the offices of Rollway, 7600 Morgan Road,
Liverpool, New York 13090 at 10:00 a.m., local time, on [.........., 1996] (the
"Rollway Special Meeting") for the following purposes:

         1. For the holders of Rollway Common Stock to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of
    April 1, 1996 and as amended April 11, 1996 and .........., 1996 (the
    "Merger Agreement"), by and among Rollway, Emerson Electric Co. ("Emerson") and Emersub XLI, Inc., a wholly-owned subsidiary of Emerson ("Emersub"), and the transactions contemplated thereby. The Merger Agreement provides for the merger of Emersub with and into Rollway (the "Merger"), pursuant to which Rollway will be the surviving corporation and will become a wholly-owned subsidiary of Emerson. Upon the effectiveness of the Merger, each outstanding share of Rollway Common Stock will be converted into the right to receive a number of shares of Emerson Common Stock to be determined pursuant to the provisions of the Merger Agreement. However, no fractional shares of Emerson Common Stock will be issued, and cash will be paid in lieu thereof. The terms of the Merger are described in the accompanying Proxy Statement/Prospectus. The Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Exhibit A.

         2. For the holders of Rollway Common Stock and the holders of Rollway Preferred Stock to consider and vote upon the Preferred Terms Amendment. The full text of the Preferred Terms Amendment is provided in the accompanying Proxy Statement/Prospectus under the heading "The Merger -- Preferred Terms Amendment." Upon the approval of the Preferred Terms Amendment, subject to the consummation of the Merger, each outstanding share of Rollway Preferred Stock will be converted into the right to receive a fraction of a share of Emerson Common Stock equal in value to $20.00 and an amount in cash equal to the amount of accrued and unpaid dividends owed on such share of Preferred Stock at the effective time of the Merger ($2.50 per Rollway Preferred Share as of June ....., 1996).
    However, no fractional shares of Emerson Common Stock will be issued, and cash will be paid in lieu thereof. The cash and Emerson Common Stock payable to the holders of the Rollway Preferred Stock will not be paid out of the Merger Consideration, but will be in addition thereto. If the Merger is approved and approval of the Preferred Terms Amendment is not obtained, then Rollway shall redeem all of the outstanding shares of Rollway Preferred Stock for cash in an amount equal to $20.00 per share plus any accrued and unpaid dividends thereon in accordance with their terms immediately prior to the effective time of the Merger.

         3. To transact any other business properly coming before the Rollway Special Meeting or any adjournments or postponements thereof.

    The Board of Directors of Rollway has fixed the close of business on
[.........., 1996] as the record date for the Rollway Special Meeting to determine the Rollway shareholders entitled to notice of and to vote at the Rollway Special Meeting and any adjournments or postponements thereof.

    Please be advised that, if the Merger Agreement is approved and the Merger is consummated, holders of Rollway Common Stock who file a written objection to the proposed Merger before the vote on the approval of the Merger Agreement and who do not vote to approve the Merger Agreement, will have the right to dissent from the proposed Merger and to receive the "fair value" of their shares of Rollway Common Stock in cash, if the Merger is consummated and they fully comply with the procedures set forth in Section 623 of the New York Business Corporation Law. Additionally, please be advised that if the Preferred Terms Amendment is approved, holders of Rollway Preferred Stock who file a written objection to the Preferred Terms Amendment before the vote of the approval of the Preferred Terms Amendment and who do not vote in favor of the Preferred Terms Amendment, will have the right to dissent from the Preferred Terms Amendment and to receive the "fair value" of their shares of Rollway Preferred Stock in cash, if the Merger is consummated and they fully comply with the procedures set forth in Section 623 of the New York Business Corporation Law. See "Dissenting Shareholder Rights" and Exhibit C to the accompanying Proxy Statement/Prospectus.

    A form of Proxy and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Rollway Special Meeting accompany this notice.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY AND THE PREFERRED TERMS AMENDMENT ARE FAIR TO THE SHAREHOLDERS AND OPTION HOLDERS OF ROLLWAY AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND A VOTE FOR THE PROPOSAL TO ADOPT THE PREFERRED TERMS AMENDMENT.

    IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ROLLWAY SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF ROLLWAY, WHETHER OR NOT YOU PLAN TO ATTEND THE ROLLWAY SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER RETURNING A BLANK EXECUTED PROXY WILL BE AUTHORIZING THE NAMED PROXIES TO VOTE THE SHARES COVERED BY THE PROXY IN FAVOR OF THE MERGER AGREEMENT AND THE PREFERRED TERMS AMENDMENT, AS APPLICABLE. IF YOU ATTEND THE ROLLWAY SPECIAL MEETING IN PERSON AND DESIRE TO REVOKE YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO. IN ANY EVENT, A PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                             By Order of the Board of Directors

                             H. Follett Hodgkins, Jr., Chairman of the Board

Liverpool, New York
[.........., 1996]


                             YOUR VOTE IS IMPORTANT
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY

       LIPE-ROLLWAY CORPORATION                    EMERSON ELECTRIC CO.
           7600 Morgan Road                     8000 West Florissant Avenue
       Liverpool, New York 13090                 St. Louis, Missouri 63136

                           PROXY STATEMENT/PROSPECTUS

                         Shares of Emerson Common Stock
                                 $1.00 Par Value

    This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is being furnished to the shareholders of Lipe-Rollway Corporation, a New York corporation ("Rollway"), in connection with a special meeting of shareholders of Rollway to be held on [.........., 1996] and any adjournment or postponement thereof (the "Rollway Special Meeting").  The Board of Directors of Rollway has
fixed the close of business on [.........., 1996] (the "Record Date") as the record date for the Rollway Special Meeting to determine the holders of shares of common stock, par value $0.50 per share, of Rollway (the "Rollway Common Stock"), and holders of shares of $1.00 Cumulative Convertible Preferred Stock, par value $10.00, of Rollway ("Rollway Preferred Stock"), entitled to notice of and a vote at the Rollway Special Meeting and any adjournment or postponement thereof. At the Rollway Special Meeting, holders of Rollway Common Stock will be asked to approve and adopt the Agreement and Plan of Merger dated as of
April 1, 1996 and as amended April 11, 1996 and .........., 1996 (the "Merger
Agreement"), by and among Emerson Electric Co., a Missouri corporation ("Emerson"), Emersub XLI, Inc., a Delaware corporation and a wholly-owned subsidiary of Emerson ("Emersub"), and Rollway. Pursuant to the Merger Agreement, Emersub will be merged with and into Rollway (the "Merger").
Rollway will be the corporation surviving the Merger (the "Surviving Corporation") and will become a wholly-owned subsidiary of Emerson as a result of the Merger. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A.

    Additionally, at the Rollway Special Meeting, the holders of Rollway Common Stock and the holders of Rollway Preferred Stock will be asked to consider and vote upon a proposal to approve an amendment (the "Preferred Terms Amendment") to the terms of the Rollway Preferred Stock. The full text of the Preferred Terms Amendment is provided herein under the heading "The Merger Agreement -- Preferred Terms Amendment." It is a condition to Emerson's obligations under the Merger Agreement that Rollway obtain the requisite shareholder approval of the Preferred Terms Amendment or complete the redemption of the Rollway Preferred Shares prior to the Effective Time. Therefore, if the Preferred Terms Amendment is not appropriately approved and Rollway is unable to redeem all of the outstanding Rollway Preferred Shares, due to an inability to raise the funds necessary for such redemption or otherwise, the Merger may not be consummated. See "The Merger -- Preferred Stock Treatment."

    H. Follett Hodgkins, Jr., Ann M. Hodgkins, H. Follett Hodgkins, III, Cynthia H. Schallmo, two Trusts Under Last Will and Testament of H. Follett Hodgkins and Trust Under Last Will and Testament of Ruth S. Hodgkins (the "Group Shareholders"), who collectively own a majority of the outstanding shares of Rollway Common Stock, each entered into Option Agreements dated as of November 6, 1995, as amended on January 5, 1996, March 27, 1996 and April 11, 1996, with Emerson and Rollway (the "Option Agreements"). Pursuant to the Option Agreements, each Group Shareholder has agreed, among other things, to vote (at the Rollway Special Meeting) such holder's shares of Rollway Common Stock (57.5% of the outstanding Rollway Common Stock) in favor of the Merger and not to take any actions which would have the effect of preventing or hindering the Merger. In addition, each Group shareholder will vote such holder's shares of Rollway Common Stock and Rollway Preferred Stock (19.5% of the outstanding Rollway Preferred Stock) in favor of the Preferred Terms Amendment. In addition, the Group Shareholders have agreed in the Option Agreements to sell their shares of Rollway Common Stock and Rollway Preferred Stock to Emerson in certain situations. See "The Merger -- Option Agreements."

    At the Effective Time (as hereinafter defined) of the Merger, holders of shares ("Rollway Common Shares") of Rollway Common Stock (including Rollway Common Stock resulting from the exercise, immediately prior to the Merger, of options ("Rollway Options") to purchase Rollway Common Stock) will each have the right to receive shares ("Emerson Common Shares") of common stock, par value $1.00 per share, of Emerson ("Emerson Common Stock"), subject to an escrow arrangement and a holdback arrangement. See "The Merger -- Merger Consideration," "The Merger -- Escrow and Indemnity" and "The Merger -- Holdback." Each holder of Rollway Common Shares will have the right to receive a portion of the Merger Consideration (as hereinafter defined), payable in Emerson Common Shares, equal in value to the Rollway Common Share Price (as hereinafter defined) multiplied by the number of Rollway Common Shares held by that holder. The "Rollway Common Share Price" will be based on an aggregate purchase price for all of the Rollway Common Shares equal to approximately $8,270,000, subject to adjustment as provided in the Merger Agreement (collectively, the "Merger Consideration"), divided by the number of Rollway Common Shares outstanding on a fully diluted basis at the Effective Time. For example, if the closing of the Merger had occurred on June ....., 1996, the
Merger Consideration would have been adjusted downward by approximately
$.......... pursuant to the post-closing adjustment provisions set forth in
Sections 1.9 and 1.10 of the Merger Agreement.  This would have resulted in a
Merger Consideration of approximately $.......... (or approximately $..........
per share of Rollway Common Stock), subject to the terms of the Escrow Agreement described herein. See "The Merger -- Merger Consideration" and "The Merger -- Escrow and Indemnity." The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June ....., 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and 1.10 of the Merger Agreement.
Accordingly, changes in Rollway's financial condition between June ....., 1996 and the Closing Date, as well as any adjustments necessitated by the Closing Date audit contemplated by the Merger Agreement, may have a material effect on the amount of the Merger Consideration. See "The Merger -- Merger Consideration."

    Subject to approval of the Preferred Terms Amendment by the holders of a majority of the Rollway Common Shares and a majority of the shares (the "Rollway Preferred Shares") of Rollway Preferred Stock, at the Effective Time, each holder of Rollway Preferred Shares will have the right to receive in exchange for each Rollway Preferred Share a fraction of a share of Emerson Common Stock equal in value to $20.00 and an amount in cash equal to the amount of accrued and unpaid dividends owed on such share of Preferred Stock at the effective time of the Merger ($2.50 per Rollway Preferred Share as of
June ....., 1996).  The cash and Emerson Common Stock payable to the holders of the Rollway Preferred Stock will not be paid out of the Merger Consideration, but will be paid in addition thereto. If approval of the Preferred Terms Amendment is not obtained and the Merger is consummated, Rollway shall redeem all of the outstanding Rollway Preferred Shares for cash in an amount equal to $20 per share plus accrued and unpaid dividends thereon in accordance with their terms immediately prior to the Effective Time. See "The Merger -- Preferred Terms Amendment" and "The Merger -- Preferred Stock Treatment."

    The Committee (the "Option Committee") of the Board of Directors of Rollway authorized to administer the Lipe-Rollway Corporation 1994 Stock Option Plan (the "Rollway Option Plan") has amended the Rollway Option Plan and each Rollway Option to provide that all Rollway Options shall become vested immediately prior to the Effective Time and may be exercised at such time by the holders thereof. The holders of the Rollway Options have agreed to exercise such options prior to the Effective Time, subject to the consummation of the Merger. All shares of Rollway Common Stock received upon exercise of Rollway Options prior to the Effective Time shall be converted in the Merger
into the right to receive Emerson Common Stock, as described above.   See
"Information About Rollway -- Description of Rollway Options" and "The Merger -
- - The Rollway Options."

    Rollway has received an opinion from Rollway's counsel that, subject to certain assumptions, the Merger will constitute a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger -- Certain Federal Income Tax Matters." It is a condition to Rollway's obligations under the Merger Agreement that Rollway shall not have received any written notification from its counsel that such tax opinion has been rescinded. If such tax opinion is rescinded, however, Emerson may employ another law firm (reasonably acceptable to Rollway) to give such opinion and if such other law firm, within 30 days after being employed by Emerson, gives Rollway such tax opinion, then Rollway shall pay the fees and expenses of such law firm in connection with such opinion and Rollway shall be deemed to have waived this condition to its obligations. See "Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Merger."

    The Board of Directors of Rollway has retained the services of Management Planning, Inc. ("MPI"), on the basis of its experience, to provide an opinion concerning the fairness, from a financial point of view, of the terms of the Merger and the consideration to be received by the holders of the Rollway Common Stock and the Rollway Preferred Stock. Before approving the proposed transactions, the Board of Directors of Rollway received a written opinion from MPI that the consideration to be received by the holders of the Rollway Common Stock and the Rollway Preferred Stock in connection with the transactions contemplated by the Merger Agreement is adequate and constitutes fair consideration from a financial point of view. A copy of MPI's opinion is attached to this Proxy Statement/Prospectus as Exhibit B and sets forth the procedures followed, the matters considered and the limitations on the scope of review undertaken by MPI. See "The Merger -- Fairness Opinion."

    Emerson Common Stock is traded on the New York Stock Exchange and the
Chicago Stock Exchange under the symbol "EMR."  On [.........., the closing sale price for Emerson Common Stock, as reported on the New York Stock Exchange composite tape, was [$..........] per share.  This Proxy Statement/Prospectus was first mailed to the holders of Rollway securities on or about [..........,
1996].

    This Proxy Statement/Prospectus also constitutes the prospectus for the Emerson Common Shares to be issued in the Merger. Emerson has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") of which this Proxy Statement/Prospectus is a part. All information concerning Rollway in this Proxy Statement/Prospectus has been furnished by Rollway, including that contained under the heading "The Merger -- Certain Federal Income Tax Matters," and all information concerning Emerson contained or incorporated by reference in this Proxy Statement/Prospectus has been furnished by Emerson.

                         ------------------------------

    THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

    No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute the solicitation of a proxy or an offer or solicitation to sell or a solicitation of an offer to buy any securities other than the shares of Emerson Common Stock to which it relates or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of Emerson or Rollway since the date hereof.

                         ------------------------------

       The date of this Proxy Statement/Prospectus is [.........., 1996].

                              AVAILABLE INFORMATION

    Emerson is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Emerson with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Emerson Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "EMR." Copies of the reports, proxy statements and other information filed with the Commission can also be inspected and copied at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at 440 South LaSalle Street, Chicago, Illinois 60605.

    Emerson has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities of Emerson to be issued pursuant to the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the content of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Emerson (File
No. 1-278) are incorporated by reference in this Proxy Statement/Prospectus:

    1. Emerson's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 (File No. 1-278).

    2. Emerson's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995 (File No. 1-278).

    3. Emerson's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (File No. 1-278).

    4. The description of Emerson's Common Stock which is contained in Emerson's Registration Statement on the Form 10 filed under the 1934 Act, as amended under cover of Form 8 on January 19, 1981, and amendments to the Restated Articles of Incorporation described and set forth in the Proxy Statement dated December 19, 1984 (File No. 1-278).

    5. The descriptions of Emerson's Preferred Share Purchase Rights Plan which is contained in Emerson's Registration Statement on Form 8-A filed under the 1934 Act, as amended under cover of Form 8 on November 3, 1988 (File No. 1-278).


    All documents filed by Emerson with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Rollway Special Meeting shall hereby be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Proxy Statement/Prospectus is delivered, upon written or oral request by such person to H. M. Smith, Esq., Assistant General Counsel and Assistant Secretary, Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri ((314) 553-2431). In order to ensure timely delivery of the documents, any request should be made by [.........., 1996].

                                TABLE OF CONTENTS

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   14

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    Business of Emerson. . . . . . . . . . . . . . . . . . . . . . . . . .   19
    Business of Rollway. . . . . . . . . . . . . . . . . . . . . . . . . .   19
    The Rollway Special Meeting. . . . . . . . . . . . . . . . . . . . . .   19
         General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Date, Time and Place. . . . . . . . . . . . . . . . . . . . . . .   19
         Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Votes Required. . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Voting and Revocation of Proxies. . . . . . . . . . . . . . . . .   20
         Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . .   20
    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Form of the Merger. . . . . . . . . . . . . . . . . . . . . . . .   20
         Merger Consideration. . . . . . . . . . . . . . . . . . . . . . .   20
         Calculation of Rollway Common Share Price . . . . . . . . . . . .   21
         Emerson Share Value . . . . . . . . . . . . . . . . . . . . . . .   21
         Holdback. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Escrow and Indemnity. . . . . . . . . . . . . . . . . . . . . . .   22
         Common Shareholders' Representative . . . . . . . . . . . . . . .   23
         Preferred Terms Amendment . . . . . . . . . . . . . . . . . . . .   23
         Preferred Stock Treatment . . . . . . . . . . . . . . . . . . . .   23
         Rollway Options . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . .   24
         Recommendation of the Rollway Board of Directors. . . . . . . . .   25
         Interests of Certain Persons in the Merger. . . . . . . . . . . .   25
         Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . .   25
         Conditions to Consummation of the Merger. . . . . . . . . . . . .   25
         Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . .   26
         Dissenting Shareholders' Rights . . . . . . . . . . . . . . . . .   26
         Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . .   26
         Certain Federal Income Tax Matters. . . . . . . . . . . . . . . .   26
         Option Agreements . . . . . . . . . . . . . . . . . . . . . . . .   27
         Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Comparison of Shareholder Rights. . . . . . . . . . . . . . . . .   28

COMPARATIVE MARKET PRICES AND DIVIDENDS. . . . . . . . . . . . . . . . . .   29

COMPARATIVE PER SHARE DATA . . . . . . . . . . . . . . . . . . . . . . . . . 30

SELECTED HISTORICAL FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . 32

ROLLWAY SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    Purpose; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . 34
    Voting and Revocation of Proxies . . . . . . . . . . . . . . . . . . . . 35
    Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . . . . . . 35

INFORMATION ABOUT EMERSON. . . . . . . . . . . . . . . . . . . . . . . . . . 35
    Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    Description of Emerson Capital Stock . . . . . . . . . . . . . . . . . . 37
    Certain Effects of Authorized but Unissued Stock . . . . . . . . . . . . 38
    Preferred Share Purchase Rights Plan . . . . . . . . . . . . . . . . . . 39
    Certain Charter and By-Law Provisions. . . . . . . . . . . . . . . . . . 41

INFORMATION ABOUT ROLLWAY. . . . . . . . . . . . . . . . . . . . . . . . . . 41
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    Rollway Bearing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    Lipe Automation Equipment. . . . . . . . . . . . . . . . . . . . . . . . 42
    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    Legal Proceedings and Administrative Matters . . . . . . . . . . . . . . 44
    Executive Officers and Directors . . . . . . . . . . . . . . . . . . . . 45
    Business Experience. . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    Security Ownership of Directors, Executive Officers and Principal
         Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    Description of Rollway Capital Stock . . . . . . . . . . . . . . . . . . 48
    Description of Rollway Options . . . . . . . . . . . . . . . . . . . . . 48
    Director/Officer Indemnification . . . . . . . . . . . . . . . . . . . . 49
    1995, 1994 and 1993 Management's Discussion and Analysis of Financial
         Condition and Results of Operations . . . . . . . . . . . . . . . . 50
    Management's Discussion and Analysis of Financial Condition and
         Results of Operations - Three months ended March 3, 1996. . . . . . 53

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . 54
    Emerson's Reasons for the Merger . . . . . . . . . . . . . . . . . . . . 56
    Rollway's Reasons for the Merger; Recommendation of Rollway's Board of
         Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
    Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
    Effective Time; Closing Date . . . . . . . . . . . . . . . . . . . . . . 62
    Form of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
    Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . 62
    Holdback . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
    Escrow and Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . 68
    Common Shareholders' Representative. . . . . . . . . . . . . . . . . . . 70
    Preferred Terms Amendment. . . . . . . . . . . . . . . . . . . . . . . . 71
    Preferred Stock Treatment. . . . . . . . . . . . . . . . . . . . . . . . 72
    The Rollway Options. . . . . . . . . . . . . . . . . . . . . . . . . . . 72
    Option Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
    Non-Competition and Employment Agreements. . . . . . . . . . . . . . . . 74
    Certain Federal Income Tax Matters . . . . . . . . . . . . . . . . . . . 75
    Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . 81
    Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . 82
    Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . 82

CERTAIN PROVISIONS OF THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . 83
    Exchange Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . 83
    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . 84
    Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . 85
    Certain Other Covenants. . . . . . . . . . . . . . . . . . . . . . . . . 86
    No Solicitation of Transactions. . . . . . . . . . . . . . . . . . . . . 87
    Conditions to the Consummation of the Merger . . . . . . . . . . . . . . 88
    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89

COMPARATIVE RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . 90
    Election of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 90
    Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . 91
    Indemnification and Limitation of Liability of Directors and Officers. . 91
    Shareholder Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . 93
    Inspection Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . 94
    Action by Consent of Shareholders. . . . . . . . . . . . . . . . . . . . 94

    Dividends and Repurchases of Stock . . . . . . . . . . . . . . . . . . . 94
    Amendments to Charter. . . . . . . . . . . . . . . . . . . . . . . . . . 95
    Amendments to By-Laws. . . . . . . . . . . . . . . . . . . . . . . . . . 96
    Preemptive Rights of Shareholders. . . . . . . . . . . . . . . . . . . . 96
    Control Share Acquisition Provisions . . . . . . . . . . . . . . . . . . 97
    Takeover Bid Disclosure Provisions . . . . . . . . . . . . . . . . . . . 97
    Business Combinations. . . . . . . . . . . . . . . . . . . . . . . . . . 98
    Sale, Lease or Exchange of Assets. . . . . . . . . . . . . . . . . . .  100
    Rollway Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . .  100
    Preferred Share Purchase Rights. . . . . . . . . . . . . . . . . . . .  101
    Rights of Dissenting Shareholders. . . . . . . . . . . . . . . . . . .  101

DISSENTING SHAREHOLDER RIGHTS. . . . . . . . . . . . . . . . . . . . . . .  101

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  103

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . .  105

EXHIBIT A - AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . .  131

EXHIBIT B - FAIRNESS OPINION . . . . . . . . . . . . . . . . . . . . . . .  132

EXHIBIT C - NEW YORK BUSINESS CORPORATION LAW SECTIONS 623, 806(b)(6) AND
    910. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  135

                                     SUMMARY

    The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Exhibits hereto, which are incorporated herein by reference, and is qualified in its entirety by reference to the more detailed information included in this Proxy Statement/Prospectus and the Exhibits hereto, including, but not limited to, the Merger Agreement set forth as Exhibit A hereto. Shareholders and option holders are urged to read carefully this Proxy Statement/Prospectus and the Exhibits hereto in their entirety.

Business of Emerson      Emerson was incorporated in Missouri in 1890.
                         Originally engaged in the manufacture and sale of electric motors and fans, Emerson's product lines were subsequently expanded through internal growth and acquisitions. Emerson is now engaged principally in the design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems. The mailing address of Emerson's principal executive offices is 8000 West Florissant
                         Avenue, St. Louis, Missouri 63136, telephone number
                         (314) 553-2000.  See "Information About Emerson."

Business of Rollway      Rollway was incorporated in New York in 1924.  Rollway
                         currently has two principal lines of business. Its bearing operations provide high quality, high performance and precision bearings for a number of industries including aerospace, mining, agriculture, construction and precision manufacturing. Rollway's automation equipment operations manufacture and sell beltless, vibratory, positioning, feeding and conveyor systems for the machine tool industry. The mailing address of Rollway's principal executive offices is 7600 Morgan Road, Liverpool, New York 13090, telephone number (315) 457-6211. See "Information About
                         Rollway."

The Rollway Special Meeting

    General The purpose of the Rollway Special Meeting is to consider and vote upon the approval of the Merger and the Preferred Terms Amendment and to consider such other business as may be properly introduced.

    Date, Time and Place The Rollway Special Meeting will be held at 7600
                         Morgan Road, Liverpool, New York 13090 at 10:00 a.m.,
                         local time on [.........., 1996].

    Record Date          The Board of Directors of Rollway has set [..........,
                         1996] as the Record Date for determining those shareholders of Rollway that will be entitled to vote at the Rollway Special Meeting.

    Votes Required       The affirmative vote of the holders of at least two-
                         thirds of the outstanding Rollway Common Shares (i.e.,
                         at least .......... shares as of .........., 1996) is
                         required to approve the Merger. The affirmative vote
                         of the holders of a majority of the Rollway Common
                         Shares (i.e., at least .......... shares as of

                         .........., 1996) and a majority of the Rollway
                         Preferred Shares (i.e., at least .......... shares as
                         of .........., 1996) is required to approve the
                         Preferred Terms Amendment.  As of .........., 1996,
                         directors and executive officers of Rollway and their
                         affiliates held in the aggregate .......... Rollway
                         Common Shares (..........% of outstanding Rollway
                         Common Shares) and .......... Rollway Preferred Shares
                         (..........% of Rollway Preferred Shares).  The Group
                         Shareholders have agreed to vote their shares of Rollway Common Stock (57.5% of the outstanding Rollway Common Stock) and their shares of Rollway Preferred Stock (19.5% of the outstanding Rollway Preferred Stock) in favor of the Merger and the Preferred Terms Amendment.

    Voting and Revocation
    of Proxies           Each holder of Rollway Common Shares and Rollway
                         Preferred Shares as of the Record Date will be entitled to vote at the Rollway Special Meeting. Only the holders of Rollway Common Shares shall be entitled to vote on the Merger. Holders of Rollway Common
                         Shares and holders of Rollway Preferred Shares shall be entitled to vote on the Preferred Terms Amendment.
                         Votes may be cast either in person or by proxy.
                         Unless a contrary indication is included therein, all proxies will be voted in favor of the Merger and the Preferred Terms Amendment, as applicable. At any time before they are voted proxies may be revoked by (i) the holder attending the Rollway Special Meeting and voting thereat in person, (ii) the due execution of a later dated proxy, or (iii) the due execution and delivery of a notice of revocation to the Secretary of Rollway. See "Rollway Special Meeting -- Voting and
                         Revocation of Proxies."

    Solicitation of
    Proxies This Proxy Statement/Prospectus is being furnished in connection with the solicitation on behalf of the Board of Directors of Rollway of proxies for use at the Rollway Special Meeting.


The Merger

    Form of the Merger   If (i) the Merger Agreement and the transactions
                         contemplated thereby are approved by holders of at least two-thirds of the outstanding shares of Rollway
                         Common Stock and (ii) all other conditions to the Merger are satisfied or waived, Emersub will be merged with and into Rollway, with Rollway as the Surviving
                         Corporation, which will thereupon become a wholly-owned subsidiary of Emerson.

    Merger Consideration At the Effective Time of the Merger, pursuant to the
                         Merger, holders of Rollway Common Shares will have the right to receive Emerson Common Shares, subject to an escrow arrangement (see "-- Escrow and Indemnity" below) and a holdback arrangement (see "--Holdback" below). Each holder of Rollway Common Shares will have the right to receive a portion of the Merger Consideration, payable in Emerson Common Shares valued at the Emerson Share Value (as hereinafter defined), equal to the Rollway Common Share Price multiplied by the number of Rollway Common Shares held by such holder. Emerson shall aggregate the Emerson Common Stock issuable to any person, and since fractional shares will not be issued, such person shall receive cash in lieu of fractional shares remaining following such aggregation. See "The Merger -- Merger Consideration."

    Calculation of Rollway
    Common Share Price   The "Rollway Common Share Price" will be based on an
                         aggregate purchase price for all of the Rollway Common
                         Shares equal to approximately $8,270,000, subject to
                         adjustment as provided in the Merger Agreement
                         (collectively, the "Merger Consideration"), divided by
                         the number of Rollway Common Shares outstanding at the
                         Effective Time.  For example, if the closing of the
                         Merger had occurred on June ....., 1996, the Merger
                         Consideration would have been adjusted downward by
                         approximately $.......... pursuant to the post-closing
                         adjustment provisions set forth in Sections 1.9 and
                         1.10 of the Merger Agreement.  This would have
                         resulted in a Merger Consideration of approximately
                         $.......... (or approximately $.......... per share of
                         Rollway Common Stock, assuming .......... shares of
                         Rollway Common Stock outstanding), subject to the
                         terms of the Escrow Agreement described herein.  See
                         "The Merger -- Merger Consideration" and "The Merger -
                         - Escrow and Indemnity."  The foregoing example is
                         based upon Rollway's internal, unaudited balance sheet
                         for the fiscal month ended June ....., 1996, which has
                         not been subjected to a year-end accounting audit or
                         the specific audit provisions prescribed in Sections
                         1.9 and 1.10 of the Merger Agreement.  Accordingly,
                         changes in Rollway's financial condition between
                         June ....., 1996 and the Closing Date, as well as any
                         adjustments necessitated by the Closing Date audit contemplated by the Merger Agreement, may have a material effect on the amount of the Merger
                         Consideration.  See "The Merger--Merger
                         Consideration."

    Emerson Share Value  The "Emerson Share Value" will equal the average closing price of an Emerson Common Share for the five
                         consecutive trading days ending on .........., 1996,
                         which is five days prior to the Rollway Special Meeting, as reported in the Wall Street Journal, New York Stock Exchange Composite Transactions.

    Holdback Emerson Common Shares valued at the Emerson Share Value worth $1,000,000 (the "Holdback") will be withheld from the initial distribution of the Merger Consideration as security for the possible adjustments to the Merger Consideration described under "The Merger--Holdback."

    Escrow and Indemnity Emerson Common Shares valued at the Emerson Share
                         Value worth $2,600,000 (the "Escrow Deposit") will be held in escrow under the Escrow Agreement to be executed in connection with the closing of the Merger (Exhibit 1.13 to the Merger Agreement attached hereto as Exhibit A, the "Escrow Agreement"). A portion of the Escrow Deposit equal at the closing date to $2,500,000 and all income thereon (collectively, the "Indemnity Escrow Funds") will be held for 18 months from the Closing Date (except as described below) as security to compensate Emerson and the Surviving Corporation (i) for any losses they suffer as a result of the breach of any of Rollway's representations, warranties or covenants in the Merger Agreement,
                         (ii) as a result of the assertion against Emerson or the Surviving Corporation of certain tax liabilities,
                         (iii) arising out of Rollway's agreement to indemnify MPI, (iv) arising out of the commission payment practices of Lipe Rollway, N.V., Rollway's Belgian subsidiary ("LRNV"), or (v) arising out of certain legal proceedings pending against Rollway. See "The Merger -- Escrow and Indemnity." Of this amount, $1,000,000 and any income thereon (less any amounts distributed to Emerson for claims relating to LRNV's commission payment practices) will be released from escrow on January 3, 1997, unless prior to January 1, 1997 Emerson has reasonably reliable evidence that events have occurred which would justify an extension to 5 years of the statute of limitations applicable to any reporting or payment requirements applicable to the commission payment practices of LRNV. In such an event, the remaining portion of the $1,000,000 as of January 3, 1997 and any income thereon will continue to be held in escrow until January 4, 1999. The balance of the Escrow Deposit ($100,000), and all income earned thereon (collectively, the "Representative Escrow Funds"), will be held to pay the reasonable fees and expenses of the Common Shareholders' Representative (described below) incurred in resolving any dispute relating to any claims for such losses. See "Certain Provisions of the Merger Agreement -- Representations and Warranties" and "The Merger -- Escrow and Indemnity."

                         BY SUBMITTING CERTIFICATES FORMERLY REPRESENTING ROLLWAY COMMON STOCK, EACH SUBMITTING COMMON SHAREHOLDER WILL HAVE AGREED TO PERSONALLY INDEMNIFY EMERSON, THE SURVIVING CORPORATION AND THEIR AFFILIATES ON DEMAND AGAINST ANY AND ALL LOSSES TO THE EXTENT ESCROW FUNDS ARE NOT AVAILABLE THEREFOR, EITHER BECAUSE THE ESCROW FUNDS HAVE BEEN MADE AVAILABLE TO EMERSON DUE TO THE BREACH OF ANY OF ROLLWAY'S REPRESENTATIONS, WARRANTIES OR COVENANTS IN THE MERGER AGREEMENT OR THE ESCROW AGREEMENT HAS TERMINATED.
                         SUCH PERSONAL INDEMNIFICATION OBLIGATIONS SHALL BE SEVERAL AND ONLY IN PROPORTION TO, AND SHALL BE LIMITED TO, EACH COMMON SHAREHOLDER'S PORTION OF THE MERGER CONSIDERATION. SUCH COMMON SHAREHOLDERS SHALL

                         ALSO BE DEEMED TO HAVE WAIVED ANY RIGHT OF
                         CONTRIBUTION OR OTHER SIMILAR RIGHT AGAINST THE SURVIVING CORPORATION ARISING OUT OF ROLLWAY'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THE MERGER AGREEMENT AND SHALL BE DEEMED TO HAVE AGREED TO ALL OTHER PROVISIONS OF THE MERGER AGREEMENT SPECIFICALLY STATED THEREIN TO BE AN OBLIGATION OR AGREEMENT OF SUCH COMMON SHAREHOLDERS. See "The Merger -- Escrow and Indemnity."

     Common Shareholders'
     Representative      By submitting certificates formerly representing
                         Rollway Common Stock, each submitting shareholder will have agreed to the appointment of Henry Fust, a C.P.A.
                         in Syracuse, New York, as the Common Shareholders'
                         Representative. The Merger Agreement provides that, upon its approval and consummation, the former holders of the Rollway Common Stock will have waived any right or cause of action for any action taken or omitted from being taken by the Common Shareholders'
                         Representative.  See "The Merger -- Common
                         Shareholders' Representative."

    Preferred Terms
    Amendment            At the Rollway Special Meeting, the holders of Rollway
                         Common Stock and the holders of Rollway Preferred
                         Stock will be asked to approve the Preferred Terms
                         Amendment.  If approved, this amendment to Rollway's
                         Certificate of Incorporation would provide that, upon the consummation of the Merger, each share of Rollway
                         Preferred Stock would be converted into the right to receive a fraction of a share of Emerson Common Stock, as described below under "-- Preferred Stock
                         Treatment." The text of the Preferred Terms Amendment is set forth herein under the heading "The Merger --
                         Preferred Terms Amendment." The approval of the holders of a majority of the issued and outstanding
                         Rollway Common Stock and the holders of a majority of the issued and outstanding Rollway Preferred Stock is required to approve the Preferred Terms Amendment. It is a condition to Emerson's obligations under the Merger Agreement that Rollway shall have either (i) obtained appropriate shareholder approval of the Preferred Terms Amendment prior to the Effective Time or (ii) completed the redemption of all Rollway
                         Preferred Shares prior to the Effective Time.
                         Therefore, if the Preferred Terms Amendment is not appropriately approved and Rollway is unable to redeem all of the outstanding Rollway Preferred Shares, due to an inability to raise the funds necessary for such redemption or otherwise, the Merger may not be consummated.

    Preferred Stock
    Treatment            Subject to approval of the Preferred Terms Amendment,
                         at the Effective Time each holder of Rollway Preferred
                         Shares will have the right to receive in exchange for
                         each Rollway Preferred Share a fraction of a share of
                         Emerson Common Stock equal in value to $20.00 and an
                         amount in cash equal to the amount of accrued and
                         unpaid dividends owed on such Rollway Preferred Share
                         at the Effective Time ($2.50 per Rollway Preferred
                         Share as of June ....., 1996).  Emerson shall
                         aggregate the Emerson Common Stock issuable to any person, and, since fractional shares will not be issued, such person shall receive cash in lieu of any fractional shares remaining following such aggregation. The cash and Emerson Common Stock payable to the holders of the Rollway Preferred Stock will not be paid out of the Merger Consideration, but will be in addition thereto. If approval of the Preferred Terms Amendment is not obtained and the Merger is consummated, Rollway will redeem all of the outstanding shares of Rollway Preferred Stock for $20.00 per share in cash plus accrued and unpaid dividends in accordance with their terms immediately prior to the Effective Time. See "The Merger --
                         Preferred Stock Treatment."

    Rollway Options      The Option Committee of the Board of Directors of
                         Rollway authorized to administer the Rollway Option
                         Plan has amended the Rollway Option Plan and each Rollway Option to provide that all Rollway Options shall become vested immediately prior to the Effective
                         Time and may be exercised at such time by the holders thereof. The holders of the Rollway Options have agreed to exercise such options prior to the Effective
                         Time, subject to the consummation of the Merger. All shares of Rollway Common Stock received upon exercise of Rollway Options prior to the Effective Time shall be converted in the Merger into the right to receive
                         Emerson Common Stock, as described above. It is a condition to Emerson's obligations under the Merger
                         Agreement that all Rollway Options be exercised prior to the Effective Time. See "Information About Rollway
                         -- Description of Rollway Options" and "The Merger --
                         The Rollway Options."

    Reasons for the
    Merger Emerson's Reasons. Many factors were taken into consideration by Emerson in entering into the Merger Agreement, including the acquisition of Rollway's cylindrical and thrust bearing products, the prospects, assets, obligations and potential earnings of Rollway, the synergism which should result from the combination of Rollway with Emerson Power Transmission (an Emerson subsidiary) and the ability of Emerson to provide Rollway with a much stronger sales and
                         marketing organization.   See "The Merger -- Emerson's
                         Reasons for the Merger."

                         Rollway's Reasons. The Rollway Board of Directors considered a number of factors in determining to enter into the Merger Agreement, including the operating history and future prospects of Rollway, its dividend paying history, the need for shareholder liquidity, the consideration to be received by Rollway's shareholders if the transactions contemplated by the

                         Merger Agreement are consummated and the prospects of Emerson being the best viable alternative.

    Recommendation of
    the Rollway
    Board of Directors   THE BOARD OF DIRECTORS OF ROLLWAY HAS UNANIMOUSLY
                         APPROVED THE MERGER AGREEMENT, THE TRANSACTIONS
                         CONTEMPLATED THEREBY AND THE PREFERRED TERMS AMENDMENT
                         AS BEING FAIR AND IN THE BEST INTEREST OF ROLLWAY, ITS
                         SHAREHOLDERS AND THE HOLDERS OF ROLLWAY OPTIONS.  THE
                         ROLLWAY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                         HOLDERS OF ROLLWAY COMMON STOCK APPROVE THE MERGER
                         AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY
                         AND THAT HOLDERS OF ROLLWAY COMMON STOCK AND HOLDERS
                         OF ROLLWAY PREFERRED STOCK APPROVE THE PREFERRED TERMS
                         AMENDMENT.

    Interests of Certain
    Persons in the
    Merger At the Effective Time, Emerson and H. Follett Hodgkins, Jr. will enter into a non-competition agreement pursuant to which Mr. Hodgkins will agree not to compete with Rollway for a period of five years and to maintain certain information in confidence. In consideration therefor, Mr. Hodgkins will be entitled to receive $100,000 per year during the non-compete period, $10,000 per year for life and certain other benefits such as health insurance and life insurance. Also at the Effective Time, Emerson expects to enter into employment agreements with Edmund Babiarz, Stephen Bregande and Karl Loessner, each of whom is an officer and/or director of Rollway. See "The Merger -
                         - Interests of Certain Persons in the Merger."

    Fairness Opinion     The Board of Directors of Rollway has retained the
                         services of MPI, on the basis of its experience, to provide an opinion concerning the fairness, from a financial point of view, of the terms of the Merger and the consideration to be received by the holders of the Rollway Common Stock and the Rollway Preferred
                         Stock. Before approving the proposed transactions, the Board of Directors of Rollway received a written opinion from MPI that the consideration to be received by the holders of the Rollway Common Stock and the Rollway Preferred Stock in connection with the transactions contemplated by the Merger Agreement is adequate and constitutes fair consideration from a financial point of view. A copy of MPI's opinion is attached to this Proxy Statement/Prospectus as Exhibit B and sets forth the procedures followed, the matters considered and the limitations on the scope of review undertaken by MPI. See "The Merger -- Fairness
                         Opinion."

    Conditions to
    Consummation
    of the Merger        The respective obligations of Emerson and Rollway to
                         consummate the Merger are each subject to various conditions, including, without limitation,

                         (i) obtaining the approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Rollway Common Stock and (ii) obtaining the approval of the Preferred Terms Amendment or completion of the redemption of the Rollway Preferred Shares prior to the Effective Time. See "Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Merger."

    Termination          The Merger Agreement and the transactions contemplated
                         thereby may be terminated prior to the Closing Date only as follows: (a) by the mutual written consent of the Boards of Directors of Rollway and Emerson; or
                         (b) by either Rollway or Emerson in the event the Merger has not been consummated on or before October 8, 1996, unless the failure to consummate the Merger is a result of the breach of or default under the Merger Agreement by such party. See "Certain
                         Provisions of the Merger Agreement -- Termination."

    Regulatory Approvals Consummation of the Merger requires notifications to, and/or approvals from, certain governmental authorities, all which have been obtained. See "The Merger -- Regulatory Approvals."

    Dissenting
    Shareholders'
    Rights Under the New York Business Corporation Law (the "NYBCL"), any holder of Rollway Common Stock who properly objects to the Merger and any holder of Rollway Preferred Stock who properly objects to the Preferred Terms Amendment may assert statutory dissenters' rights by complying with the requirements of the NYBCL. See "Dissenting Shareholders Rights." It is a condition to the consummation of the Merger that (i) holders of not more than 5% of the outstanding shares of Rollway Common Stock shall have exercised dissenting shareholder rights with respect to the Merger and (ii) holders of not more than 5% of the outstanding shares of Rollway Preferred Stock shall have exercised dissenting shareholder rights with respect to the Preferred Terms Amendment.

    Accounting Treatment The Merger will be accounted for by Emerson as a
                         "purchase," as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. See "The Merger -- Accounting Treatment."

    Certain Federal
    Income Tax Matters   Rollway has received an opinion from Rollway's counsel
                         that, subject to certain assumptions, the Merger will constitute a tax-free reorganization under Section
                         368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Based on such opinion, no gain or loss will be recognized by the holders of Rollway
                         Common Stock (and Rollway Preferred Stock, if the
                         Preferred Terms Amendment is approved) upon receipt of Emerson Common Stock solely in exchange for such

                         Rollway Common Stock (or Rollway Preferred Stock) in the Merger (except to the extent of cash received in lieu of fractional shares, in payment of accrued and unpaid dividends or as a result of exercising dissenters' rights). See "The Merger -- Certain Federal Income Tax Matters."

                         It is a condition to Rollway's obligations under the Merger Agreement that Rollway shall not have received any written notification from its counsel that its tax opinion has been rescinded. If such tax opinion is rescinded, however, Emerson may employ another law firm (reasonably acceptable to Rollway) to give such opinion and if such other law firm, within 30 days after being employed by Emerson, gives Rollway such tax opinion, then Rollway shall pay the fees and expenses of such law firm in connection with such opinion and Rollway shall be deemed to have waived this condition to its obligations. See "Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Merger."

    Option Agreements    H. Follett Hodgkins, Jr., Ann M. Hodgkins, H. Follett
                         Hodgkins, III, Cynthia H. Schallmo, two Trusts Under
                         Last Will and Testament of H. Follett Hodgkins and
                         Trust Under Last Will and Testament of Ruth S.
                         Hodgkins (as previously defined, the "Group
                         Shareholders"), who collectively own a majority of the outstanding Rollway Common Stock, each entered into an Option Agreement dated as of November 6, 1995, as amended on January 5, 1996, March 27, 1996 and
                         April 11, 1996, with Emerson and Rollway. Pursuant to the Option Agreements, each of the Group Shareholders has agreed, among other things, to vote (at the Rollway Special Meeting) such holder's shares of Rollway Common Stock (57.5% of the outstanding Rollway
                         Common Stock) in favor of the Merger and not to take any actions which would have the effect of preventing or hindering the Merger. In addition, each Group
                         Shareholder will vote such holder's shares of Rollway
                         Common Stock and Rollway Preferred Stock (19.5% of the outstanding Rollway Preferred Stock) in favor of the Preferred Terms Amendment. In addition, the Group
                         Shareholders have agreed in the Option Agreements to sell their shares of Rollway Common Stock and Rollway
                         Preferred Stock to Emerson in certain situations.  See
                         "The Merger -- Option Agreements."

    Expenses Each party to the Merger Agreement has agreed that it shall be responsible for its own fees and expenses relating to the Merger Agreement and the consummation of the transactions contemplated therein; provided, however, that Rollway has agreed to pay the fees and expenses of the Group Shareholders relating to the negotiation and execution of the Option Agreements. See "Certain Provisions of the Merger Agreement -- Expenses." The payment of these fees and expenses will likely decrease the Merger Consideration. See
                         "The      Merger -- Merger Consideration."

    Comparison of
    Shareholder Rights   See "Comparative Rights of Shareholders" for a summary
                         of certain differences between the rights of holders of Emerson Common Stock and Rollway Common Stock and
                         Rollway Preferred Stock.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

Emerson Electric Co.

    Emerson Common Stock is listed for trading on the New York Stock Exchange and Chicago Stock Exchange under the symbol "EMR." The following table sets forth the range of sale prices of Emerson Common Stock as reported on the New York Stock Exchange composite tape and the per share quarterly dividends declared during the periods indicated.


                              EMERSON COMMON STOCK

                                                High         Low      Dividend
                                             ----------  ----------  ----------

Fiscal 1994
- -----------
  Quarter Ended 12/31. . . . . . . . . . .     $61         $55 3/8       $0.39
  Quarter Ended 3/31 . . . . . . . . . . .      65 7/8      57 7/8        0.39
  Quarter Ended 6/30 . . . . . . . . . . .      61 1/8      56 1/8        0.39
  Quarter Ended 9/30 . . . . . . . . . . .      64              57        0.39

Fiscal 1995
- -----------
  Quarter Ended 12/31. . . . . . . . . . .      64 1/4      57 1/4        0.43
  Quarter Ended 3/31 . . . . . . . . . . .      67 1/8      61 1/2        0.43
  Quarter Ended 6/30 . . . . . . . . . . .      72          64 1/8        0.43
  Quarter Ended 9/30 . . . . . . . . . . .      75 3/8      69 3/4        0.49

Fiscal 1996
- -----------
  Quarter Ended 12/31. . . . . . . . . . .      81 3/4      69 1/4        0.49
  Quarter Ended 3/31 . . . . . . . . . . .      86 3/4      77 3/4        0.49
  Quarter Ended 6/30 (through ..........).      ......      ......       .....


    On [.........., 1996], the closing sale price for Emerson Common Stock on the New York Stock Exchange composite tape was $[..........] per share.  As of
September 30, 1995, the number of holders of record of Emerson Common Stock was approximately 31,000.


Lipe-Rollway Corporation

    The Rollway Common Stock is not now nor has it been in recent years admitted to trading on any national stock exchange or quotation system. During the past several years trading in Rollway Common Shares has been extremely limited. Based on the information available to Rollway, Rollway Common Shares have traded in brokered and other private transactions at prices ranging between $1.00 and $12.00 during the period January 13, 1995 through February 29, 1996.

    Rollway has never declared or paid a cash dividend with respect to Rollway Common Shares. No dividends have been declared or paid on the Rollway
Preferred Shares since the fourth quarter of 1993.  As of June ....., 1996,
Rollway had dividends in arrears of $234,230 on its Rollway Preferred Shares representing two and one-half years of unpaid dividends.

    As of [.........., 1996], there were .......... record holders of Rollway
Common Stock and .......... record holders of Rollway Preferred Stock.

    Holders of Rollway securities are urged to obtain current market quotations for Emerson Common Stock. No assurance can be given as to the Emerson Share Value or as to the market price of Emerson Common Stock at the Effective Time of the Merger or thereafter.


                           COMPARATIVE PER SHARE DATA

    The following table sets forth earnings, dividends and book values per share of Emerson Common Stock and Rollway Common Stock on a historical basis and on an equivalent basis for Rollway.  The equivalent information presented is based on an assumed exchange ratio ("Assumed Common Exchange Ratio") of
 .......... of a share of Emerson Common Stock for each share of Rollway Common
Stock. The actual Common Exchange Ratio will be based on the Merger Consideration, which is approximately $8,270,000, subject to adjustment as provided in the Merger Agreement. For example, if the closing of the Merger had occurred on June ....., 1996, the Merger Consideration would have been adjusted downward by approximately $.......... pursuant to the closing net worth provisions set forth in Section 1.9 of the Merger Agreement and would have been adjusted upward by approximately $.......... pursuant to the closing pension liability provisions set forth in Section 1.10 of the Merger Agreement.
This would have resulted in a Merger Consideration of approximately $..........
(or approximately $.......... per share of Rollway Common Stock, assuming
 .......... shares of Rollway Common Stock outstanding), subject to the terms of the Escrow Agreement described herein.  See "The Merger -- Merger
Consideration" and "The Merger -- Escrow and Indemnity." The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June ....., 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and 1.10 of the Merger Agreement. Accordingly, changes in Rollway's financial condition between June ....., 1996 and the Closing Date, as well as any adjustments necessitated by the Closing Date audit contemplated by the Merger Agreement, may have a material effect on the amount of the Merger Consideration. The Assumed Common Exchange Ratio was calculated based on: (a) the foregoing example of the Merger Consideration as of June ....., 1996 (i.e., $..........)
and (b) an assumed Emerson Share Value of $.......... (the closing price of
Emerson Common Stock on .........., 1996).  No assurance can be given that the
Assumed Common Exchange Ratio will approximate the actual exchange ratio. The actual exchange ratio will be based on the Emerson Share Value, which will not be determined until the end of .........., 1996, which is five days prior to the Rollway Special Meeting, and the Rollway Common Share Price, which will not finally be determined until immediately after the approval of the Closing Balance Sheet (as hereinafter defined). See "The Merger--Merger
Consideration." Pro forma combined information is not required to be presented as it would not have been materially different from Emerson historical information. The table should be read in conjunction with the selected financial data and respective consolidated financial statements and notes thereto of Emerson and Rollway included elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

                                                                     Proforma
                                                                    Equivalent
                                                                       of One
                                         Emerson        Rollway       Rollway
                                      Common Share   Common Share      Common
                                       Historical     Historical     Share(2)
                                      ------------  -------------  ------------

Most Recent Fiscal Year (1):
   Net Earnings                             $ 4.06         $ .81         $.....
   Cash Dividends                             1.78            --          .....
   Book Value at Fiscal Year End             21.75          8.24          .....

                                                                     Proforma
                                                                    Equivalent
                                                                       of One
                                         Emerson        Rollway       Rollway
                                      Common Share   Common Share      Common
                                       Historical   Historical(3)    Share(2)
                                      ------------  -------------  ------------

Six Months Ended March 31, 1996:
   Net Earnings (Loss)                      $ 2.17        ($0.18)        $.....
   Cash Dividends                              .98            --          .....
   Book Value at End of Period               22.73          9.40          .....

- ---------------

(1) Information presented for Emerson fiscal year ended September 30, 1995 and Rollway fiscal year ended December 3, 1995.

(2) Based on an Assumed Common Exchange Ratio of .........., which was calculated as if the Closing had occurred on June ....., 1996 (as described above), without giving effect to any possible post-closing Merger Consideration adjustments, and using an assumed Emerson Share Value of
    $...........

(3) Information presented for Rollway six month period ended March 3, 1996. Rollway Common Share historical net earnings and book value was $1.03 and $9.06, respectively, for the three month period ended March 3, 1996.

                       SELECTED HISTORICAL FINANCIAL DATA

    Set forth below are selected historical financial data of Emerson and Rollway. This information is based upon and should be read in conjunction with the other financial information of Emerson and Rollway presented or incorporated by reference elsewhere in this Proxy Statement/Prospectus.

                                            EMERSON ELECTRIC CO.
                                (Millions of Dollars, Except Per Share Data)
                                  Six
                              Months Ended
                                March 31,                       Fiscal Year Ended September 30,
                         ----------------------  -----------------------------------------------------------
                            1996        1995        1995        1994        1993         1992        1991
                         ----------  ----------  ----------  ----------  ----------  -----------  ----------

Earnings Statement Data:
  Net sales                 5,385.6     4,798.7    10,012.9     8,607.2     8,173.8      7,706.0     7,427.0
  Net earnings                485.4       430.5       907.7       788.5       708.1        662.9       631.9

  Per Share of Emerson
    common stock:
      Net earnings             2.17        1.93        4.06        3.52        3.15         2.96        2.83
      Cash dividends            .98         .86        1.78        1.56        1.44         1.38        1.32

Balance Sheet Data
  (At End of Period)
    Total assets           10,376.8     9,423.3     9,399.0     8,215.0     7,814.5      6,627.0     6,364.4
    Long-term debt            816.1       330.4       208.6       279.9       438.0        448.0       450.2


    Income before cumulative effect of change in accounting for postemployment benefits ($21.3 million; $.10 per share) was $451.8 million in the six months ended March 31, 1995 and $929.0 million in fiscal 1995, respectively. Net earnings in the six months ended March 31, 1995 includes non-recurring items which were substantially offset by the accounting change.

    Income before cumulative effect of change in accounting for postretirement benefits ($115.9 million; $.52 per share) was $904.4 million in fiscal 1994. Net earnings in fiscal 1994 includes non-recurring items which were substantially offset by the accounting change. See Notes 2 and 7 of Notes to Consolidated Financial Statements of the 1995 Annual Report on Form 10-K for information regarding these items and Emerson's acquisition and divestiture activities.

                                               LIPE-ROLLWAY CORPORATION
                                     (Thousands of Dollars, Except Per Share Data)

                                  Three Months Ended                          Fiscal Year Ended
                                ----------------------  --------------------------------------------------------------
                                  Mar. 3,    Feb. 28,      Dec. 3,     Nov. 27,    Nov. 28,    Nov. 29,     Dec. 1,
                                   1996        1995         1995         1994        1993        1992        1991
                                ----------  ----------  ------------  ----------  ----------  ----------  ----------

Earnings Statement Data:
  Net sales                       $ 12,105    $  9,884  $ 46,493        $ 32,904   $ 32,453    $ 32,700    $ 35,639
  Net earnings (loss)                  733         336       707<F1>         102       (146)     (1,167)       (926)
  Net earnings (loss
    per common share
    outstanding)<F2>                  0.94        0.42      0.81            0.01      (0.32)      (1.69)      (1.37)
      Weighted Average
        Number of Shares           752,628     752,628   752,628         752,628    752,628     752,628     752,628

Balance Sheet Data
(At End of Period)
  Total assets                      36,064      30,033    34,155          27,762     22,521      22,695      25,485
    Long-term debt and
      redeemable preferred
      stock                          6,580      10,900     6,767          10,165      3,768       4,682       2,780

- ---------------

<F1>     After deduction of one time administrative expenses totaling $1,488,108.  See "Information About Rollway --
         Management Discussion and Analysis of Financial Condition and Results of Operations."

<F2>     Net earnings (loss) per common share outstanding are after unpaid dividends on cumulative preferred stock.
         No dividends have ever been declared or paid on the Rollway Common Shares.


                             ROLLWAY SPECIAL MEETING

General

    This Proxy Statement and Prospectus is being furnished to Rollway Shareholders for use at the Rollway Special Meeting to be held at 10:00 a.m. on
[.........., 1996], at Rollway's offices, 7600 Morgan Road, Liverpool, New York
13088.

    At the close of business on [.........., 1996], the Record Date for the determination of the Rollway shareholders entitled to vote at the Rollway Special Meeting, there were 1,500,000 authorized shares of Rollway Common Stock of which 752,628 shares were issued and outstanding, as well as options to purchase 66,666 shares of Rollway Common Stock, and 250,000 authorized shares of Rollway Preferred Stock of which 93,692 shares were issued and outstanding. Each share of Rollway Common Stock and each share of Rollway Preferred Stock shall be entitled to one vote on the respective matters set forth below.


Purpose; Vote Required

    The purpose of the Rollway Special Meeting is to vote on the approval of the Merger and the Preferred Stock Amendment. Only the holders of Rollway Common Stock shall be entitled to vote on the approval of the Merger at the Rollway Special Meeting. Holders of Rollway Common Stock and holders of Rollway Preferred Stock shall be entitled to vote on the approval of the Preferred Terms Amendment.

    Pursuant to Rollway's By-Laws, a majority of the issued and outstanding shares of Rollway Common Stock and a majority of the issued and outstanding shares of Rollway Preferred Stock must each be represented, either in person or by proxy, in order to constitute a quorum at the Rollway Special Meeting. Each properly executed proxy received by Rollway will be treated as present at the Rollway Special Meeting for purposes of determining the required quorum regardless of whether the proxy votes for, against, abstains or contains no voting indication with respect to the matters to be voted upon.

    The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Rollway Common Stock is required to approve the Merger. The affirmative vote of the holders of a majority of the shares of the Rollway Common Stock outstanding and the holders of a majority of the shares of the Rollway Preferred Stock outstanding is required to approve the Preferred Terms Amendment.

    Pursuant to certain Option Agreements dated November 6, 1995, as amended on January 5, 1996, March 27, 1996 and April 11, 1996, the Group Shareholders have agreed to vote in favor of the Merger. These shareholders include H. Follett Hodgkins, Jr., Cynthia Hodgkins Schallmo, Ann M. Hodgkins, H. Follett Hodgkins, III, Key Trust Company and H. Follett Hodgkins, Jr. as Co-Trustees U/W Ruth S. Hodgkins and Key Trust Company and H. Follett Hodgkins, Jr. as Co-Trustees U/W
H. Follett Hodgkins. Collectively, these individuals and entities have the right to vote 57.5% of the issued and outstanding Rollway Common Stock entitled to vote on the Merger. In addition, these individuals and entities will vote their shares of Rollway Common Stock (57.5%) and Rollway Preferred Stock (19.5%) in favor of the Preferred Terms Amendment.

Voting and Revocation of Proxies

    All shares of Rollway Stock (Common or Preferred) that are represented by a properly executed proxy and received prior to the vote at the Rollway Special Meeting will be voted at such meeting in the manner directed on the proxy unless such proxy is revoked in advance of such vote. All proxies will be voted in accordance with the instructions indicated thereon. If no direction is indicated on the proxy, the proxy will be voted in favor of the Merger and/or the Preferred Terms Amendment, as applicable.

    At any time before it is voted, any proxy given by a holder of Rollway Stock may be revoked by (i) the holder attending the Rollway Special Meeting and voting in person, (ii) the due execution and delivery of a later dated proxy, or (iii) the due execution and delivery of a written notice of revocation to Donald M. Mawhinney, Jr., Secretary, Lipe-Rollway Corporation, 7600 Morgan Road, Liverpool, New York 13090. Attendance at the Rollway Special Meeting will not in itself constitute the revocation of a proxy.


Solicitation of Proxies

    This Proxy Statement/Prospectus is being furnished in connection with the solicitation on behalf of the Board of Directors of Rollway of proxies for use at the Rollway Special Meeting. The costs of solicitation will be borne by Rollway. In addition to the use of mails, some of the officers, directors and regular employees of Rollway may solicit proxies in person and by telephone and may solicit brokers and other persons holding shares beneficially owned by others to procure from the beneficial owners consents to the execution of proxies. Rollway will reimburse such brokers and other persons for their expenses incurred in sending proxy forms and other materials to their principals.


                            INFORMATION ABOUT EMERSON

Business

    Emerson was incorporated in Missouri in 1890. Originally engaged in the manufacture and sale of electric motors and fans, Emerson's product lines were subsequently expanded through internal growth and acquisitions. Emerson is now engaged principally in the design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems.

    The products manufactured by Emerson are classified into the following industry segments: Commercial and Industrial Components and Systems; and Appliance and Construction-Related Components. Net sales, income before income taxes and accounting changes and total assets attributable to each industry segment for the three years ended September 30, 1995 are set forth in Note 12 of Notes to Consolidated Financial Statements on page 39 of Emerson's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 (the "1995 Annual Report"), which note is hereby incorporated by reference. Information with respect to acquisition and divestiture activities by Emerson is set forth in Note 2 of Notes to Consolidated Financial Statements on page 33 of the 1995 Annual Report, which note is hereby incorporated by reference.

    Commercial and Industrial Components and Systems

    The Commercial and Industrial segment includes process control instrumentation, valves and systems; industrial motors and drives; industrial machinery, equipment and components; and electronic products. These products are generally highly engineered, both in product design and manufacturing process. Products of this segment are sold to commercial and industrial distributors and end-users for manufacturing and commercial applications.

    Products used in process industries include various types of instrumentation, valves and control systems for measurement and control of fluid flow. Included are various types of meters such as rotometers, positive displacement meters, magnetic flow meters, turbine meters, direct mass flow meters and laboratory instruments to measure water quality. Other products include solid state telemetering equipment, various types of pressure and vacuum relief valves and personal computer-based software used for industrial automation applications. In addition, Emerson manufactures and sells temperature sensors, pressure sensors and transmitters used to measure and/or control temperature, pressure, level and rate and amount of flow. Also produced are process gas chromatographs, in-situ absorptive oxygen analyzers, infrared gas and trace moisture analyzers, combustion analyzers and systems, and other analyzers which measure pH and conductivity. Emerson also manufactures and sells sliding stem valves, rotary valves, plastic-lined plug valves, butterfly valves, pressure regulators, and related actuators and controllers.

    Emerson also manufactures electronic measurement and data acquisition equipment for use in industrial processing. In addition, Emerson produces vibratory separating equipment used primarily in the chemical, mining, pharmaceutical, food processing, pulp and paper, ceramic and metal-working markets.

    Beginning with a line of electric motors for industrial and heavy commercial applications, Emerson's products for industrial automation include certain kinds of integral horsepower motors, gear drives, pump motors, alternators, electronic variable speed drives and diesel generator sets. Emerson also produces electronic uninterruptible power supplies, power conditioning and distribution equipment, modular power systems and environmental control systems used in communications and information processing applications.

    Emerson manufactures and sells components for the transmission and regulation of mechanical power, such as certain kinds of chains, sprockets, sheaves, gears, bearings, couplings and speed reducers, and a line of cam-operated index drives, programmable motion controllers and automation accessories. These products are used primarily in industrial and commercial applications requiring the transmission of mechanical motion or drive systems of various types.

    Emerson also manufactures a line of multi-purpose pressure and solenoid valves, pressure, vacuum and temperature switches, automatic transfer switches, remote control switches and electric power control systems. These products are widely used in the automation of equipment and industrial processes and for the control of emergency electric power.

    Emerson also produces a variety of industrial and commercial ultrasonic products for applications such as cleaning, sealing, welding and flaw detection. Other products include material preparation and microstructure analysis equipment. Emerson also manufactures electric circulation heaters, fluid heat transfer systems and component heating elements.

    Emerson manufactures a broad line of components for current-and noncurrent-carrying electrical distribution devices such as panelboards, receptacles, fittings, cable handling reels and lighting products for use in hazardous and nonhazardous environments.


    Appliance and Construction-Related Components

    The Appliance and Construction-Related segment consists of fractional horsepower motors; appliance components; heating, ventilating and air conditioning components; and tools. This segment includes components sold to distributors and original equipment manufacturers for inclusion in end-products and systems (ultimately sold through commercial and residential building construction channels); and construction-related products which retain their identity and are sold through distributors to consumers and the professional trades.

    Emerson manufactures and sells a variety of components and systems for refrigeration and comfort control applications, including hermetic and semi-hermetic compressors; hermetic motors and terminals for hermetically sealed compressors; and fractional and sub-fractional horsepower motors for selected appliance, office equipment, ventilating equipment, pump, heater and other motor-driven machine applications. Automatic temperature controls, timers, switches, and thermo-protective devices are manufactured for gas and electric heating systems, refrigeration and air conditioning equipment and various large and small appliances. Emerson also manufactures and sells a variety of electric heating elements and electrostatic air cleaners.

    Emerson manufactures and sells a line of electrical products primarily for the residential markets, including humidifiers, electric waste disposers, hot water dispensers, ventilating equipment and exhaust fans.

    Emerson is a producer of selected professional and hardware tools and service equipment. These products include certain kinds of wrenches, thread cutters, pipe cutters, reamers, vises, pipe and bolt threading machines and sewer and drain cleaning equipment. The principal markets for these professional tools and service equipment include plumbing, heating and air conditioning contractors, construction and maintenance companies, petroleum and gas producers, refiners and processors, and farm and home consumers.

    Emerson also produces a specialized line of light-duty industrial bench power tools, ladders and scaffolding and related accessories. Also produced by Emerson for marketing by a major retailer are shop vacuum cleaners, a line of bench tools for home workshop use and a line of hand tools including adjustable wrenches, screwdrivers, pliers and chisels.


Description of Emerson Capital Stock

    The authorized capital stock of Emerson consists of 400,000,000 shares of Emerson Common Stock and 5,400,000 shares of preferred stock, par value $2.50 per share (the "Emerson Preferred Stock"). As of December 31, 1995, there were 224,036,674 shares of Emerson Common Stock outstanding and no shares of Emerson Preferred Stock outstanding.

    Common Stock

    Subject to the rights of any Emerson Preferred Stock which may be issued in the future, each holder of Emerson Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the board of directors of Emerson out of funds legally available therefor, and in the event of liquidation, to share pro rata in any distribution of Emerson's assets remaining after payment of liabilities. Generally, the vote of the holders of a majority of shares of voting stock shall decide all matters presented to a vote of shareholders of Emerson, unless, by express provision of law, Emerson's Restated Articles of Incorporation or Emerson's By-laws, a different vote is required. All shares of Emerson Common Stock and Emerson Preferred Stock are deemed to be voting stock of Emerson, and all holders thereof shall be entitled to one vote for each share of stock standing in their names, respectively. Holders of Emerson Common Stock have no pre-emptive rights to purchase or subscribe for any stock or other securities of Emerson. The outstanding Emerson Common Stock is, and the Emerson Common Shares offered hereby when sold and delivered will be, fully paid and non-assessable.


    Preferred Stock

    The Board of Directors of Emerson has the authority to issue the shares of Emerson Preferred Stock in one or more series and to fix, by resolution, the number of shares constituting any such series, the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, amounts payable on liquidation and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. Each holder of Emerson Preferred Stock will be entitled to one vote per share on all matters presented to a vote of shareholders of Emerson. No shares of Emerson Preferred Stock are outstanding. Any shares of Emerson Preferred Stock so authorized and issued would have priority over the Emerson Common Stock with respect to dividend and liquidation rights.

    On November 1, 1988, the Emerson Board of Directors designated 2,500,000 shares of Emerson Preferred Stock as Series A Junior Participating Preferred Stock, par value $2.50 per share, in connection with the adoption of the Preferred Share Purchase Rights Plan (described below), but no shares of Series A Junior Participating Preferred Stock have been issued as of the date hereof.


Certain Effects of Authorized but Unissued Stock

    Emerson's authorized but unissued shares, as well as treasury shares, are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of proper corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions and for employee benefit plans.

    One of the effects of the existence of unissued and unreserved Emerson Preferred Stock and Emerson Common Stock could be to enable Emerson's Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Emerson means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Emerson's management. Issuance of Emerson Preferred

Stock might, under certain circumstances, deter the acquisition of Emerson or its securities by a person concerned about the terms or effect of such Emerson Preferred Stock. No such attempt to obtain control is known to Emerson management.


Preferred Share Purchase Rights Plan

    In November, 1988, Emerson's Board of Directors approved and implemented a Preferred Share Purchase Rights Plan (the "Rights Plan"), designed to assure that all of Emerson's shareholders receive fair and equal treatment in the event of any proposed takeover and to guard against abusive takeover tactics. Pursuant to the Rights Plan, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right (a "Right") for each outstanding share of Emerson Common Stock as of the record date of November 14, 1988. Initially, the Rights are evidenced by and trade with the Emerson Common Stock certificates and no separate Rights certificates exist. Until the Rights become separable as described below, a Right will accompany every share of Emerson Common Stock, whether initially issued or issued from Emerson's treasury.

    The Rights would become exercisable and separate from Emerson Common Stock on the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired 20% or more of the outstanding shares of Emerson Common Stock, or (ii) ten business days (or such later date as determined by the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Emerson Common Stock. The 20% thresholds may be reduced to not less than 10% or the highest percentage known by Emerson to be owned by any person or group, by the Board of Directors in its discretion.

    When exercisable, each Right would entitle the registered holder to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $2.50 per share, at an exercise price of $120 per one-hundredth of a share, subject to certain adjustments. Each share of Series A Junior Participating Preferred Stock is entitled to one vote on all matters submitted to a vote of shareholders. Emerson has reserved for issuance the number of shares of the Series A Junior Participating Preferred Stock issuable upon exercise of the Rights.

    If any person or group of affiliated or associated persons acquires 20% or more but less than 50% of Emerson Common Stock outstanding, each Right, except those which have become void because held by certain persons, may be exchanged by the Board of Directors for one share of Emerson Common Stock or one-hundredth of a share of the Series A Junior Participating Preferred Stock, subject to certain adjustments.

    In the event that Emerson is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

    In the event that (i) any person becomes an Acquiring Person (unless such person first acquires 20% or more of the outstanding shares of Emerson Common Stock by a purchase pursuant to a tender offer for all of the shares of Emerson Common Stock for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding shares of Emerson Common Stock) or
(ii) during such time as there is an Acquiring Person, there will be a reclassification of securities or a recapitalization or reorganization of Emerson or other transaction or series of transactions involving Emerson which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Emerson or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Emerson Common Stock having a market value of two times the exercise price of the Right.

    The Rights can be redeemed, in whole but not in part, by the Emerson Board of Directors for one cent per Right (the "Redemption Price") at any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the Emerson Common Stock. In addition, if a bidder who does not beneficially own more than 1% of the Emerson Common Stock (and who has not within the past year owned in excess of 1% of the Emerson Common Stock and, at a time he held such greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Emerson) proposes to acquire all of the Emerson Common Stock (and all other shares of capital stock of Emerson entitled to vote with the Emerson Common Stock in the election of directors or on mergers, consolidations, sales of all or substantially all of Emerson's assets, liquidations, dissolutions or windings up) for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Emerson, upon the request of such bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Emerson Common Stock. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders will be to receive the Redemption Price. The Rights, which do not have voting privileges, expire on November 1, 1998, unless such date is extended or the Rights are earlier redeemed.

    The Rights have certain anti-takeover effects. The rights could cause substantial dilution to a person or group that attempts to acquire Emerson without conditioning the offer on redemption of the Rights or on substantially all of the Rights also being acquired. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by Emerson as described above.

Certain Charter and By-Law Provisions

    The charter and by-laws of Emerson contain certain provisions, among other things, establishing a classified board, limiting changes in the size of the board, the removal of directors and the filling of vacancies, limiting the calling of shareholder meetings, and restricting certain business combinations. See "Comparative Rights of Shareholders." These provisions may have anti-takeover effects.


                            INFORMATION ABOUT ROLLWAY
General

    Rollway's history began 116 years ago in 1880 with the opening of the C. E. Lipe shop. Since then Rollway has designed and manufactured a myriad of products and has become recognized as a premier bearing and material handling manufacturer.

    Rollway currently has two domestic divisions - Rollway Bearing and Lipe Automation Equipment, both manufacturing in Syracuse, New York - and an international subsidiary, Lipe-Rollway N.V. ("LRNV") with offices and a warehouse in Kontich, Belgium. Rollway currently employs a total of approximately 290 people.

    Rollway Bearing Division provides high quality, high performance, precision bearings for a wide variety of industries that include aerospace, mining, agriculture, construction and precision manufacturing. Lipe Automation Equipment manufactures beltless, vibratory, positioning, feeding and conveyor systems under the trademark Dyna-Slide and the Lipe Bar Feed line of equipment, which serves the machine tool industry. LRNV has responsibility for Rollway's international operations, providing an international distribution channel in 85 countries outside the United States. Much of the product sold by LRNV is manufactured to Rollway quality specifications with the Rollway label and is produced by a variety of different Eastern European and other manufacturers.


Rollway Bearing

    Rollway Bearing manufactures high quality cylindrical roller bearings, cylindrical thrust bearings, tapered thrust bearings and angular contact ball bearings up to 42 inch outside diameters.


    Industry and Market Overview

    American Bearing Manufacturers Association statistics for the first two quarters of 1995 show positive industry growth compared to the prior year. Bearing shipments (except tapered roller bearings) were up 17%. Rollway shipments for fiscal year 1995 were up 21%, incoming orders 17% and backlog 16%, in each case over fiscal 1994. Rollway has recently seen strength in the Original Equipment Manufacturing ("OEM") marketplace, and an increase in government sales. During the past year Rollway has taken a far more selective approach with respect to aerospace marketing resulting in a decrease in aerospace business. Government sales have been strong in non-aerospace bearings.

    Market Size and Potential

    The total US cylindrical bearing market for products which can be manufactured by Rollway is estimated at $250 million per year. This does not include automotive applications. Rollway has the potential to gain market share specifically in the steel and oil field equipment industries. Aftermarket sales through distribution also offer substantial growth opportunities for Rollway.


    Sales and Distribution

    Rollway's primary OEM customers produce off-highway equipment, machinery, hydraulic pumps, industrial gear boxes and oil field equipment. Rollway maintains a small but important position with all major distributors due to a long history of quality products. Aerospace sales are for helicopter transmissions and hydraulic pumps.


    Competition and Technology

    The Rollway Bearing Division has a number of very large multi-national competitors and several smaller domestic producers of cylindrical and thrust bearings.

    Rollway has an ongoing program with Crucible Steel and Syracuse University to develop a hot, isostatically pressed material to be used as a bearing steel. This material exhibits excellent hardness, fine, uniform distribution of carbides and few non-metallic inclusions. Rollway's largest aerospace customer has shown interest in this program and testing will begin in 1996.


Lipe Automation Equipment

    Lipe Automation Equipment ("LAE") is a value-added, engineer to-order, supplier of parts handling equipment, serving both the assembly automation and screw machine industries for over 25 years. With 1995 revenues of approximately $3.1 million and approximately 28 employees, LAE has developed a reputation for delivering quality products and service.


    Industry & Market Overview

    The Dyna-Slide product line is one of the most respected names in the parts handling business, with a customer base that includes many of the Fortune 1000. By focusing the majority of its efforts in the automotive, bearing, glass, powdered metal and ceramic, plastic injection molding, metal stamping, and machining industries, LAE has, in many cases, become the de facto standard for supporting the gentle handling and difficult part orientation requirements of many major American manufacturers. The Lipe Bar Feed is a mature product that has significant name recognition in the machine tool industry. LAE's Single Spindle bar feed units have a reputation of uncompromised reliability and quality. With over 14,000 Lipe Bar Feed units sold and delivered, a strong spare parts business has evolved in support of the maintenance and repair needs of customers.

    Market Size and Potential

    The Dyna-Slide and Bar Feed products service many industries. Because of Dyna-Slide's careful handling capability, its markets include glass, powdered metals, powdered ceramics, plastic injection moldings, bearings and other finished or fragile parts. Bar Feed has its main application as a complement to automatic screw machines. It also adds value to centerless grinder, thread rollers, automatic lathes, punch presses, cut off machines and production automatics. The automatic positioning of each new bar brings more productivity as well as a fast and easy set up. The market potential for both of these products within their current industries can be extended with more representation of the product through increased marketing and sales efforts. The potential also exists for new markets with the new technology enhancements and engineering expertise currently available within LAE.


    Sales and Distribution

    The business outlook for both the Dyna-Slide and Bar Feed lines of business remains positive with expectations of annual growth over the next 5 years. Use of sales representative organizations to market and support LAE's products provides increased territory coverage and exposure for the high quality manufacturing solutions offered by LAE. A heightened commitment towards stocking programs will promote an increase in the spare parts business. This augments LAE's distribution network by supporting customers with the proper solutions at the time they are needed.


    Competition and Technology

    The introduction of the new Lipe Short Bar Feed system in the first half of 1996 should enhance LAE's competitive edge. The ability to modify a proven product to adapt to new applications such as this, assists LAE in penetrating more markets and becoming more competitive. In addition, the focus on providing more turnkey solutions with Dyna-Slide, through integration of other automation components, like pick-n-place and rotary index tables, makes Dyna-Slide a more versatile product. The addition of PLC (programmable logic controllers) technology to products adds a broader market potential through the computer programming versatility of this application. This technology enhances LAE's presence in the competitive marketplace of complete, automated equipment solutions. The introduction of the Flexible Feeder as a part of the LAE equipment line should enhance LAE's market presence. The advantage of the Flexible Feeder is the multi-use capability to adapt to different tooling needs for application with more types of equipment. The competitive advantage lies in the need for only one piece of adaptable equipment as opposed to multiple, single use pieces. The continued development of engineering capability and new technology together with LAE's reputation is enabling LAE to compete with established machine builders in becoming a premier supplier of automated systems.

    A critical success factor will be the development of an engineering competency that provides for not only the conceptual development of LAE's solutions, but also the credibility needed in order to compete with the more established specialty machine builders. In order to be successful, LAE must leverage its reputation and expertise in the parts handling business, and deliver quality products on time. If LAE is successful in making the transition from being strictly a product supplier to more of a systems integrator, the long term growth potential is significant.

    European sales as a percentage of total sales turnover are increasing. Germany and Eastern Europe have been recent growth areas. Part of this growth has stemmed from a new authorized Rollway distributor in Slovania. This will help become a basis for expansion into other countries. Growth will continue in this market with the settling of political situations in this area. South East Asia and North Africa are two new target areas. With the fastest growing economic center in the world in South East Asia, there are many opportunities for expansion in this market. The experience of LRNV's sales people should be beneficial in penetrating the North African area. LRNV is currently developing new selling techniques for the local Antwerp market as well.


Properties

    Rollway owns and maintains office and manufacturing facilities in one location in the Syracuse, New York metropolitan area. This facility has an aggregate floor space of approximately 222,000 square feet. LRNV owns an office and distribution facility in Kontich, Belgium with an aggregate floor space of approximately 59,500 square feet.


Legal Proceedings and Administrative Matters

    Rollway is a party from time to time to legal proceedings in the ordinary course of its business. Rollway in not engaged at the present time in any legal proceeding of a material nature.

    During the course of the due diligence process, Emerson and Rollway noted several environmental issues with respect to Rollway's Syracuse, New York facility. These issues, which involve primarily the discharge of materials, have been reported as required to the appropriate governmental authorities. Without further site characterization studies, it is difficult to determine the actual costs of remediating the underlying problems. The estimated range of costs is $900,000 to $2,300,000. The lower of these amounts has been reflected in Rollway's year end December 3, 1995 financial statements. No proceeding has been instituted or threatened to be instituted by any governmental authority as of the date of this Proxy Statement/Prospectus with respect to any of these environmental issues.

    Also during the due diligence process it was noted that Rollway has not complied with certain requirements set forth in the Emergency Planning and Community Right to Know Act and certain foreign reporting requirements.
Failure to comply with these requirements can result in the imposition of civil penalties against Rollway. As of the date of this Proxy Statement/Prospectus, no such penalties have been imposed or threatened by any governmental authority.

    In February 1996, a former employee instituted an action against Rollway in the New York State Division of Human Rights. The individual is alleging that he was terminated because of his race. Rollway believes that it was justified in terminating the individual as part of reduction in force and intends to vigorously defend the action.

    In March 1996, an action was commenced against LRNV, Rollway's international subsidiary, by a former employee alleging wrongful termination. The action seeks lost commissions. LRNV believes that it had just cause for terminating the employee and that no commissions were owed the former employee as the result of the circumstances surrounding the termination.

    In the opinion of Rollway's management, neither of the actions described above will have a material impact on Rollway's results of operations or liquidity.


Executive Officers and Directors

The executive officers and directors of Rollway, their respective ages and positions held are as follows:

                 Name                 Age                Position
- ------------------------------------  ---  ------------------------------------

H. Follett Hodgkins, Jr.              68   Chairman of the Board, Chief
                                           Executive Officer and Director

Stephen M. Bregande                   48   Director, President and Chief
                                           Operating Officer

William Eames                         50   Chief Financial Officer

D. M. Mawhinney, Jr.                  69   Director, General Counsel and
                                           Secretary

Donald F. Dew                         71   Director

L. Richard Oliker                     62   Director

Edward F. Reynolds                    60   Director

Edmund J. Babiarz                     42   Vice President

Karl Loessner                         59   Vice President, Managing Director
                                           LRNV


Business Experience

    H. Follett Hodgkins, Jr., Chairman of the Board and Chief Executive Officer. Mr. Hodgkins has served as a director of Rollway since 1963 and has been Chief Executive Officer since 1973. Mr. Hodgkins has over 45 years with Rollway.

    Stephen M. Bregande, Director, President and Chief Operating Officer. Mr. Bregande has served as a director and as Chief Operating Officer of Rollway since 1994. Prior to joining the company, he was Vice-President and General Manager of Data Net Inc. and Vice-President and General Manager at Dun & Bradstreet Software. Mr. Bregande has also held other positions with Xerox Corporation.

    William J. Eames, Chief Financial Officer and Treasurer. Mr. Eames has served as Chief Financial Officer of Rollway since 1992 and as Treasurer since 1991. His prior financial experience was with General Electric.

    D. M. Mawhinney, Jr., Director, General Counsel and Secretary. Mr. Mawhinney has served as a director of Rollway since 1976 and as General Counsel and Secretary since 1988. He is a partner in the law firm of Hiscock & Barclay, LLP, Syracuse, New York.

    Donald F. Dew, Director. Mr. Dew has served as a director of Rollway since 1988. He is currently retired. Mr. Dew is the Chairman of the Board of Diemolding Corporation, a plastic molding firm located in Syracuse, New York and is a director of Fleet Bank of NY, Regional Board.

    L. Richard Oliker, Director. Mr. Oliker has served as a director of Rollway since 1981. He is a Professor Emeritus from Syracuse University and currently serves as a Director of American General Life Insurance Company of NY, Diemolding Corporation and Fleet Bank of NY, Regional Board.

    Edward F. Reynolds, Director. Mr. Reynolds has served as a director of Rollway since 1988. He is retired and is the former President and Chief Executive Officer of R.E. Dietz Company, Syracuse, New York (lighting equipment manufacturer).

    Edmund J. Babiarz, Vice President. Mr. Babiarz has served as Vice-President of Rollway since May, 1995. Prior to joining Rollway, he was employed by Dun & Bradstreet Software and was involved in management strategy and sales direction. Mr. Babiarz also has had experience with Baan International (software company) and Xerox Corporation.

    Karl Loessner, Vice-President, Managing Director of Lipe-Rollway N.V. Mr. Loessner has been a Vice-President of Rollway since May, 1995. He became Managing Director of Lipe-Rollway N.V. in 1986. Mr. Loessner has over 35 years experience in the bearing industry and has been responsible for developing an international distribution channel for Rollway's products in over 85 countries. He was previously employed by Torrington (bearing manufacturer).

Security Ownership of Directors, Executive Officers and Principal Shareholders

    The following table sets forth certain information regarding the beneficial ownership of Rollway Common Stock and Rollway Preferred Stock as of
[.........., 1996] by (i) each current director and executive officer of
Rollway, (ii) all current directors and executive officers of Rollway as a group and (iii) each person or group of persons known by Rollway to beneficially own more than 5% of the outstanding shares of Rollway Common Stock.

                                                        Shares of        % of       Shares of        % of
                                                          Common        Common      Preferred     Preferred
                                                          Stock         Stock         Stock         Stock
                                                      Beneficially  Beneficially  Beneficially  Beneficially
                                                          Owned         Owned         Owned         Owned
                                                      ------------  ------------  ------------  ------------

Directors and Executive Officers

  H. Follett Hodgkins, Jr.<F1>,<F2>                        340,637          41.5       817,805         19.00
  Stephen M. Bregande<F3>                                   60,984          7.44           126           .13
  D. M. Mawhinney, Jr.                                       3,837           .47           182           .19
  Edward F. Reynolds                                           260           .03            --            --
  Edmund J. Babiarz<F4>                                      6,666           .81            --            --
  All current directors and executive officers
    as a group (9 in group)                                412,384         50.33        18,113         19.33

5% Shareholders

  Key Trust Company and H. Follett Hodgkins, Jr.
    as Co-Trustees U/W H. Follett Hodgkins                  20,082          2.45         4,593          4.90
  Key Trust Company and H. Follett Hodgkins, Jr.
    as Co-Trustees U/W Ruth S. Hodgkins                    106,762         13.03         5,688          6.07
  Cynthia Hodgkins Schallmo                                 47,838          5.84           297          3.17
  H. Follett Hodgkins, III                                  44,361          5.41           146           .16

- ---------------

<F1>     Includes 4,368 shares of Common Stock and 862 shares of Preferred Stock owned by Mr. Hodgkins' wife,
         Ann Hodgkins.  Mr. Hodgkins disclaims beneficial ownership of such shares.

<F2>     Includes 126,844 shares of Common Stock and 10,281 shares of Preferred Stock with respect to which
         Mr. Hodgkins is a Co-Trustee with Key Trust Company (see "5% Shareholders").  Mr. Hodgkins has the
         right to vote and dispose of all such shares.

<F3>     Includes 60,000 shares of Common Stock, which is the number of shares Mr. Bregande will be entitled to acquire pursuant to Rollway's existing option plan if the Merger is approved.  (See "The Merger -
         The Rollway Options.")

<F4>     Includes 6,666 shares of Common Stock, which is the number of shares Mr. Babiarz will be entitled to acquire pursuant to Rollway's existing option plan if the Merger is approved.  (See "The Merger -
         The Rollway Options.").


Description of Rollway Capital Stock

    The authorized capital stock of Rollway consists of 1,500,000 shares of Rollway Common Stock and 250,000 shares of Rollway Preferred Stock. As of
[.........., 1996] there were 752,628 shares of Rollway Common Stock outstanding and 93,692 shares of Rollway Preferred Stock outstanding.


    Rollway Common Stock

    Subject to the rights of the Rollway Preferred Stock described below, each holder of Rollway Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors of Rollway out of funds legally available therefore, and in the event of liquidation, to share pro rata in any distribution of Rollway's assets remaining after the payment of liabilities and the payment of any amounts due the holders of Rollway Preferred Stock. Each share of Rollway Common Stock entitles the holder thereof to one vote on all matters properly submitted to Rollway's shareholders. Except as otherwise required by law or by Rollway's Certificate of Incorporation, the vote of the holders of a majority of the shares of Rollway Common Stock is required to approve a matter presented to a vote of the shareholders of Rollway. Holders of Rollway Common Stock have no pre-emptive rights to purchase or subscribe for any stock or other securities of Rollway. The outstanding stock of Rollway is fully paid and non-assessable.


    Rollway Preferred Stock

    Each share of Rollway Preferred Stock entitles the holder thereof to a dividend of $1.00 per share when declared by the Board of Directors of Rollway and to a preference of $10.00 per share in the event of the liquidation of Rollway. Dividends on the Rollway Preferred Stock are cumulative and are required to be paid prior to the payment of any dividends on the Rollway Common Stock. Holders of Rollway Preferred Stock generally are not entitled to vote on matters presented to Rollway shareholders; provided, however, if Rollway shall have failed to pay the stated dividend on the Rollway Preferred Stock for a period of three or more years, the holders of the Rollway Preferred Stock, voting as a class, shall be entitled to elect two of Rollway's directors. No dividends have been declared or paid on Rollway Preferred Stock since the fourth quarter of 1993. Rollway has the right to redeem the Rollway Preferred Stock at any time for a price of $20.00 per share plus any accrued but unpaid dividends thereon to the redemption date.


Description of Rollway Options

    On January 5, 1995, the Rollway shareholders approved a performance stock option plan pursuant to which a total of 80,000 shares of Rollway Common Stock were reserved for issuance.  As of [.........., 1996], a total of 66,666
Rollway Options were outstanding pursuant to the plan. Of this amount, 60,000 were held by Stephen M. Bregande and 6,666 were held by Edmund J. Babiarz pursuant to separate Incentive Stock Option Agreements (the "Incentive Agreements"). The option exercise price is established in the Incentive Agreements at $1.80 per share.

    The Incentive Agreements initially set forth the following vesting schedules for Messrs. Bregande and Babiarz:

                                         Total No. of Shares Vested
                           ----------------------------------------------------
           Year                     Bregande                   Babiarz
- -------------------------  -------------------------  -------------------------

          1994                        20,000                      1,667
          1995                        35,000                      3,333
          1996                        50,000                      5,000
          1997                        60,000                      6,666
          1998                        60,000                      6,666

Vesting was to occur, however, only if certain defined performance goals were satisfied. These goals were satisfied for fiscal years' 1994 and 1995.

    Notwithstanding the vesting schedule, the Incentive Agreements each provide that the Rollway Options granted thereunder shall immediately vest and become fully exercisable upon a "Change in Control". Change in Control is defined to include: (i) any one or more persons other than an existing affiliate becoming the beneficial owner of at least 50% of the combined voting power of Rollway's securities; (ii) the sale of more than 50% (based on book value) of Rollway's assets; or (iii) Rollway being merged or consolidated with any other person other than an affiliate.

    On February 8, 1996, the Option Committee of Rollway's Board of Directors amended the Rollway Option Plan and each Rollway Option to provide that all Rollway Options shall become vested immediately prior to the Effective Time and shall be exercised at such time by the holders thereof. All shares of Rollway Common Stock received upon exercise of the Rollway Options prior to the Effective Time shall be converted in the Merger into the right to receive Emerson Common Stock. The holders of the Rollway Options have agreed to exercise such options prior to the Effective Time, subject to the consummation of the Merger. See "The Merger - The Rollway Options."


Director/Officer Indemnification

    During 1992, a criminal investigation was commenced by the United States of America against Rollway and three of its employees. The resulting suit alleged that Rollway and the employees submitted false cost or pricing data in connection with a U.S. Army Contract.

    In 1995, Rollway entered into an agreement with the federal government pursuant to which Rollway agreed to make restitution in the amount of $400,000 and to take certain steps to help ensure future compliance in connection with government contracts. The three individuals, one of which (Robert Wiehl) was an officer of Rollway, were tried in the United States District Court for the Northern District of New York. Each of these individuals was acquitted of all charges.

    Over the past several years, Rollway made indemnification payments to these individuals in connection with the lawsuit. These payments were made pursuant to certain agreements which provided for indemnification of certain expenses by Rollway if the individuals were acquitted. The payments totaled approximately $370,000, of which approximately $65,000 related to Robert Wiehl.

    At its March 13, 1996 special meeting, the Board of Directors of Rollway passed a resolution authorizing the procurement of continuing insurance coverage for Rollway's existing officers and directors after the Merger. A policy was obtained in March 1996 at a one-time cost of approximately $65,000, which provides for an aggregate of $3,000,000 of such coverage for a period of six years.


1995, 1994 and 1993 Management's Discussion and Analysis of Financial Condition and Results of Operations

    Operating Results

    Net sales for fiscal 1995 amounted to $46,493,462 representing an increase of 41.3% above 1994 net sales. The net sales for 1994 were $32,903,821 or an increase of 1.4% from 1993 net sales of $32,453,081. The increase in sales for fiscal 1995 was primarily attributable to increased sales in the Rollway international bearing markets. The backlog of sales orders, as of the end of fiscal 1995, amounted to $17,065,164 which represented an increase of $6,128,164 or 56.0% compared to 1994. The largest share of the sales order backlog increase in 1995 over 1994 came from an improvement in Rollway's domestic and international bearing markets. The domestic backlog increased 16.4% and international 57.2% over 1994. Increased volume in the international markets was achieved through adding a new distributor and additional availability of product from Rollway's international suppliers in 1995. Domestically, prices and volume increased during 1995. Distribution product pricing was increased by 7.5%, 5.0% and 5.5% for 1995, 1994 and 1993 respectively. There were no new product releases during these years.

    Costs of product sold expressed as a percent of sales were 70.9% in 1995, 72.4% in 1994 and 75.4% in 1993. Domestic bearing gross profits as a percent to sales increased in all three years (22%, 20% and 16% in 1995, 1994 and 1993). Efficiency increases domestically were the result of additions of new equipment and reengineering of the manufacturing processes. The international business has continued to grow and the gross profit margin associated therewith has remained constant. The international business carries a higher gross profit margin and a higher percentage sales and general administrative expense (e.g., commissions) than that associated with the domestic business.

    Selling, general and administrative expenses amounted to $8,728,829 in 1995, $7,453,184 in 1994 and $6,957,418 in 1993. The major increases in 1995 were the result of increased operating expenses in the international division due to increased sales volume. Overall selling, general and administrative expenses as a percentage of sales are 18.8%, 22.7% and 21.4% for 1995, 1994 and 1993 respectively. The decline in the 1995 percentage is primarily the result of increased sales volume. During 1994 Rollway started its reengineering process and incurred additional expenses over 1993. Domestically, Rollway incurred a $30,000 fine to the Federal Government as noted in the Rollway financial statements note 9 and incurred added expense in writing off bad debts. These items accounted for a portion of the increase in administrative expenses from 1993 to 1994. During 1994 the international division experienced a currency transaction expense of $143,000 versus $49,000 income in 1993.

    Other administrative expenses incurred in 1995 totaled $1,488,108. These expenses were composed of one time expenses. They include merger related professional fees ($318,000), defense of former employees ($270,000) and potential environmental clean up issues ($900,000). The environmental issues were noted as part of the due diligence process. These issues, which primarily involve the discharge of materials at Rollway's Syracuse, New York facility, have been reported as required to the appropriate governmental authorities. Preliminary estimates of the potential costs of remediation associated with these matters indicate a range of costs between $900,000 and $2,300,000. Significantly more site characterization will have to be performed, however, in order to arrive at a reliable estimate. Because it cannot determine what amount within the estimated range represents a better estimate, Rollway has recorded a $900,000 liability at December 3, 1995. Management of Rollway, in conjunction with its environmental advisors, has estimated that $70,000 of this liability will be incurred during the ensuing fiscal year and consequently, the remainder of the liability has been classified as long-term.

    Interest expense was $1,746,486, $1,208,949 and $1,021,935 in 1995, 1994
and 1993, respectively. The increases in 1994 to 1995 and 1993 to 1994 were $537,537 and $187,014, respectively. The primary reason for the increase was increased domestic borrowing.

    The unusual relationship of income tax expense to pre-tax income results generally from foreign income being taxed at higher than U.S. statutory rates and from domestic losses for which no tax benefits have been recognized. See note 5 to the Rollway financial statements for more information concerning Rollway's tax position.

    1995 net income of $707,074 increased 596% over 1994 despite other administrative expenses incurred. 1994 net income was $101,588 versus a loss of $146,132 in 1993.

    Rollway continues to compensate for inflationary cost increases through its efforts to control costs in the area of operating expenses, procedures designed to maximize volume efficiencies, and offsetting price increases to customers.


    Liquidity and Capital Resources

    Rollway's net cash flow was $321,830, $50,340 and ($189,334) in 1995, 1994 and 1993 respectively. Cash provided by operating activities was $58,245, ($229,071) and $1,076,116 for 1995, 1994 and 1993 respectively. Cash flow from operations increased in 1995 over 1994 primarily due to increased income, but was down from levels in 1993 when trade receivables and inventories increased at a slower rate and accounts payable increased significantly over 1992 levels. Purchases of property, plant and equipment in 1995 and 1994 were $1,540,223 and $1,800,146. This was due to investment in new and refurbished equipment in the domestic bearing factory. The increases in trade accounts receivable and inventories in 1995 over 1994 were the result of increased sales activity. Rollway had domestic and foreign lines of credit, which provide for short-term borrowings up to approximately $10,020,000 at December 3, 1995. Borrowings against these lines of credit aggregated $8,686,818 at December 3, 1995. Rollway also had at December 3, 1995 checks outstanding in excess of bank balances in the amount of $501,671 and $995,224 of current portion of long term debt. Such amounts were $433,405 and $880,697, respectively, at November 27, 1994. The weighted average interest rate on short term borrowings outstanding as of December 3, 1995 was 10.35%. As of February 28, 1996 the average interest rate on outstanding short term debt was 9.76%. The domestic portion of the lines of credit were refinanced on March 21, 1995. As more fully discussed in the Rollway financial statements note 2, Rollway has both short and long term debt agreements, with the majority of the interest based on the prime rate. These debt agreements were entered into to support Rollway's working capital and long term equipment needs. Additional covenants created with the change of lending institutions added a minimum current ratio calculation of 1.25 and a liabilities to tangible net worth of not more than 4 to 1. Rollway is in compliance with all of the debt covenants to date.

    During 1995 accrued expenses increased 83% over 1994 levels. This increase was due to increased commission and bonus accrual of $300,000, accrued legal fees of $270,000 (see Rollway financial statements note 8) and increased pension requirements of $158,499. The financing activities show increased borrowings in all three years. During 1994 Rollway's domestic lender offered a short term loan to Rollway to add working capital and additional manufacturing equipment. During 1995 this short term loan was converted to a long term note adding additional capital to reengineer the business. Rollway daily cash management is based on minimizing cash balances and interest payments by paying down bank borrowings with all excess cash. At December 3, 1995, November 27, 1994 and November 28, 1993, long-term debt consisted of $6,766,808, $10,165,439 and $3,702,688 respectively.

    Rollway refinanced its domestic debt on March 21, 1995 creating additional funds availability. On February 27, 1996, Rollway increased its domestic line of credit by $1,500,000. Short term borrowings for 1995 and 1994 totaled $8,686,818 and $2,482,893 respectively, and result from the need to support increased sales activity. Rollway maintains excess availability to borrow cash daily to fund all outstanding checks not covered by normal daily cash activities. It is possible to show negative cash at any point of time due to outstanding checks exceeding cash balances as demonstrated at December 3, 1995. However, funds to cover these checks will be borrowed as the checks are presented to the bank or covered by daily cash receipts. As noted above, Rollway had additional borrowing availability of $1,333,182 as of year-end 1995. The current portion of long term debt not included in short term borrowing was $995,224, and $880,697 for 1995 and 1994, respectively. Rollway had as of December 3, 1995 current principal long-term debt maturities of $995,224 and $953,332 for 1996 and 1997, respectively. Also, Rollway had current lease commitments of $130,631 and $94,128 for 1996 and 1997, respectively. These obligations are expected to be funded by the generation of cash flow from operations. The business plan for 1996 and 1997 shows increases in operating profits, continued emphasis on collections of accounts receivables and moderate increases to capital equipment expenditures. In management's opinion, Rollway's business plan will generate sufficient cash to meet Rollway's cash requirements and allow the short term debt to be reduced during this period.

    In accordance with Financial Accounting Standards Board Statement No. 52, all balance sheet accounts of foreign subsidiaries are translated at current exchange rates and income statement items are translated at an average exchange rate for the year. Foreign subsidiary currencies include the Belgian Franc and the German Deutschmark. The gain or loss resulting from translating subsidiary financial statements is recorded as a separate component of shareholders' equity. Foreign currency translations adjustments reflect the revaluation of assets to current currency values as of a specific date. Due to debt covenants in the United States and Belgium that restrict borrowing additional funds to support working capital outside the respective country, management's involvement in currency positioning is limited. Translation adjustments have not impacted the statement of operations. However, transactions gains and losses have been realized through the Belgium subsidiary as a result of dealing with various currencies. Rollway has not used foreign currency hedging contracts but may in the future.

Management's Discussion and Analysis of Financial Condition and Results of Operations - Three months ended March 3, 1996

    Operating Results

    Net sales for the first quarter ended March 3, 1996 amounted to $12,105,255 representing an increase of 22.4% over net sales of $9,884,370 for the same period in 1995. The increase in sales was attributable to increases in the international markets. The backlog of sales orders amounted to $15,932,000, $17,065,000 and $15,618,000 at March 3, 1996, December 3, 1995, and
February 26, 1995, respectively.

    Cost of product sold expressed as a percentage of sales was 69.8% for the first quarter of 1996 and 70.7% for the first quarter of 1995. The decrease was primarily due to increased international sales levels which carry in a higher gross margin than domestic sales.

    Selling, general and administrative expenses amounted to $2,301,260 in 1996 and $2,098,552 in 1995. The increase in 1996 was due to higher distributor commissions paid by the international division as a result of higher sales levels. Selling, general and administrative expenses as a percent of sales for 1996 and 1995 were 19.0% and 21.2% respectively.

    The relationship of income tax expense to pretax income is less than the U.S. statutory rate due to the net operating loss carry forward impact from the domestic divisions for which no deferred tax benefit had previously been recorded.

    Interest expense amounted to $418,936 for the first quarter of 1996 and $352,466 for the same period 1995. The increase of $66,470 was due to increased domestic borrowing and higher interest rates during 1996.

    The 1996 first quarter net income was $732,860. This was a 118% increase over net income of $335,804 for the first quarter of 1995.


    Liquidity and Capital Resources

    Borrowings against available short term lines of credit total $9,260,302 and $8,686,818 for the first quarter 1996 and December 3, 1995 respectively. Total available short term lines of credit total $11,520,000 as of March 3, 1996.

    Long-term debt was $6,580,296 and $6,766,808 as of the end of the first quarter 1996 and December 3, 1995, respectively.

    Rollway Bearing Division refinanced its debt on March 21, 1995. On February 27, 1996, Rollway increased its short term available debt from $6,500,000 to $8,000,000. The attainment of this availability is restricted to calculations based on asset levels.

    As more fully described above (see "Information about Rollway--Legal Proceedings and Administrative Matters"), since the end of its last fiscal year Rollway has been named as the defendant in two separate actions by former employees each alleging that he was wrongfully terminated. Rollway believes that the termination was justified in each instance and intends to vigorously defend the matters. In the opinion of Rollway's management, neither of these actions, even if adversely determined, would have material impact on Rollway's liquidity.

    As more fully described below (see "The Merger--Background of the Merger"), in February 1996, Rollway noted that LRNV had not filed a required report with a foreign taxing authority listing commission payments to certain European distributors. Although the report was subsequently filed, LRNV could be subject to substantial penalties for the late filing. LRNV has been informed that the imposition of the penalties is unlikely. If imposed, however, the penalties would negatively impact Rollway's liquidity.


                                   THE MERGER

General

    The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit A and which is incorporated herein by reference.


Background of the Merger

    In May 1993, Rollway received a letter from Emerson expressing an interest in Rollway. Shortly thereafter, Emerson and Rollway engaged in preliminary discussions regarding a possible merger. As a result of these discussions, the parties entered into a confidentiality agreement on June 23, 1993.

    Over the course of the next several months, Rollway provided Emerson with substantial information regarding Rollway and its operations. After an analysis of this information, Emerson made a preliminary proposal in October 1993 to acquire Rollway. The proposal included a purchase price of $2.9 million for the Rollway Common Stock. Of this amount, approximately $1.5 million was to be held in escrow to secure against a breach of any representations and warranties by Rollway. The proposal was followed by meetings of Emerson representatives with H. Follett Hodgkins, Jr., Rollway's Chairman and Chief Executive Officer, in October 1993 and with the Rollway Board of Directors in December 1993. In January 1994, Rollway proposed a purchase price of $5.8 million for the Rollway Common Stock. Of this amount, approximately $.8 million was to be held in escrow.

    With respect to both of the foregoing proposals and all subsequent proposals, it was agreed that the Rollway Preferred Stock would be redeemed for its redemption value of $20 per share plus accrued and unpaid dividends and a Non-Competition Agreement would be entered into by H. Follett Hodgkins, Jr. (see "--Non-Competition and Employment Agreements").

    Over the course of the next several months there was minimal negotiating activity while Emerson undertook a due diligence examination of Rollway and Rollway prepared a new business plan. Subsequently, in August 1994, Rollway presented its business plan to Emerson in an attempt to induce Emerson to increase its offering price. Rollway was unsuccessful in its attempt. Since no agreement could be reached regarding price, discussions terminated.

    In July 1995, Rollway expressed a renewed interest in being acquired by Emerson. This interest led to Emerson submitting a merger proposal on

August 10, 1995. The proposal included an all cash price of approximately $9.8 million for the Rollway Common Stock subject to possible reductions if Rollway failed to meet a minimum net book value target and subject to a to-be-determined escrow amount. On August 11, 1995, Rollway's Board of Directors met to discuss the proposal and three days later submitted a counter-proposal of $14.4 million for the Rollway Common Stock. Emerson responded on August 31, 1995 with a new proposal which retained the original purchase price ($9.8 million) but which structured the transaction as a stock-for-stock tax-deferred reorganization. Again, the consideration was to be subject to possible reductions and a to-be-determined escrow amount.

    On September 15, 1995, Rollway's Board of Directors met again to discuss the revised Emerson proposal and the status of the negotiations.
Representatives of Rollway were authorized at that time to continue negotiating a letter of intent. On September 15, 1995, Emerson and Rollway entered into a "no-shop" agreement.

    Over the course of the next two months, the parties negotiated the terms of the letter of intent while Emerson updated its due diligence examination of Rollway. On November 2, 1995, the parties entered into a letter of intent.
The transaction, which was subject to a number of conditions, was to be structured as a tax-deferred merger of a subsidiary of Emerson with and into Rollway with Rollway as the surviving corporation. As a result of the merger, each share of Rollway Common Stock was to be converted into Emerson Common Stock based, in part, on Rollway's balance sheet as of the closing.

    On November 10, 1995, the letter of intent was amended to add Rollway's monthly performance projections through May 1996 and extend the deadline for execution of the Merger Agreement to May 10, 1996.

    Emerson's due diligence examination of Rollway's domestic operations was completed in December 1995. During this process, Emerson noted several items of concern. These items principally involved certain environmental issues, the quantity and quality of Rollway's inventories, Rollway's obligation to indemnify certain employees (see "Information About Rollway -- Director/Officer Indemnification"), the status of Rollway's accounts payable and the potential liability of Rollway in connection with a Workers' Compensation claim. After extensive negotiations, the parties agreed to a settlement of all of these issues. The settlement resulted in a reduction in the preliminary consideration to be received by the holders of Rollway's Common Stock to $8.27 million. The reduced consideration represented a compromise between Rollway's and Emerson's estimates of the surviving company's contingent liabilities for these matters after the Merger.

    Throughout January 1996 the parties negotiated the terms and conditions of the Merger Agreement, while Emerson continued its due diligence examination of Rollway's international operations. The majority of the negotiations centered on the scope of Rollway's representations and warranties (see "Certain Provisions of the Merger Agreement -- Representations and Warranties") and the amount of the Merger Consideration to be held in escrow. After considerable negotiation, the parties agreed that Emerson Common Stock with a total value of $1.5 million would be held in escrow to secure Rollway's obligations in the event of a breach by Rollway of its representations and warranties. Emerson's primary concern at the time was Rollway's inventories, which had not been the recent subject of a complete physical inventory. Rollway had instead been relying on statistical sampling.

    On February 8, 1996, Rollway's Board of Directors tentatively approved the execution of the Merger Agreement subject to the Board's review of certain final exhibits. This approval followed a presentation by MPI. During the presentation, MPI reviewed its February 2, 1996 written opinion to the Rollway Board of Directors, wherein MPI concluded that the terms and conditions of the Merger and the Preferred Terms Amendment were fair from a financial point of view to the holders of the Rollway Common Shares and the Rollway Preferred Shares. MPI also made a detailed presentation regarding the valuation methodologies used by MPI in reaching its conclusion. See "-- Fairness Opinion."

    Emerson concluded its international due diligence examination in March 1996. During this process, Emerson noted that Rollway had not filed a required 1994 foreign tax report listing Rollway's commission payments to certain of its European distributors, thus potentially exposing Rollway to fines of approximately $1.1 million until January 1, 1997. Emerson therefore requested an additional escrow of $1 million as security in the event a claim is made regarding the late filing. This portion of the escrow would be released to the former holders of the Rollway Common Stock on January 3, 1997. This amount approximated Emerson's estimate of the potential exposure ($1.1 million) if a late filing claim was successfully asserted. Rollway's Board of Directors agreed and, on March 28, 1996, again approved the Merger Agreement. See "-- Escrow and Indemnity" and Sections 1.13 and 7.7 of the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A. This approval followed MPI's written confirmation that its prior opinion as to the fairness of the transactions contemplated with Emerson was still valid.

    Emerson and Rollway signed the Merger Agreement on April 1, 1996. The Merger Agreement was amended on April 11, 1996: (a) to provide that either party can terminate it if the Merger is not consummated by October 8, 1996, rather than July 31, 1996, and (b) to add Closing Book Value Benchmarks (as hereinafter defined) for the fiscal months of August and September. The Merger
Agreement was further amended on .........., 1996 to provide: ...........  The
Merger Agreement is the result of extensive arms' length negotiations.


Emerson's Reasons for the Merger

    The positive factors considered by Emerson in entering into the Merger Agreement were the acquisition of Rollway's cylindrical and thrust bearing products, the prospects, assets, obligations and potential earnings of Rollway, the synergism which should result from the combination of Rollway and Emerson's Power Transmission subsidiary, the ability of Emerson to provide Rollway with a much stronger sales and marketing organization, Emerson's ability to upgrade Rollway's equipment and Emerson's belief that combining Rollway with Emerson's existing bearing operations will enhance the presence of both companies in the bearing market, thereby enabling them to offer their customers a broader and more varied array of products. Emerson also believes that Rollway's international division offers good growth potential. In addition, Emerson considered that Rollway's small size, its need to upgrade its plants and equipment, its working capital constraints, its narrow product lines and its lack of purchasing leverage with its material suppliers were all handicapping Rollway's potential earnings. With Emerson's substantially greater resources, Emerson believes it can cure these problems.

    In view of the wide variety of the factors described above which were considered by Emerson, Emerson did not find it practicable to quantify or otherwise attempt to establish the relative importance of the various factors that it considered when determining to enter into the Merger Agreement.

    The Merger Agreement was unanimously approved by all members of Emerson's Board of Directors present at the board meeting held on October 3, 1995.


Rollway's Reasons for the Merger; Recommendation of Rollway's Board of
Directors

    As a result of significant operating losses, in 1992, the Board of Directors of Rollway began considering the various alternatives available to Rollway (e.g., remaining independent, seeking a strategic partner, selling to or merging with a third party). Three potential acquisition/partner candidates were identified.

    Over the course of the next two years, Rollway was in contact with each of these candidates, including Emerson. For example, in 1993 Rollway signed a confidentiality and non-disclosure agreement with one of the candidates. After several visits, the candidate expressed a casual interest in acquiring Rollway but was unwilling to put forth a definitive offer. Shortly thereafter, the discussions stopped.

    Similarly, in June 1994, Rollway received an inquiry from a potential acquiror expressing a possible interest in Rollway. This potential acquiror had made previous overtures dating back to the 1980's. Interest initially was expressed in the range of $4.00 to $5.00 per Rollway Common Share. Later, in the fall of 1994, discussions intensified. Rollway's management was convinced that the candidate was valuing Rollway without giving due consideration to the improvement in Rollway's financial and business condition. The candidate was unconvinced and negotiations languished through early 1995.

    In April 1995, the discussion process was revived, and in May a letter of intent was executed. The letter contemplated the acquisition of Rollway's Common Stock at a cash price of $12.00 per share. The transaction was subject to a number of conditions, including financing of the purchase price and a satisfactory due diligence examination of Rollway.

    In early July 1995, the candidate approached Rollway seeking a price reduction of over 50%. The reduction was due primarily to the candidate's concerns about the salability of Rollway's inventories and the perceived uncertainty associated with LRNV. The proposed reduced purchase price was totally unsatisfactory to Rollway's Board of Directors and was rejected. On July 7, 1995, the offer was formally withdrawn by the candidate.

    Over the course of the next several months, extensive negotiations took place between Rollway and Emerson. During this period the parties discussed at length a multitude of issues including the valuation of Rollway and the nature of Rollway's European operation. These discussions precipitated Emerson's August 1995 offer described above. See "-- Background of the Merger."

    In January and February 1996, the Board of Directors of Rollway held several special meetings to consider the initial drafts of the Merger Agreement and the issues raised by Emerson as a result of its due diligence. At the special meetings, the Rollway Board of Directors considered in detail the terms and conditions of the proposed Merger and the Preferred Terms Amendment.

    On March 21 and March 28, 1996, the Rollway Board of Directors met again in special session to consider the final Merger Agreement and the terms of the proposed Merger and Preferred Terms Amendment. See "--Background of the Merger." After giving the matter extensive consideration, the Board of Directors of Rollway unanimously approved each of the proposals.

    In reaching its conclusions, the Board of Directors of Rollway considered the following principal factors:

    1. Operating History and Future Prospects. Over the past two years, Rollway has demonstrated a return to profitability. For the fiscal year ending November 27, 1994, Rollway had net income of $101,588. For the year ended December 3, 1995, its net income was $707,074.

    Unfortunately, this recent success has not been sufficient to offset Rollway's losses over the past several years. These losses have been substantial - i.e., $146,132, $1,167,091 and $926,103 for fiscal years ending November 28, 1993, November 29, 1992 and December 1, 1991, respectively, As a result, it has been extremely difficult for Rollway to finance any form of long term growth. It has also made it difficult for Rollway to follow the movement in the bearing industry of providing a broader product line. In management's opinion, smaller providers, such as Rollway, are faced with a more difficult challenge of satisfying customers' total product requirements.

    Although the Directors of Rollway are hopeful that Rollway's recent profitable performance can be sustained, they do not believe that this improvement will be sufficient to allow Rollway to grow competitively without a significant infusion of capital.

    2. Dividend Paying History. Rollway has never paid a cash dividend on its Common Stock. In recent years, Rollway has been in arrears on its Preferred Stock dividends. The lack of dividend paying ability has been due, in part, to the restrictions contained in certain debt arrangements to which Rollway is a party. It has also been due, in part, to Rollway's inability to generate surplus operating funds. Based on recent operating results and Rollway's cash requirements, the Directors do not believe that dividends can be paid on Rollway's Common Stock in the foreseeable future if Rollway remains independently owned.

    3. Shareholder Liquidity. Rollway's Common Stock is not traded on any national securities exchange. As a result, trading has been extremely limited. The effect of this inactivity has been a significant lack of shareholder liquidity. The Merger offers Rollway shareholders the opportunity to receive Emerson Common Stock which is listed on a national securities exchange and actively traded.

    4. Merger Consideration. The total Merger Consideration will be approximately $8,270,000, subject to adjustment as provided in the Merger Agreement (see "--Merger Consideration"), and will be divided on a pro rata basis among the holders of Rollway Common Stock. For example, if the closing of the Merger had occurred on June ....., 1996, the Merger Consideration would have been adjusted downward by approximately $.......... pursuant to the post-
closing adjustment provisions set forth in Sections 1.9 and 1.10 of the Merger Agreement. This would have resulted in a Merger Consideration of approximately
$.......... (or approximately $.......... per share of Rollway Common Stock), subject to the terms of the Escrow Agreement. See "-- Merger Consideration" and "-- Escrow and Indemnity." (The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June ....., 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and 1.10 of the Merger Agreement.
Accordingly, changes in Rollway's financial condition between June ....., 1996 and the Closing Date, as well as any adjustments necessitated by the Closing Date audit contemplated by the Merger Agreement, may have a material effect on the amount of the Merger Consideration.) If the Preferred Terms Amendment is approved, each share of Rollway Preferred Stock will receive a fraction of a share of Emerson Common Stock equal in value to $20.00 and an amount in cash equal to the amount of accrued dividends owed on such Share at the Effective Time. Thus the total dollar value of Emerson Common Stock to be received in the Merger in exchange for Rollway Preferred Stock will be $1,873,840.

    The Directors believe that the Merger Consideration is fair. This belief is based on the Directors' assessment of Rollway's future prospects and on previous offers to acquire Rollway. It is also based on the fairness opinion of Rollway's valuation advisor, MPI, discussed below (see "--Fairness Opinion").

    In the opinion of Rollway's Board of Directors, each of the above factors supported a determination that the transactions contemplated with Emerson are in the best interest of Rollway's Common and Preferred Shareholders. Given the extensive nature of the factors discussed above, the Rollway Board did not attempt to assign any individual weight to each factor. In total, however, the Board of Directors believe that the Merger and the Preferred Terms Amendment present the best opportunity for Rollway to succeed in the future and for Rollway's shareholders to achieve an acceptable return on their investment.

    THE BOARD OF DIRECTORS OF ROLLWAY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS BEING FAIR AND IN THE BEST INTEREST OF ROLLWAY, ITS SHAREHOLDERS AND THE HOLDERS OF ROLLWAY OPTIONS. THE ROLLWAY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ROLLWAY COMMON STOCK APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND THAT HOLDERS OF ROLLWAY COMMON STOCK AND HOLDERS OF ROLLWAY PREFERRED STOCK APPROVE THE PREFERRED TERMS AMENDMENT.


Fairness Opinion

    On February 2, 1996, MPI delivered its written opinion to the Board of Directors of Rollway that the transactions contemplated in the Merger Agreement are fair from a financial point of view to the holders of the Rollway Common Shares and the Rollway Preferred Shares. At the February 8, 1996 special meeting of the Rollway Board, MPI made a detailed presentation of the basis of its opinion and confirmed its February 2, 1996 opinion. This opinion was again confirmed on March 25, 1996. MPI did not participate in the determination or negotiation of the amount of the Merger Consideration to be received by Rollway shareholders.

    In connection with rendering its opinion, MPI: (i) considered the terms and conditions of the proposed Merger and Preferred Terms Amendment; (ii) reviewed and analyzed financial data regarding Rollway, including its audited and unaudited consolidated financial statements for the fiscal years ended approximately November 30, 1985 through 1995; (iii) reviewed and analyzed the other relevant financial and operating data supplied by Rollway; (iv) discussed past and current operations, financial condition and future prospects of Rollway with members of its senior management; (v) prepared a comparative analysis of Rollway and certain publicly held companies deemed by MPI to be reasonably similar to Rollway with respect to financial and operating results and investment characteristics; (vi) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions which MPI deemed relevant; (vii) reviewed the premiums in value paid for control in certain recent business combinations of companies in a variety of industries;
(viii) prepared a discounted net cash flow analysis; and (ix) reviewed historical prices and trading activity of Rollway Common Stock.

    The following is a summary of certain of the financial analyses used by MPI in connection with providing its written opinion to the Board of Directors of Rollway on February 2, 1996, which analyses were the subject of the detailed presentation to the Rollway Board on February 8, 1996:

    Comparative Analysis. As part of its analysis, MPI compared certain financial information of Rollway with that of a group of selected publicly traded bearings manufacturers and distributors, including Bearings, Inc., Brenco, Inc., Federal-Mogul Corporation, Kaydon Corporation, NN Ball & Roller, Inc., Sinter Metals, Inc., and The Timken Company. MPI prepared a quantitative and qualitative analysis of Rollway versus the publicly traded companies in respect to trends of net sales and earnings before interest and taxes ("EBIT"), operating and profitability ratios, and balance sheet ratios. MPI calculated various financial multiples and ratios for the publicly traded companies, after determining the total market value of the total invested capital of each selected company, using trading prices as of February 2, 1996. The multiples were as follows: (1) market value times latest year EBIT ratios ranged from 5.4 times to 18.2 times; (2) market value times latest year earnings before interest, taxes, depreciation and amortization ("EBITDA") ratios ranged from
4.5 times to 16.0 times; (3) market value times five year average EBIT ratios ranged from 9.3 times to 26.6 times; (4) market value times five year average EBITDA ratios ranged from 7.3 times to 22.7 times; (5) market value times five year weighted average EBIT ratios ranged from 7.6 times to 22.9 times; and (6) market value times five year weighted average EBITDA ratios ranged from 6.1 times to 19.9 times.

    MPI then considered various qualitative and quantitative differences between the selected companies and Rollway, including Rollway's below average long term sales and EBIT growth and its leveraged financial condition.

    Discounted Net Cash Flow Analysis. MPI performed a discounted net cash flow analysis of Rollway based on certain financial projections prepared by the management of Rollway for the fiscal years ended 1996 through 1999. MPI discounted the projected free cash flows of Rollway over the forecast period at a range of discount rates of from 15.0% to 20.0%, representing an estimated range of the weighted average cost of capital for Rollway. The sum of the present values of such free cash flows for Rollway was then added to the present value of Rollway's terminal value discounted to a present value equivalent using the aforementioned range of discount rates.

    Analysis of Purchase Price. MPI prepared a financial analysis of the Merger and calculated the aggregate consideration and various financial multiples based upon the approximate cash consideration of $8,270,000, subject to adjustment as set forth in the Merger Agreement. The multiples were as follows: (1) latest year EBIT - 5.5 times; (2) latest year EBITDA - 4.6 times;
(3) five year average EBIT - 15.2 times; (4) five year average EBITDA - 10.6 times; (5) five year weighted average EBIT - 11.0 times; and (6) five year weighted average EBITDA - 8.3 times.

    Mergers and Acquisitions Analysis. MPI conducted a search for mergers and acquisitions in the bearings industry over the two year period preceding the valuation date. Rexnord Corporation, whose diversified product line importantly included consumable replacement parts such as bearings, was acquired in 1994 and sold for 9.6 times latest year EBIT and 8.1 times latest year EBITDA. In view of the significant qualitative and quantitative differences between Rollway and Rexnord Corporation, MPI viewed this transaction as a reasonable confirmation of the implicit multiples in the Merger.

    Historical Stock Trading Analysis. MPI reviewed and analyzed the reported trading prices and activity for the Common Stock of Rollway since 1989 and determined that trading in Rollway Common Stock has been extremely limited. Rollway Common Shares traded in brokered and other private transactions at prices ranging between $1.00 and $12.00 during the period January 13, 1995 through February 29, 1996. From 1989 through 1994, shares of Rollway Common Stock traded between $0.25 and $4.25 per share.

    Pursuant to confirming its opinion on March 25, 1996, MPI substantially updated its analyses as described hereinabove. MPI had at its disposal the final 1995 fiscal year end audited financial statements of Rollway, which results were reflected in the update, as well as more current information for the same group of selected publicly traded companies. Revised financial and market multiples for the public companies were determined as follows: (1) market value times latest year EBIT ratios ranged from 6.8 times to 19.5 times;
(2) market value times latest EBITDA ratios ranged from 5.5 times to 17.2 times; (3) market value times five year average EBIT ratios ranged from 11.6 times to 28.5 times; (4) market value times five year average EBITDA ratios ranged from 8.4 times to 24.4 times; (5) market value times five year weighted average EBIT ratios ranged from 9.6 times to 24.6 times and (6) market value times five year weighted average EBITDA ratios ranged from 7.4 times to 21.3 times. There were no material changes in the projected financial results of Rollway and, therefore, the discounted net cash flow analysis was unchanged. There were no interim acquisitions of companies primarily engaged in the manufacture and distribution of bearings. Based upon these analyses, MPI concluded that the purchase price was fair from a financial point of view.

    A copy of MPI's opinion is attached to this Proxy Statement/Prospectus as Exhibit B and sets forth the procedures followed, the matters considered and the limitations on the scope of review undertaken by MPI. In preparing its opinion, MPI relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished by Rollway. MPI did not make any independent valuation or appraisal of any of the assets or liabilities of Rollway.

    Shareholders of Rollway should note that the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying MPI's opinion. In arriving at its fairness determination, MPI considered the results of all such analyses. No company or transaction used as a comparison in the analyses is identical to Rollway or the contemplated transaction. The analyses were prepared solely for the purpose of MPI providing its opinion to the Board of Directors of Rollway as to the fairness of the Merger and the Preferred Terms Amendment from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which Rollway or its securities actually may be sold. As described above, certain of the analyses performed by MPI relied on estimates of future financial performance provided by the management of Rollway. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, MPI's opinion and presentation to the Board of Directors of Rollway was one of the several factors taken into consideration by the Board of Directors of Rollway in making its determination to approve the Merger. The foregoing summary does not purport to be a complete written description of the analyses performed by MPI and is qualified by reference to the written opinion of MPI as set forth in Exhibit B hereto, which Rollway Shareholders are urged to read in its entirety. In arriving at its fairness determination, MPI considered the results of all of its analysis and did not assign relative weights thereto.

    MPI is being paid a fee of $72,500 for acting as a financial advisor and rendering its opinion to Rollway. In addition, Rollway has agreed to reimburse MPI for out-of-pocket expenses and to indemnify MPI and certain persons against certain liabilities under the federal securities laws arising out of its engagement. MPI's fee is not contingent upon the successful consummation of the transactions contemplated by the Merger Agreement.


Effective Time; Closing Date

    If the Merger Agreement and the transactions contemplated thereby are approved by shareholders holding at least two-thirds of the outstanding shares of Rollway Common Stock, the Merger will be consummated and effected at the time a Certificate of Merger is filed with the Secretary of State of New York and a Certificate of Merger is filed with the Secretary of State of Delaware. The time at which the Merger becomes effective is referred to herein as the "Effective Time." The Merger Agreement provides that Emerson and Rollway will cause Certificates of Merger to be filed and recorded on the day following the Rollway Special Meeting in accordance with the applicable provisions of the NYBCL and the Delaware General Corporation Law. The Merger Agreement may be terminated prior to the Effective Time by either Emerson or Rollway in certain circumstances, whether before or after the approval of the Merger Agreement by the shareholders of Rollway. See "Certain Provisions of the Merger Agreement
- -- Termination." The closing of the Merger will be deemed to have occurred on the last day of the fiscal month following the Rollway Special Meeting. The day on which the Closing occurs is referred to herein as the "Closing Date."


Form of the Merger

    If (i) the Merger Agreement and the transactions contemplated thereby are approved by holders of at least two-thirds of the outstanding shares of Rollway Common Stock, and (ii) all other conditions to the Merger are satisfied or waived (see "Certain Provisions of the Merger -- Conditions to the Consummation of the Merger"), Emersub will be merged with and into Rollway, with Rollway as the Surviving Corporation, which will thereupon become a wholly-owned subsidiary of Emerson.


Merger Consideration

    At the Effective Time of the Merger, holders of Rollway Common Shares will have the right to receive Emerson Common Shares, subject to an escrow arrangement (see "-- Escrow and Indemnity" below) and a holdback arrangement (see "--Holdback" below). Each holder of Rollway Common Shares will have the right to receive a portion of the Merger Consideration, payable in Emerson Common Shares valued at the Emerson Share Value, equal to the Rollway Common

Share Price multiplied by the number of Rollway Common Shares held by that holder. Emerson shall aggregate the Emerson Common Stock issuable to any person, and since fractional Emerson shares will not be issued, such person shall receive cash in lieu of fractional shares remaining following the aggregation. The "Rollway Common Share Price" will be based on an aggregate purchase price for all of the Rollway Common Shares equal to approximately $8,270,000, subject to adjustment up or down as described below (as previously defined, the "Merger Consideration"), divided by the number of Rollway Common Shares outstanding on a fully diluted basis at the Effective Time. For example, if the Closing had occurred on June ..... 1996, the Merger
Consideration would have been adjusted downward by approximately $..........
pursuant to the closing net worth provisions set forth in Section 1.9 of the Merger Agreement and would have been adjusted upward by approximately
$.......... pursuant to the closing pension liability provisions set forth in
Section 1.10 of the Merger Agreement.  This would have resulted in a Merger
Consideration of approximately $.......... (or approximately $.......... per share of Rollway Common Stock, assuming .......... shares of Rollway Common
Stock outstanding), subject to the terms of the Escrow Agreement described herein. See "-- Escrow and Indemnity." The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended
June ....., 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and 1.10 of the Merger Agreement. Accordingly, changes in Rollway's financial condition between June ....., 1996 and the Closing Date, as well as any adjustments necessitated by the Closing Date audit contemplated by the Merger Agreement, may have a material effect on the amount of the Merger Consideration.

    The "Emerson Share Value" will equal the average closing price of an Emerson Common Share for the five consecutive trading days ending on the fifth business day prior to .........., 1996, the date of the Rollway Special
Meeting, as reported in the Wall Street Journal, New York Stock Exchange Composite Transactions. The following table illustrates the number of shares of Emerson Common Stock which would be issued in payment of the Merger Consideration, depending on what the Emerson Share Value is:

                                                   Number of shares of
                                               Emerson Common Stock Issued
                                                  based on an estimated
                                                  Merger Consideration
           Emerson Share Value                       of $..........
- --------------------------------------  --------------------------------------

                  $ 70
                    71
                    72
                    73
                    74
                    75
                    76
                    77
                    78
                    79
                    80
                    81
                    82
                    83
                    84
                    85
                    86
                    87
                    88
                    89
                    90
                    91
                    92
                    93
                    94
                    95
                    96
                    97
                    98
                    99
                   100

    The Merger Consideration ultimately payable to the former holders of Rollway Common Shares will equal $8,269,936 minus the Closing Book Value Adjustment (as hereinafter defined), if any, and plus or minus the Pension Liability Adjustment (as hereinafter defined), if any. The "Closing Book Value Adjustment" shall equal the amount, if any, by which the Closing Book Value Benchmark (as hereinafter defined) exceeds the actual Rollway Closing Book Value (as hereinafter defined). The "Closing Book Value Benchmark" shall equal one of the following amounts, depending upon when the Closing Date occurs:

                                              Then the Closing Book Value
     If the Closing Date Is Between                 Benchmark Will Be
- --------------------------------------  ---------------------------------------

           July 9 and August 5                       $9.338 million
        August 6 and September 9                     $9.508 million
       September 10 and October 7                    $9.679 million


    The amounts set forth above were provided by Rollway's management to Emerson as estimates of the book value of Rollway as of the ends of the months indicated, calculated in the same manner as the Rollway Closing Book Value will be calculated. These estimates were prepared by Rollway's management for internal purposes only, and were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts. Rollway does not as a matter of course make public its internal estimates.

    The starting point in preparing the above estimates was Rollway's actual September 1995 balance sheet. Rollway's management then made a number of assumptions regarding Rollway's projected performance. These assumptions included that revenues would remain at a constant level with no growth, that the backlog would increase by approximately 1%, that cost of goods sold would increase approximately 1% and that selling, general and administrative expenses would increase approximately 2%.  As of June ....., 1996, Rollway's performance was approximately .....% below its projections for the fiscal month ending on such date (approximately a $.......... reduction per Rollway Common Share)
primarily as a results of costs and expenses associated with the transactions contemplated in the Merger Agreement. Management of Rollway does not anticipate that the shortfall will be lessened significantly prior to the Effective Time.

    These estimates were of necessity based on numerous complex assumptions that are inherently subject to significant economic and competitive uncertainties, which are difficult to predict and in many cases are beyond Rollway's control. Some or all of such assumptions may not be realized. Given the uncertainties inherent in the process of making such estimates, there can be no assurance that the projected results will be achieved, thereby avoiding a Closing Book Value Adjustment or that any of the projected results would be achieved were Rollway to remain an independent company. Actual results for projected periods may be significantly higher or lower than the projected results. The fact that the estimates were shared by Rollway with Emerson should not be regarded as an indication that Rollway or Emerson considers the estimates to be an accurate prediction of future events. Such estimates are speculative and should not be regarded as representations by Rollway or Emerson that such projected results will be achieved. Rollway does not intend to update or otherwise revise these estimates prior to consummation of the Merger.

    The "Rollway Closing Book Value" will be determined based on a balance sheet of Rollway as of the Closing Date (the "Closing Balance Sheet") to be prepared by the Surviving Corporation during the 60 days following the Effective Time. The Closing Balance Sheet will be prepared based on Rollway's historical accounting practices to the extent such practices are in conformity with generally accepted accounting principles consistently applied (except for the adjustments to be made to the Closing Balance Sheet as described in the next paragraph). The Closing Balance Sheet will include accruals for Closing Fees (as hereinafter defined) payable by Rollway but not actually paid by Rollway as of the Closing Date. Any disputes relating to the preparation of the Closing Balance Sheet may be resolved on behalf of the Rollway shareholders by the Common Shareholders' Representative. See "--Escrow and Indemnity" and "--Common Shareholders' Representative." Expenses incurred by the Common Shareholders' Representative in any such disputes will be reimbursed from the Holdback. See "--Holdback." The holders of Rollway Common Stock shall automatically be deemed to have waived any right or cause of action for any action taken or omitted from being taken by the Common Shareholders' Representative absent a showing of gross error or fraud.

    For purposes of calculating the Closing Book Value, the following principles shall apply: (i) there will be no adjustment for currency translation, (ii) the line items for "intangible pension asset," "pension accrual" and "long term pension liability" will be reversed, (iii) up to $236,000 of the legal fees and expenses of the former Rollway employees Wiehl, Connor and Cramp, if paid by Rollway prior to the Closing Date, will be added to assets on the Closing Balance Sheet, or, if such legal fees and expenses are accrued on the books of Rollway as a liability on the Closing Date, then such accrual (up to $236,000) will be disregarded in calculating the liabilities of Rollway on the Closing Balance Sheet, (iv) the costs and expenses associated with the remediation (but not the costs or expenses of Rollway in connection with the discovery or assessment thereof) of the environmental issues described on Schedule 1.16 to the Merger Agreement, if approved in writing by Emerson in advance and paid by Rollway prior to the Closing Date, will be added to the Closing Balance Sheet, or if such costs and expenses are accrued on the books of Rollway as a liability on the Closing Date, then such accruals will be disregarded in calculating the liabilities of Rollway on the Closing Balance Sheet, (v) deferred taxes will be fixed at zero, (vi) severance payments, if any, triggered by the Merger made prior to the Closing Date to Stephen Bregande or Edmund Babiarz pursuant to their respective employment agreements with Rollway will be added to the Closing Balance Sheet, or, if such payments are accrued on the books of Rollway as a liability on the Closing Date, such accruals will be disregarded in calculating the liabilities of Rollway on the Closing Balance Sheet, and (vii) an amount equal to 40% of the taxable gain realized by Rollway as a result of the transfer of life insurance policies to
H. Follett Hodgkins, Jr. will be subtracted from the Rollway Closing Book Value. The foregoing adjustments are illustrated on Schedule 1.9 to the Merger Agreement (a copy of which is attached to this Proxy Statement/Prospectus as part of Exhibit A). The Merger Agreement provides that in the event of a conflict between the provision and the Merger Agreement that describes these adjustments and Schedule 1.9 to the Merger Agreement, Schedule 1.9 will govern. Additionally, in an effort to resolve certain specified items of concern which are expressly stated in the Merger Agreement regarding Rollway, the parties to the Merger Agreement have agreed to a financial settlement with respect to such items which has been reflected in the Merger Consideration. Accordingly, the parties have agreed in the Merger Agreement that the Merger Consideration shall not be further reduced nor shall any claim for indemnification be made with respect to any of these specified items regardless of any representations or warranties of Rollway contained in the Merger Agreement. If the Closing had occurred on June ....., 1996, the Closing Book Value would have been
$.........., which would have caused a reduction in the Merger Consideration of
$...........  The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June ....., 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and 1.10 of the Merger Agreement. Accordingly,
changes in Rollway's financial condition between June ....., 1996 and the
Closing Date, as well as any adjustments necessitated by the Closing Date audit contemplated by the Merger Agreement, may have a material effect on the amount of the Merger Consideration.

    Concurrent with the delivery of the Closing Balance Sheet, Emerson will deliver to the Common Shareholders' Representative a calculation of the "Rollway Closing Pension Liability," which shall be equal the underfunded pension liability of Rollway as of the Closing Date, defined as the amount by which the projected benefit obligation of the Rollway pension plans exceeds the fair market value of plan assets, calculated using the following assumptions:

                 Discount rate:       8.00%
                 Mortality:           1983 GAM
                 Termination:         125% of Sarason's T-5
                 Retirement:          Age         Rate
                                      ----------  ----------
                                      55-61           2%
                                      62             15%
                                      63             10%
                                      64             10%
                                      65            100%


The "Pension Liability Adjustment" will equal the amount by which the Rollway Closing Pension Liability is greater than or less than $1,953,000. If the
Closing had occurred on June ....., 1996, the Pension Liability Adjustment
would have been $.........., which would have increased the Merger
Consideration by $...........

    For purposes of issuing Emerson Common Stock to shareholders of Rollway who surrender their certificates formerly representing Rollway Common Shares after the Effective Time but prior to the final determination of the Merger Consideration, the consideration initially payable to such shareholders will be calculated based on the balance sheet of Rollway as of the month-end immediately preceding the Closing Date (which may in fact be the Closing Date) (the "Pre-Closing Balance Sheet"). Such initial amount of consideration is referred to herein as the "Estimated Merger Consideration" and is subject to an Escrow and Holdback. See "-- Escrow and Indemnity" and "--Holdback."


Holdback

    Emerson Common Shares valued at the Emerson Share Value worth $1,000,000, the "Holdback," shall be withheld from the payment of the Estimated Merger Consideration as security for any adjustments to the Estimated Merger Consideration based upon the Closing Balance Sheet, determination of the Rollway Closing Pension Liability, and to fund any reasonable expenses incurred by the Common Shareholders' Representative in resolving any dispute relating to the Closing Balance Sheet and/or the determination of the Rollway Closing Pension Liability (the "Representative's Expenses"). After the Merger Consideration has been finally determined, and if it is greater than the

Estimated Merger Consideration (less the Holdback, net of the Representative's Expenses, if any (the "Net Holdback")), such excess shall be promptly issued to the former holders of Rollway Common Shares on a pro rata basis in proportion to each such holder's portion of the Merger Consideration. If the Estimated Merger Consideration (less the Net Holdback) is greater than the Merger Consideration, Emerson shall be entitled to retain the Holdback and withdraw from the Escrow Funds the amount, if any, by which the Estimated Merger Consideration (less the Net Holdback) exceeds the Merger Consideration. To the extent the Escrow Funds are insufficient to reimburse Emerson for the amount by which the Estimated Merger Consideration (less the Net Holdback) exceeds the Merger Consideration, each former holder of shares of Rollway Common Stock shall be obligated to return to Emerson such holder's pro rata portion of such excess consideration by either: (a) tendering to Emerson his or her certificate representing Emerson Shares issued in the Merger in exchange for new certificates representing the number of Emerson Shares to which such holder is actually entitled; or (b) paying Emerson cash equal to such holder's pro rata portion of such excess consideration.


Escrow and Indemnity

    Emerson Common Shares valued at the Emerson Share Value worth $2,600,000, the "Escrow Deposit," will be held in Escrow under an Escrow Agreement to be executed in connection with the closing of the Merger (Exhibit 1.13 to the Merger Agreement attached hereto as Exhibit A, the "Escrow Agreement"). The Escrow Deposit shall be funded from the Merger Consideration otherwise payable to the holders of Rollway Common Shares. The Indemnity Escrow Funds ($2,500,000 of the Escrow Deposit) will be held as security to compensate Emerson, the Surviving Corporation and their affiliates if they suffer losses:

         (a) as a result of a breach of any of Rollway's representations, warranties or covenants in the Merger Agreement (see "Certain Provisions of the Merger Agreement -- Rollway's Representations and Warranties");

         (b) as a result of the assertion against Emerson or the Surviving Corporation of any loss or liability, including Rollway's or the Surviving Corporation's liability for its own taxes or its liability, if any, for the taxes of others (for example, by reason of transferee liability or application of Treasury Regulation Section 1.1502-6), including, but not limited to, any former tax affiliate of Rollway, or damage or reasonable expense (including but not limited to reasonable attorneys' fees and expenses) payable with respect to taxes claimed or assessed against Rollway or the Surviving Corporation (i) for any taxable period ending on or before the Closing Date or (ii) for any taxable period resulting from a breach of any of Rollway's tax-related representations or warranties contained in Section 2.9 of the Merger Agreement (excluding those taxes which are properly accrued as liabilities on the Closing Balance Sheet);

         (c) resulting from or arising out of any agreement or arrangement regarding indemnification of MPI;

         (d) resulting from or arising out of LRNV's commission payment practices; and

         (e) resulting from or arising out of the last two items described above under "Information About Rollway -- Legal Proceedings and Administrative Matters."

The foregoing claims and losses for which Emerson is entitled to be indemnified
are referred to herein as the "Indemnifiable Claims."   Emerson may not,
however, withdraw Escrow Funds until undisputed Indemnifiable Claims exceed $100,000 in the aggregate, at which point Emerson will be entitled to withdraw Escrow Funds in payment of all undisputed Indemnifiable Claims, including the first $100,000 worth of Indemnifiable Claims. Indemnifiable Claims arising out of Rollway's agreement to indemnify MPI are not subject to such $100,000 threshold. The Representative Escrow Funds ($100,000 of the Escrow Deposit) will be held to pay the reasonable fees and expenses of the Common Shareholders' Representative incurred in resolving any dispute relating to Indemnifiable Claims. The Escrow Agreement shall be executed by Emerson, the Common Shareholders' Representative, and Boatmen's Trust Company of St. Louis (the "Escrow Agent").

    The Escrow Agent will distribute the Escrow Deposit and all income earned thereon to the former holders of the Rollway Common Stock in accordance with the Escrow Agreement as follows:

         (a) on January 3, 1997, the Escrow Agent will distribute a portion of the Indemnity Escrow Funds (valued at the Emerson Share Value) equal to the lesser of (i) $1,000,000, together with all income earned thereon, less any amounts distributed to Emerson under the Escrow Agreement in respect of claims arising from or relating to the commission payment practices of LRNV, or (ii) the Indemnity Escrow Funds, to the former holders of the Rollway Common Stock; and

         (b) eighteen months after the Closing Date, the Escrow Agent will distribute the balance of the Indemnity Escrow Funds and the Representative Escrow Funds to the former holders of the Rollway Common Stock;

except in each case to the extent some or all of such Escrow Funds have been distributed to Emerson or to the Common Shareholders' Representative pursuant to the terms of the Escrow Agreement.

    Notwithstanding the foregoing, in the event Emerson discovers, prior to January 1, 1997, reasonably reliable evidence that, in connection with the commission payment practices of LRNV, LRNV and/or Rollway committed acts that justify or might justify an extension to 5 years of the statute of limitations applicable to any tax-reporting or tax-payment statute applicable to such commission payment practices, the Escrow Agent will not make the distribution described in paragraph (a) above and will, upon the expiration of eighteen months after the Closing Date, retain from the distribution described in paragraph (b) above Emerson Shares (valued at the Emerson Share Value) equal to the lesser of (i) $1,000,000, together with all income earned thereon, less any amounts distributed to Emerson under the Escrow Agreement in respect of claims arising from or relating to the commission payment practices of LRNV, or (ii) the Escrow Funds, until January 4, 1999, at which time such retained Escrow Funds, to the extent not distributed to Emerson, shall be distributed to the former holders of the Rollway Common Stock pursuant to the Escrow Agreement. See Section 1.13 of the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A.

    TO THE EXTENT THE ESCROW FUNDS ARE INSUFFICIENT TO REIMBURSE EMERSON FOR THE AMOUNT OF INDEMNIFIABLE CLAIMS, IF ANY, EACH FORMER HOLDER OF SHARES OF ROLLWAY COMMON STOCK SHALL BE PERSONALLY OBLIGATED TO PROMPTLY RETURN TO EMERSON SUCH HOLDER'S PRO RATA PORTION OF SUCH EXCESS CONSIDERATION BY TENDERING TO EMERSON HIS OR HER CERTIFICATE REPRESENTING EMERSON SHARES ISSUED IN THE MERGER IN EXCHANGE FOR NEW CERTIFICATES REPRESENTING THE NUMBER OF

EMERSON SHARES TO WHICH SUCH HOLDER IS ACTUALLY ENTITLED OR BY PAYING EMERSON THE CASH EQUIVALENT OF SUCH EXCESS CONSIDERATION. THIS INDEMNIFICATION OBLIGATION WILL BE THE OBLIGATION OF THE FORMER ROLLWAY COMMON STOCK HOLDER WHO SUBMITTED HIS OR HER ROLLWAY COMMON STOCK CERTIFICATE FOR EXCHANGE IN THE MERGER AND WILL NOT AFFECT SUCH PERSON'S ABILITY TO TRANSFER THE EMERSON SHARES RECEIVED IN THE MERGER AND SHALL BE LIMITED TO SUCH FORMER COMMON SHAREHOLDER'S PORTION OF THE MERGER CONSIDERATION. HOLDERS WHO PROPERLY CLAIM DISSENTING SHAREHOLDER RIGHTS WILL NOT BE SUBJECT TO THIS INDEMNIFICATION OBLIGATION.

    BY SUBMITTING CERTIFICATES FORMERLY REPRESENTING ROLLWAY COMMON STOCK, EACH SUBMITTING COMMON SHAREHOLDER WILL HAVE AGREED TO PERSONALLY INDEMNIFY EMERSON, THE SURVIVING CORPORATION AND THEIR AFFILIATES ON DEMAND AGAINST ANY AND ALL LOSSES TO THE EXTENT ESCROW FUNDS ARE NOT AVAILABLE THEREFOR, EITHER BECAUSE THE ESCROW FUNDS HAVE BEEN MADE AVAILABLE TO EMERSON DUE TO THE BREACH OF ANY OF ROLLWAY'S REPRESENTATIONS, WARRANTIES OR COVENANTS IN THE MERGER AGREEMENT OR THE ESCROW AGREEMENT HAS TERMINATED. SUCH PERSONAL INDEMNIFICATION OBLIGATIONS SHALL BE SEVERAL AND ONLY IN PROPORTION TO, AND SHALL BE LIMITED TO, EACH COMMON SHAREHOLDER'S PORTION OF THE MERGER CONSIDERATION. SUCH COMMON SHAREHOLDERS SHALL ALSO BE DEEMED TO HAVE WAIVED ANY RIGHT OF CONTRIBUTION OR OTHER SIMILAR RIGHT AGAINST THE SURVIVING CORPORATION ARISING OUT OF ROLLWAY'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THE MERGER AGREEMENT AND SHALL BE DEEMED TO HAVE AGREED TO ALL OTHER PROVISIONS OF THE MERGER AGREEMENT SPECIFICALLY STATED THEREIN TO BE AN OBLIGATION OR AGREEMENT OF SUCH COMMON SHAREHOLDERS.


Common Shareholders' Representative

    As described below, by submitting certificates formerly representing shares of Rollway Common Stock for exchange in the Merger, the holders of such certificates will have agreed to the appointment of Henry Fust, a C.P.A. in Syracuse, New York, as the Common Shareholders' Representative. Mr. Fust is a partner in Fust, Charles, Chambers & Harfosh LLP. The Common Shareholders' Representative will be responsible for protecting the interests of the former holders of Rollway Common Stock in connection with the calculation of the Closing Balance Sheet and the Rollway Closing Pension Liability, the assertion of any Indemnifiable Claims by Emerson and for voting all Emerson Common Shares held in Escrow. The Merger Agreement provides that the Common Shareholders' Representative will have full power to act on behalf of the former holders of Rollway Common Shares in connection with such matters, that Emerson agrees to grant the Common Shareholders' Representative and his agents access to such books, records and other information as may be reasonably necessary to respond to any claim for indemnification and that the former holders of the Rollway Common Shares will have waived any right or cause of action for any action taken or omitted from being taken by the Common Shareholders' Representative. The Common Shareholders' Representative will be entitled to reimbursement from the former holders of Rollway Common Shares of all reasonable expenses included in the performance of his duties as Common Shareholders' Representative, including, but not limited to, the right to employ financial advisors and other agents to undertake or assist in such duties. The Common Shareholders' Representative is expressly authorized to rely upon the advice of such consultants and agents. Payment of the fees and expenses of the Common Shareholders' Representative and his advisors and agents in connection with the preparation of the Closing Balance Sheet and the determination of the Rollway Closing Pension Liability will be made from the Holdback. Payment of such fees and expenses in connection with the Common Shareholders' Representative's duties in connection with any claim for indemnification by Emerson will be made from the Representative Escrow Funds, to the extent available. The Common

Shareholders' Representative is not required to perform any services on behalf of the former holders of the Rollway Common Stock unless he is reasonably assured that adequate funds are available to pay his fees and expenses.
Emerson will have no obligation to pay, and the Indemnity Escrow Funds will not be available to pay, any such fees and expenses.

    The Common Shareholders' Representative's address is: Henry Fust, C.P.A., Fust, Chambers, Charles & Harfosh LLP, 5786 Widewater Parkway, DeWitt, New York 13214 (telephone: (315) 446-3600). If for any reason Henry Fust is unable to serve as the Common Shareholders' Representative, then a partner in the firm of Fust, Chambers, Charles & Harfosh LLP chosen by such firm will serve as the substitute Common Shareholders' Representative.


Preferred Terms Amendment

    At the Rollway Special Meeting, the holders of Rollway Common Stock and Rollway Preferred Stock will be asked to approve the Preferred Terms Amendment. Emerson and Rollway agreed to offer the Preferred Terms Amendment to the holders of the Rollway Preferred Stock in order to permit their shares to be redeemed in connection with the Merger on a tax-deferred basis. If approved, this amendment to Rollway's Certificate of Incorporation would provide that, upon the consummation of the Merger, shares of Rollway Preferred Stock would be converted into the right to receive from Emerson shares of Emerson Common Stock and from Rollway an amount in cash equal to the amount of any accrued and unpaid dividends on the shares of Rollway Preferred Stock, as described below under "-- Preferred Stock Treatment."  As of June ....., 1996, each share of
Rollway Preferred Stock had $2.50 of dividends accrued but unpaid with respect thereto. If the Preferred Terms Amendment is approved but the Merger is not consummated, the Preferred Terms Amendment will have no effect on the rights of the holders of Rollway Preferred Stock. The Preferred Terms Amendment is as follows:

         Article FOURTH of the Certificate of Amendment to the Certificate of Incorporation filed in the office of the Department of State on June 21, 1967, relating to the designations, preferences, privileges and voting powers and restrictions and qualifications of authorized shares, is hereby amended to insert the following new paragraph (A)(k):

         (k) Upon the effective time (the "Effective Time") of the merger (the "Merger"), if it shall occur, of the corporation with Emersub XLI, Inc., a Delaware corporation wholly-owned by Emerson Electric Co., a Missouri corporation ("Emerson"), each issued and outstanding share of the corporation's $1.00 Cumulative Convertible Preferred Stock (the "Preferred Stock") shall be converted into the right to receive (a) a fraction of a share of the common stock of Emerson ("Emerson Common Stock") equal in value to $20.00, and (b) an amount in cash equal to the amount of accrued and unpaid dividends owed on such share of Preferred Stock at the Effective Time. For purposes of valuing the Emerson Common Stock into which the Preferred Stock shall be converted, each share of Emerson Common Stock shall be valued at the "Emerson Share Value," as such term is defined in the Agreement and Plan of Merger, dated April 1, 1996 and as amended
    April 11, 1996 and .........., 1996 (the "Merger Agreement") governing the
    Merger. Fractional shares of Emerson Common Stock will not be issued. Instead, Emerson shall aggregate the shares of Emerson Common Stock issuable to any person, and, if following such aggregation, any person would be entitled to receive a fractional share of Emerson Common Stock but for this paragraph, such person will, in lieu of such fractional share and after surrender of such person's certificate or certificates formerly evidencing Preferred Stock, be entitled to receive an amount in cash equal to the Emerson Share Value multiplied by the fraction of the share of Emerson Common Stock to which such person would otherwise be entitled. The procedure for the exchange of certificates formerly evidencing shares of the Preferred Stock for cash and certificates evidencing Emerson Common Stock shall be as provided in the Merger Agreement.

    The approval of the holders of a majority of the issued and outstanding shares of Rollway Common Stock and Rollway Preferred Stock is required to approve the Preferred Terms Amendment. It is a condition to Emerson's obligations under the Merger Agreement that Rollway shall have either
(i) obtained appropriate shareholder approval of the Preferred Terms Amendment prior to the Effective Time or (ii) completed the redemption of all Rollway Preferred Shares prior to the Effective Time. Therefore, if the Preferred Terms Amendment is not appropriately approved and Rollway is unable to redeem all of the outstanding Rollway Preferred Shares due to an inability to raise the funds necessary for such redemption or otherwise, the Merger may not be consummated.


Preferred Stock Treatment

    Subject to approval of the Preferred Terms Amendment by the holders of a majority of the Rollway Common Shares and of the Rollway Preferred Shares, at the Effective Time, each holder of Rollway Preferred Shares will have the right to receive in exchange for each Rollway Preferred Share a fraction of a share of Emerson Common Stock equal in value to $20.00 and an amount in cash equal to the amount of accrued and unpaid dividends owed on such Rollway Preferred Share at the Effective Time. Emerson shall aggregate the Emerson Common Stock issuable to any person, and, since fractional shares will not be issued, such person shall receive cash in lieu of any fractional share remaining following such aggregation. The cash and Emerson Common Stock payable to the holders of the Rollway Preferred Stock will not be paid out of the Merger Consideration, but will be in addition thereto. The Emerson Common Stock and cash payable to former holders of Rollway Preferred Stock will not be subject to the Escrow and Holdback described above. If approval of the Preferred Terms Amendment is not obtained and the Merger is consummated, Rollway will redeem for $20.00 per share (plus any accrued and unpaid dividends) in cash all of the outstanding shares of Rollway Preferred Stock in accordance with their terms immediately prior to the Effective Time. See "--Certain Federal Income Tax Matters--Tax Consequences to Holders of Rollway Preferred Stock."


The Rollway Options

    The Committee overseeing the Rollway Option Plan has amended the Rollway Option Plan and each Rollway Option to provide that such options shall become fully vested immediately prior to the Effective Time and shall be exercisable at such time upon payment of the applicable exercise price. The holders of the Rollway Options have agreed to exercise such options prior to the Effective Time, subject to the consummation of the Merger. It is a condition to Emerson's obligations under the Merger Agreement that all Rollway Options be exercised prior to the Effective Time.

Option Agreements

    H. Follett Hodgkins, Jr., Ann M. Hodgkins, H. Follett Hodgkins, III, Cynthia H. Schallmo, two Trusts Under Last Will and Testament of H. Follett Hodgkins and Trust Under Last Will and Testament of Ruth S. Hodgkins, the Group Shareholders, who collectively own a majority of the outstanding Rollway Common Stock, each entered into an Option Agreement with Emerson and Rollway.
Pursuant to the Option Agreements, as amended, each of the Group Shareholders has agreed, among other things, to vote (at the Rollway Special Meeting) such holder's shares of Rollway Common Stock (57.5% of the outstanding Rollway Common Stock) in favor of the Merger and the Merger Agreement and not to take any actions which would have the effect of preventing or hindering the Merger. In addition, each Group Shareholder will vote such holder's shares of Rollway Common Stock and Rollway Preferred Stock (19.5% of the outstanding Rollway Preferred Stock) in favor of the Preferred Terms Amendment. In addition, the Group Shareholders have agreed in the Option Agreements to sell their shares of Rollway Common Stock and Rollway Preferred Stock to Emerson in certain situations. See "--Interests of Certain Persons in the Merger."

    Each Option Agreement grants Emerson an irrevocable option ("Emerson Option") to purchase from the Group Shareholders their shares of Rollway Common Stock and Rollway Preferred Stock under certain circumstances. The Emerson Options are exercisable, in whole but not in part: (a) between on and after May 11, 1996 and June 14, 1996 in the event the Merger Agreement is not executed on or before May 10, 1996 AND if on or before May 10, 1996 (i) any person, firm, corporation, business entity or group (other than Emerson) (collectively a "Competing Buyer") announces its intention to acquire or acquires 5% or more of the capital stock of Rollway or (ii) any Competing Buyer and Rollway or its Board of Directors or any member of the Group Shareholders executes a letter of intent, agreement in principle or definitive agreement providing for a merger or other business combination involving Rollway or the sale of a substantial portion of the assets of Rollway or the sale of any capital stock of Rollway or any similar transaction involving Rollway (other than to Emerson) or (iii) there is any written or oral proposal to Rollway or any of its shareholders or its Board of Directors offering or proposing any of the foregoing (other than any such communications from Emerson), (b) in the event Rollway or any member of the Group Shareholders breaches the Merger Agreement or the "no-shop agreement" dated September 18, 1995, then until October 8, 1996 Emerson can exercise the Emerson Option, (c) in the event any member of the Group Shareholders breaches the Merger Agreement, the Option Agreements and any other agreement similar to the Option Agreements (collectively, the "Group Agreements"), then until October 8, 1996 Emerson can exercise the Emerson Option, (d) in the event on or before May 10, 1996 any member of the Group Shareholders (i) elects for any reason to sell any Rollway Shares to any third party (excluding transfers among the Group Shareholders where such Rollway Shares remain subject to a Group Agreement) or (ii) grants a proxy to vote any shares of the capital stock of Rollway to any Competing Buyer (excluding a proxy to vote for the Merger and any proxy approved in writing by Emerson), then until October 8, 1996 Emerson can exercise the Emerson Option, or (e) if the Merger Agreement is executed but the Merger is not consummated, then at any time during the 15 day period following the termination of the Merger Agreement pursuant to its terms, unless the Merger Agreement is terminated due solely to a breach of its terms by Emerson. If Emerson exercises the Emerson Options, it agrees to promptly offer to all other holders of Rollway capital stock (and options therefor) the opportunity to sell their shares (and options) to Emerson upon comparable terms and conditions, provided that Emerson is not obligated to consummate any purchase of Rollway capital stock pursuant to the exercise of an Emerson Option unless it is simultaneously able to consummate the acquisition of all Rollway capital stock owned by the Group Shareholders (which shall include not less than 52% of the Rollway Common Shares on a fully diluted basis).

    The price per Rollway Common Share will be determined pursuant to the Merger Agreement, with the date of the Closing Balance Sheet, for purposes of such determination, being as of the end of the month prior to the date of Emerson's exercise of the Emerson Options. The price per Rollway Preferred Share under the Emerson Options is $20.00 in value of Emerson Common Stock per share of Rollway Preferred Stock (plus a cash payment equal to unpaid dividends). The purchase price for the Rollway capital stock is payable in shares of Emerson Common Stock, except that if the Merger is not considered to be part of a tax-free reorganization, Emerson must make an additional 10% cash payment to the Group Shareholders.

    For 90 days following the purchase of a Group Shareholder's Rollway shares under the Emerson Options, Emerson is required to purchase upon any Group Shareholder's request, on a first requested, first purchased basis, up to an aggregate of $500,000 of the Emerson Common Stock issued to each Group Shareholder under the Option Agreement. At the expiration of the 90-day period, Emerson is required to purchase Emerson Common Stock from the Group Shareholders only if the Group Shareholder cannot legally sell the shares in the open market. Emerson's obligation to purchase Emerson Common Stock that cannot be sold by the Group Shareholders on the open market expires two years after the closing of the Emerson Option exercise.

    In the event the Emerson Options are exercised, $750,000 of the aggregate Emerson Common Stock issuable under all Emerson Options will be paid into escrow for 18 months as security for certain representations, warranties and covenants of the Group Shareholders in the Option Agreements. Emerson is also permitted to seek reimbursement for certain losses directly from the Group Shareholders and/or Rollway. Each Group Shareholder's indemnification obligation is limited to the total consideration received by such Group Shareholder from Emerson pursuant to his or her Option Agreement.

    If Emerson exercises its Emerson Option with respect to H. Follett Hodgkins, Jr.'s Rollway capital stock, it must enter into a non-competition agreement with Mr. Hodgkins with the same terms described below under the heading "--Non-Competition Agreement."

    The Emerson Options terminate if Emerson hasn't exercised the Emerson Options by the later of October 8, 1996 or the fifteenth day after the termination of the Merger Agreement, if terminated.


Non-Competition and Employment Agreements

    At the Closing of the Merger, Emerson and H.F. Hodgkins, Jr., Chairman of the Board and Chief Executive Officer of Rollway, are expected to enter into a non-competition agreement (the "Non-Competition Agreement"). Under the Agreement, Mr. Hodgkins will agree not to compete with the business of Rollway for a five-year period. Mr. Hodgkins will also agree not to use or disclose confidential information concerning Rollway. Mr. Hodgkins will be paid $100,000 per year for the five-year term of the Non-Competition Agreement. In addition, two life insurance policies with an aggregate death benefit of $1,358,925 and a cash surrender value of approximately $567,202 at February 22, 1996 (subject to approximately $552,125 of debt at February 22, 1996) will be transferred by Rollway to Mr. Hodgkins, Mr. Hodgkins and his wife will participate in Emerson's retiree medical program, and Emerson will pay Mr. Hodgkins $10,000 per year for life. Execution of the Non-Competition Agreement is a condition to the consummation of the Merger. The execution of employment agreements between Emerson and each of Stephen Bregande and Karl Loessner are also conditions to the consummation of the Merger. See "Interests of Certain Persons in the Merger."


Certain Federal Income Tax Matters

    The following discussion summarizes certain material federal income tax considerations of the Merger that will generally be applicable to holders of Rollway securities in connection with the Merger. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Rollway's shareholders as described herein.

    Rollway shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Rollway shareholders in light of their particular circumstances, such as shareholders who are subject to the alternative minimum tax provisions of the Code or who acquired their shares in connection with stock option plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). ACCORDINGLY, ROLLWAY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

    Neither Emerson nor Rollway has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger. Hancock & Estabrook, LLP, counsel to Rollway, has rendered an opinion dated April 1, 1996, (the "Tax Opinion"), that the Merger will constitute a reorganization under Sections 368(a) of the Code (a "Reorganization"). Such Tax Opinion is based on the assumption that all documents, agreements and representations to be signed and delivered in connection with the Merger will be duly signed and delivered in substantially the form in which they currently exist or currently are expected to exist, that such documents, agreements and representations are accurate in all material respects, and that the transactions will proceed as contemplated in this Proxy Statement/Prospectus and such documents and upon certain representations and agreements of Rollway, Emerson and certain shareholders of Rollway. Consummation of the Merger is conditioned upon the Tax Opinion or a substantially equivalent other tax opinion being in effect at Closing. The Tax Opinion is not binding on the IRS and does not preclude the IRS from adopting a contrary position.

    Accordingly, Emerson gives no assurance that the federal tax consequences set forth in such Tax Opinion will not be challenged by the IRS or that any such challenge would not be successful.

    Tax Consequences to Holders of Rollway Common Stock

    Subject to the limitations and qualifications referred to herein, and assuming the Merger qualifies as a Reorganization, the Tax Opinion opines that the following federal income tax consequences should result:

    (a) No gain or loss will be recognized by the holders of Rollway Common Stock upon the receipt of Emerson Common Stock solely in exchange for such Rollway Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares or as a result of exercising dissenters rights).

    (b) The aggregate tax basis of the Emerson Common Stock so received by Rollway shareholders in the Merger (reduced by any amount allocable to fractional shares for which cash is received) will be the same as the aggregate tax basis of the Rollway Common Stock surrendered in exchange therefor, decreased by the amount of cash and the fair market value of any other consideration received in the Merger and increased by the amount of gain, if any, recognized by the Rollway shareholder on the exchange.

    (c) The holding period of the Emerson Common Stock so received by each Rollway shareholder in the Merger will include the period for which the Rollway Common Stock surrendered in exchange therefor was considered to be held, provided that the Rollway Common Stock so surrendered is held as a capital asset at the time of the Merger.

    (d) Cash payments received by holders of Rollway Common Stock in lieu of a fractional share will be treated as if such fractional share of Emerson Common Stock has been issued in the Merger and then redeemed by Emerson. A Rollway shareholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. The gain or loss should be capital gain or loss provided that such share of Rollway Common Stock was held as a capital asset at the time of the Merger.

    (e) Until such time, if ever, as a claim is made against the Escrow Deposit by Emerson or the Surviving Corporation, the holders of Rollway Common Stock will be deemed for all purposes to be the owners of the Emerson Common Shares held in escrow pursuant to the Escrow Agreement. Accordingly, each holder of Rollway Common Stock participating in the Merger will be required to report and include in income for federal tax purposes his or her proportionate share of any earnings on the Escrow Deposit, including but not limited to any dividends paid on the Emerson Common Shares.

    (f) A shareholder of Rollway who exercises dissenters' rights under any applicable law with respect to a share of Rollway Common Stock and receives payments for such stock in cash will recognize capital gain or loss (if such stock was held as a capital asset at the Effective Time) measured by the difference between the amount of cash received and the shareholder's basis in such share, provided such payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction").

    A sale of Rollway Common Shares incident to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the dissenting shareholder owns no shares of Emerson Common Stock (either actually or constructively within the meaning of Section 318 of the Code).

    The Tax Opinion is subject to the terms and conditions of the Merger Agreement and certain representations and covenants received from Rollway, Emerson, Emersub and certain shareholders of Rollway, including representations in certain certificates delivered to counsel by certain shareholders of Rollway, by Emerson and by Emersub, the truth and accuracy of which are assumed for purposes of rendering the Tax Opinion.

    Specifically, Rollway has represented and warranted to Hancock & Estabrook, LLP that:

    (i) the fair market value of the Emerson Common Stock received by the Rollway Shareholders in the Merger will be approximately equal to the fair market value of the Rollway Common and Preferred Stock surrendered;

    (ii) there is no plan or intention by the officers or directors of Rollway who are also shareholders of Rollway, and to the best of the knowledge of the management of Rollway there is no plan or intention on the part of the remaining Rollway Shareholders to sell, exchange or otherwise dispose of a number of shares of Emerson Common Stock received in the Merger that would reduce the Rollway Shareholders' ownership of Emerson Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding Rollway Common Stock and Preferred Stock as of the same date;

    (iii) except as otherwise specifically provided in the Merger Agreement, Rollway, Emerson, Emersub and the shareholders of Rollway will each pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement;

    (iv) on the date of the Merger, the fair market value of the assets of Rollway will exceed the sum of its liabilities to which the assets are subject;

    (v) neither Emerson nor Emersub owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any shares of Rollway Common or Preferred Stock;

    (vi) there is no indebtedness existing between Emerson and Rollway or between Emersub and Rollway;

    (vii) the payment of cash in lieu of fractional shares of Emerson Common Stock is solely for the purpose of avoiding the expense and inconvenience to Emerson of issuing fractional shares and does not represent separately bargained for consideration; any fractional share interest in Emerson Common Stock in lieu of which cash will be paid will be less than one full share of Emerson Common Stock; and the fractional interests of each Rollway Shareholder will be aggregated and no Rollway Shareholder will receive cash in an amount equal to or grater than the value of one full share of Emerson Common Stock in respect of such fractional share interest;

    (viii) at the time of the Merger, Rollway will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Rollway Common or Preferred Stock that, if exercised or converted, would affect Emerson's acquisition or retention of all of the outstanding shares of Rollway Common and Preferred Stock;

    (ix) Rollway is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code;

    (x) if the Preferred Terms Amendment is approved, then, following the transactions contemplated by the Merger Agreement, Rollway will hold at least ninety percent of the fair market value of its net assets and at least seventy percent of the fair market value of its gross assets held immediately prior to the Merger;

    (xi) if the Preferred Terms Amendment is not approved then, following the transactions contemplated by the Merger Agreement, Rollway will hold all of its operating assets (exclusive of cash used to redeem the Rollway Preferred Stock); and

    (xii) if the Preferred Terms Amendment is not approved the funds used to redeem the Preferred Stock will be supplied by Rollway or borrowed by Rollway and none of such funds will be supplied by either Emerson or its affiliates; if Rollway borrows such funds to redeem the Preferred Stock any such loan will not be guaranteed by Emerson or any of its affiliates; and for a two year period following the Merger any debt service, refinancing or repayment of any such loan will be made only by Rollway with its own funds.

    Emerson and Emersub have each represented and warranted to Hancock & Estabrook, LLP that:

    (i) Emerson is and at the time of the Merger will be in control of Emersub, within the meaning of Section 368(c) of the Code;

    (ii) Emersub has been formed solely for the purpose of merging into Rollway, and has not conducted and will not conduct any activity other than those required for the Merger;

    (iii) following the Merger there is no plan or intention for Rollway to issue additional shares of its stock that would result in Emerson losing control of Rollway within the meaning of Section 368(c) of the Code;

    (iv) there is no plan or intention to liquidate Rollway; to merge Rollway with or into another corporation; to cause Rollway to sell or otherwise dispose of any of its assets (except for dispositions made in the ordinary course of business); or to sell or otherwise dispose of any of the shares of Rollway Common or Preferred Stock acquired in the Merger;

     (v) except for fractional share interests which will be settled in cash, Emerson has no plan or intention to redeem or otherwise reacquire any of its stock to be issued in the Merger except for any possible purchases made in the open market pursuant to a Board authorized stock repurchase plan;

    (vi) neither Emerson or Emersub owns directly or indirectly, nor have they owned during the past five years, directly or indirectly, any shares of stock of Rollway;

    (vii) following the Merger, Rollway will continue its historic business or use a significant portion of its historic business assets in a business;

    (viii) neither Emerson nor Emersub is an investment company as defined in
Section 368(a)(2)(F)(iii) and
(iv) of the Code;

    (ix) the payment of cash in lieu of fractional shares of Emerson Common Stock is solely for the purpose of avoiding the expense and inconvenience to Emerson of issuing fractional shares and does not represent separately bargained for consideration; any fractional share interest in Emerson stock in lieu of which cash is paid will be less than one full share of Emerson stock; and the fractional interests of each Rollway shareholder will be aggregated and no Rollway shareholder will receive cash in an amount equal to or greater than the value of one full share of Emerson Common Stock in respect of such fractional share interest;

    (x) except as otherwise provided in the Merger Agreement, Emerson, Emersub, Rollway and the shareholders of Rollway will each pay their respective expenses, if any, incurred in connection with the transaction;

    (xi) Emersub will have no liabilities which will be assumed by Rollway and will not transfer to Rollway any assets subject to liabilities, in the transaction;

    (xii) there is no indebtedness existing between Emerson and Rollway or between Emersub and Rollway;

    (xiii) if the Merger is approved, except for those holders of Rollway Common Shares who dissent, all Rollway Common Shareholders will exchange their shares of Rollway Common Stock for Emerson voting stock. If the Preferred Terms Amendment is approved, all holders of Rollway Preferred Shares, except for those who dissent, will receive Emerson voting stock in exchange for Rollway Preferred Stock (other than cash paid in respect of dividends in arrears);

    (xiv) if the Preferred Terms Amendment is not approved, Rollway Preferred Shareholders will be redeemed for cash pursuant to Section 4.5 of the Merger Agreement;

    (xv) the payments and benefits to be made to H. Follett Hodgkins, Jr. under the non-competition agreement described in Section 5.13 of the Merger Agreement are not separate consideration for or allocable to any of his Shares of stock of Rollway; and

    (xvi) in the event the Preferred Terms Amendment is not approved, none of the funds used to redeem the Rollway Preferred Stock will be supplied by either Emerson or any of its affiliates (other than Rollway); if Rollway borrows funds to redeem the Rollway Preferred Stock such loan will not be guaranteed by Emerson or any of its affiliates; and for the two year period following the Merger, any debt service, refinancing or repayment of such loan will be made only by Rollway with its own funds.

    In addition, certain of the Shareholders of Rollway have represented, warranted and covenanted to Hancock & Estabrook, LLP that:

    (i) except for certain sales of an insubstantial amount which will not affect the tax opinion of Hancock & Estabrook, LLP no such Shareholders have any present intention to sell, transfer or otherwise dispose of the shares of Emerson Common Stock to be received by such Shareholders in the Merger; and

    (ii) if it becomes necessary or desirable for any such Shareholder to dispose of any of the Emerson Common Stock received in the Merger within two years of receipt of such stock the Shareholders will first obtain an opinion from Hancock & Estabrook, LLP or other recognized tax counsel to the effect any such proposed sale, transfer or other disposition will not result in the Merger being a taxable event under the Code.

    Finally, H. Follett Hodgkins, Jr. has represented and warranted to Hancock & Estabrook, LLP that the payments to be made to him under the non-competition agreement described in Section 5.13 of the Merger Agreement are not separate consideration for or allocable to any of his Shares of stock in Rollway.

    Certain of these representations are qualified as to the knowledge of the relevant party. If the facts as represented are not accurate, the Merger may fail to qualify as a tax-free reorganization. In such case, a shareholder would recognize gain or loss equal to the fair market value of the Rollway Common Stock surrendered less such shareholder's basis in these shares.

    The Merger should constitute a Reorganization either (1) under Sections 368(a)(1)(A) and (a)(2)(E) of the Code if the Preferred Terms Agreement is approved by a majority of the holders of Rollway Preferred Stock and such shareholders receive Emerson common stock or (ii) under Section 368(a)(1)(B) if the Preferred Terms Agreement is not approved by a majority of the holders of the Rollway Preferred Stock and such shareholders are redeemed with Rollway funds (or a Rollway borrowing). Qualification as a Reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) requires that Emerson acquire "control" of Rollway solely for Emerson voting stock. Control is defined for these purposes as 80% of the combined voting power of all Rollway stock entitled to vote and 80%of each other class of outstanding Rollway stock. Stock which is redeemed by Rollway with its own funds in connection with the Merger will not be considered outstanding for this purpose. Emerson will acquire at least 80% of the Rollway Common Stock for Emerson Common stock, taking into account the exercise of the Emerson Options under the Option Agreements, if exercised. The Rollway Preferred Stock will either be converted into Emerson Common Stock pursuant to the Merger or redeemed by Rollway with its own funds in connection with the Merger. Thus, the "control" requirement should be satisfied. If Emerson were considered to acquire more than 20% of either the Rollway Common Stock or Rollway Preferred Stock for other than Emerson Common Stock the Merger would not qualify as a Reorganization. Qualification as a Reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) also requires that the Merger satisfy a "substantially all" properties requirement. This requirement is satisfied if following the Merger Rollway holds "substantially all" the properties it held prior to the Merger taking into account any extraordinary dividends or redemptions that are part of the Reorganization. The IRS for advance ruling purposes requires that the merged entity hold at least 90% of the fair market value of the "net assets" it held prior to the Merger and 70% of the fair market value of the "gross assets" it held prior to the Merger. Thus, if the Rollway Preferred Stock is redeemed by Rollway in connection with the Merger and the consideration constitutes more than 10% of the combined value of the Rollway Common Stock and Rollway Preferred Stock outstanding prior to the Merger, the IRS advance ruling position would not be met. Such advance ruling position is not a rule of law and case law would support a lower threshold based on an examination of all the facts and circumstances.

    If the "substantially all" properties requirement, set forth above, were not satisfied as a result of the redemption of the Preferred Stock, the Merger, nevertheless, should qualify as a Reorganization under Section 368(a)(1)(B). Such a Reorganization requires that Emerson "control" Rollway immediately following the Merger, and that the sole consideration provided by Emerson to the Rollway shareholders (excluding cash received in lieu of fractional shares) be Emerson voting stock. Emerson will "control" Rollway following the Merger. Thus, the control requirement should be satisfied. Further, since any consideration paid to redeem the Preferred Stock or pay dissenters will come from Rollway funds (or a Rollway borrowing) and will not be paid by Emerson or any of its affiliates, the solely for voting stock requirement should be met.

In such case, the Merger should qualify as a Reorganization pursuant to Section 368(a)(1)(B).

    A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "control" requirement, "substantially all" requirement, the solely voting stock requirement (in the case of a Reorganization pursuant to Section 368(a)(1)(B)), or otherwise) would result in significant tax consequences. Each Rollway shareholder would recognize gain or loss with respect to each share of Rollway Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Emerson Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Emerson Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger.

    Even if the Merger qualifies as a Reorganization, a recipient of shares of Emerson Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Rollway Common Stock). Gain would also have to be recognized to the extent that an Rollway shareholder was treated as receiving (directly or indirectly) consideration other than Emerson Common Stock. All or a portion of such gain amounts may be taxable as ordinary income.


    Tax Consequences to Holders of Rollway Preferred Stock

    If the Preferred Terms Amendment is approved, the exchange of Rollway Preferred Stock for Emerson Common Stock and cash should have the same federal income tax consequences as described above under the heading "--Tax Consequences to Holders of Rollway Common Stock." Cash payments received in payment of accrued and unpaid dividends on the Rollway Preferred Stock will be taxable as ordinary income.

    If the Preferred Terms Amendment is not approved and Rollway redeems the Rollway Preferred Stock for $20.00 in cash per share immediately prior to the Merger, as required by the Merger Agreement, holders of Rollway Preferred Stock would recognize gain or loss with respect to each share of Rollway Preferred Stock surrendered equal to the difference between the $20.00 redemption price to be paid by Rollway and the holder's basis in each such share. Cash payments received in payment of accrued and unpaid dividends on the Rollway Preferred Stock will be taxable as ordinary income.

    Because of the complexity of the tax laws, and because the tax consequences of the Merger to any particular shareholder may be affected by matters not discussed herein, it is recommended that each holder of Rollway securities consult his or her personal tax advisor concerning the applicable foreign and United States federal, state and local income tax consequences of the Merger.


Accounting Treatment

    The Merger will be accounted for by Emerson as a "purchase," as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Accordingly, from and after the Effective Time, Rollway's results of operations will be included in Emerson's consolidated results of operations. For purposes thereof, Emerson will establish a new accounting basis for Rollway's assets and liabilities based upon the fair market values thereof and Emerson's purchase price, including the cost of the acquisition.


Regulatory Approvals

    Under the Hart-Scott-Rodino Act ("H-S-R Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Emerson and Rollway filed notification and report forms under the H-S-R Act with the FTC and the Antitrust Division on December 7, 1995, and the required waiting periods for such filings under the H-S-R Act were terminated on December 15, 1995. However, at any time before or after the Effective Time of the Merger, and notwithstanding that the H-S-R Act waiting periods have been terminated, the FTC, the Antitrust Division or any state government could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the Merger or seeking divestiture of Rollway by Emerson, in whole or in part, or the divestiture of substantial assets of Emerson, Rollway or their respective subsidiaries. In addition to approvals under the H-S-R Act, consummation of the Merger is conditioned upon the receipt of all necessary governmental and regulatory approvals and requirements in connection with the transactions contemplated hereby, all of which have been obtained.


Interests of Certain Persons in the Merger

    Pursuant to the Merger Agreement, at the Effective Time, Emerson and H. Follett Hodgkins, Jr. are expected to enter into the Non-Competition Agreement described above under the heading "--Non-Competition Agreement." Execution of the Non-Competition Agreement is a condition of the closing of the Merger. Pursuant to the Option Agreement (see "The Merger - Option Agreements"),
Mr. Hodgkins has agreed to vote all of his Rollway Common Shares in favor of the Merger and all of his Rollway Common Shares and Rollway Preferred Shares in favor of the Preferred Terms Amendment and has agreed to enter into the Non-Competition Agreement if Emerson exercises the Emerson Options.

     Also at the Effective Time, Emerson expects to enter into employment agreements with Edmund Babiarz, Stephen Bregande and Karl Loessner. Each of these individuals is an officer and/or director of Rollway. Mr. Loessner and Mr. Bregande's employment agreements are attached to the Merger Agreement (Exhibit A to this Proxy Statement/Prospectus) as Exhibits 5.13(a) and 5.13(b), respectively. Mr. Loessner will be employed as Managing Director of LRNV. Mr. Loessner's employment agreement is of indefinite duration, subject to termination in accordance with Belgian law. Mr. Loessner's base salary will be 250,000 Deutsche Marks per year. Mr. Loessner will also be eligible for certain bonus payments yet to be determined. Mr. Bregande will be employed as President of the Surviving Corporation. His employment agreement has a term of one year and provides for an annual base salary of $200,000. In addition, Mr. Bregande will be eligible to receive an incentive bonus based on achieving certain financial targets, with a maximum bonus payment of $120,000. If Mr. Bregande's employment is terminated without cause, he will receive severance payments equal to twelve months of his base salary. Mr. Babiarz's employment agreement contains substantially the same terms as Mr. Bregande's employment agreement, except that Mr. Babiarz will be employed as a Vice President of the Surviving Corporation, will have a base salary of $105,000, will be eligible to receive a maximum incentive bonus of $100,000, and will receive twelve months of severance pay if terminated without cause.


                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. The Merger Agreement is attached as Exhibit A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.


Exchange Procedures

    If the Merger is approved at the Rollway Special Meeting, each holder of Rollway Common Stock (and each holder of Rollway Preferred Stock, if the Preferred Terms Amendment is approved) will be mailed a letter of transmittal with which each holder of a certificate or certificates representing outstanding shares of Rollway Stock ("Certificates") may tender such Certificates in exchange for the applicable consideration. (Letters of transmittal will also be available at the Rollway Special Meeting.) The letters of transmittal specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to Boatmen's Trust Company of St. Louis (the "Exchange Agent") as exchange agent and contain instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Emerson Common Stock and cash in lieu of any fractional shares. In the case of lost or destroyed certificates, Emerson will accept documentation acceptable to it in lieu thereof and may also require the holder of a lost or destroyed certificate to post an insurance bond acceptable to Emerson. Upon the consummation of the Merger, each holder of Certificates, subject to the surrender of such Certificates together with the transmittal letter duly completed and executed by such holder, will receive (i) certificates evidencing that number of whole shares of Emerson Common Stock to which such holder is entitled to receive in exchange therefor (less any amounts to be retained in the Escrow and the Holdback), (ii) any dividends or other distributions to which such holder is entitled in respect of Rollway Preferred Shares and as described below and
(iii) cash in lieu of fractional shares of Emerson Common Stock; and the Certificates so surrendered will be cancelled. Until surrendered, each Certificate will be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the applicable portion of the consideration described above.

    No fractional shares of Emerson Stock will be issued in connection with the Merger. Where the Merger would otherwise require the issuance of a fractional share, cash equal to such fractional interest multiplied by the Emerson Share Value will be paid to the holder of such interest in lieu of a fractional share.

    No dividends or other distributions will be paid to a former shareholder of Rollway with respect to shares of Emerson Common Stock until such shareholder's Certificate(s) are transmitted to the Exchange Agent. Any dividends declared on Emerson Common Stock between the Effective Time and the date of the surrender of such Certificate(s) will be held by Emerson for the benefit of the holder and will be paid to the holder, without interest thereon, upon the surrender of such Certificate(s). Holders of any unsurrendered Certificates will not be entitled to vote the Emerson Common Stock to which they are entitled until such Certificates are exchanged for certificates representing Emerson Common Stock.

    At the Effective Time, the stock transfer books of Rollway will be closed, and there will be no further registration of transfer of shares thereafter on the records of Rollway.


Representations and Warranties

    The Merger Agreement contains various representations and warranties of Rollway and its subsidiaries concerning the following matters: (i) due organization and qualification of Rollway and its subsidiaries and their power and authority to use their assets and properties and conduct their businesses;
(ii) the capital structure of Rollway and its subsidiaries; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by and against Rollway and its subsidiaries; (iv) the absence of any agreement or obligation, including but not limited to, notes, mortgages, indentures, deeds of trust and liens or any statute, regulation or order that either would be breached or accelerated by the execution of the Merger Agreement or would prevent the effectuation of the transactions contemplated therein; (v) third-party consents; (vi) receipt by the directors of Rollway of a "fairness opinion" and the adoption of resolutions approving the Merger Agreement and transactions contemplated therein and determination of the fairness of the Merger and recommendation of the Merger by the directors of Rollway; (vii) the accuracy of the financial statements of Rollway; (viii) the usability, salability and condition of Rollway's inventory; (ix) the validity and enforceability of the accounts and notes receivables of Rollway; (x) the absence of any undisclosed liability of Rollway; (xi) certain tax matters relating to, and payment of taxes by, Rollway; (xii) disclosure of certain events in the operation of Rollway's business or relating to its properties;
(xiii) ownership status and use of real property owned or leased by Rollway;
(xiv) Rollway's legal and marketable title to its assets; (xv) the maintenance of Rollway's tangible assets; (xvi) the validity and enforceability of all intangible assets, rights, items and documents necessary or desirable to carry on the business of Rollway; (xvii) the compliance with, and absence of default or violation of, any statute, regulation, order, license or charter document; (xviii) the possession and validity of all licenses or permits required to conduct Rollway's business; (xix) disclosure of certain contractual obligations of Rollway; (xx) the validity of certain contracts; (xxi) the status of Rollway's relationship with certain of its customers and suppliers; (xxii) disclosure of pending or threatened litigation; (xxiii) an accurate listing of Rollway's officers, directors, employees and consultants; (xxiv) disclosure of indebtedness to or from Rollway's shareholders, directors, officers, employees or agents beyond normal salaries and employee benefits; (xxv) disclosure of certain affiliations and outside financial interests of Rollway's directors and officers; (xxvi) the absence of bribes or other illegal or improper payments, by Rollway to certain individuals; (xxvii) the nature of Rollway's labor agreements, employee benefit plans and employment agreements and related ERISA matters; (xxviii) claims for overtime, back wages, vacation and minimum wages and the absence of claims related to discrimination, workers compensation or occupation, safety and health standards; (xxix) alien employment eligibility;
(xxx) the absence of pending or threatened labor disputes, strikes or work stoppages that may reasonably be expected to affect the business condition of Rollway and the absence of any unfair labor practices by Rollway or any of its employees, representatives or agents; (xxxi) disclosure of pending or threatened charges or complaints against Rollway by the National Labor Relations Board or any state or local labor or employment agency or representative thereof; (xxxii) the status of insurance policies; (xxxiii) the status of certain financial guarantees and product warranties, product liability, product safety or similar claims against Rollway; (xxxiv) certain environmental matters regarding Rollway; (xxxv) the absence of any brokerage, finder's or agent's fees due in connection with the Merger; (xxxvi) disclosure of foreign assets and compliance with foreign laws and regulations; (xxxvii) the status, accuracy and completeness of Rollway's bank accounts, books and records; and (xxxviii) full disclosure.

    Emerson may make a claim for indemnification for breach of any of the foregoing representations and warranties until the end of the eighteenth month after the Closing Date, except that (i) claims for indemnification relating to breaches of the representations and warranties pertaining to tax matters may be brought until the later of the final resolution of any proceeding involving any such tax matter or expiration of any applicable statute of limitations, and
(ii) claims for indemnification relating to breaches of the representations and warranties pertaining to Rollway's title to its property and assets may be brought until May 14, 2006.

    The Merger Agreement contains various representations and warranties of Emerson and Emersub concerning the following matters: (i) due organization and qualification of Emerson and Emersub and their power and authority to use their assets and properties and conduct its businesses; (ii) the capital structure of Emerson and Emersub; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by and against Emerson and Emersub;
(iv) the absence of any agreement or obligation, including but not limited to notes, mortgages, indentures, deeds of trust and liens or any statute, regulation or order that either would be breached or accelerated by the execution of the Merger Agreement or that would prevent the effectuation of the transaction(s) contemplated therein; (v) third-party consents; (vi) the status of the Emerson Shares; (vii) the filing by Emerson of all reports and other documents required by the Exchange Act or the Securities Act; and (viii) the absence of any brokerage, finder's or agent's fees in connection with the Merger.


Conduct of Business Pending the Merger

    Rollway has agreed that unless otherwise consented to by Emerson, the business of Rollway and its subsidiaries will be conducted in the ordinary course of business and consistent with past practice, subject to certain exceptions. Rollway has agreed that neither Rollway nor any of its subsidiaries will do, or agree to do, any of the following: (i) grant any increase in the rate of pay of any of its employees, grant any increase in the salaries of any officer, employee or agent, grant any additional Rollway Options or otherwise modify the terms thereof (except as specifically contemplated in the Merger Agreement), enter into or increase the benefits provided under any bonus, profit-sharing, incentive compensation, pension, retirement, medical, hospitalization, life insurance or other insurance plan or plans, or other contracts or commitments, or in any other way increase in any amount the benefits or compensation of any such officer, employee or agent, except, however, ordinary increases in compensation not unusual in character or amount made in the ordinary course of business to employees who are not directors or officers, and except that Rollway may continue in place benefit, bonus or incentive plans which were scheduled by their terms to terminate or lapse as of the end of fiscal year 1995 and proceed with such plan(s) through the Closing Date; (ii) enter into any employment contract or collective bargaining agreement; (iii) sell, dispose of, or encumber any assets (except pursuant to existing contracts); (iv) make, or enter into any contract for, any capital expenditure or enter into any material lease of capital equipment or real estate involving more than $50,000 individually (except pursuant to existing contracts); (v) enter into any contract or commitment (other than for the purchase or sale of inventory, supplies, other products or services in the ordinary course of business) involving more than $25,000, or enter into any series of such contracts with one party or known affiliated group of parties involving more than $25,000 in the aggregate; (vi) create, assume, incur or guarantee any indebtedness other than (a) in the usual and ordinary course of business and with a maturity date of less than one year or (b) that incurred pursuant to existing contracts; (vii) declare or pay any dividend on, issue or make any sale of, or distribution in respect of, its capital stock or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, except for issuances of Rollway Stock under existing Rollway Options;
(viii) conduct or transact business other than in a manner consistent with its past practices or change any accounting procedures or practices or its financial structure, except as required to conform to generally accepted accounting principles, in which case Rollway must give Emerson prior notice thereof; (ix) except as contemplated by the Merger Agreement, make any amendments to or changes in its Certificate of Incorporation or By-Laws, or with respect to Rollway's subsidiaries, any of their respective constituent documents; (x) perform any act, or attempt to do any act, or permit any act or omission, which will or may reasonably be expected to cause a breach by Rollway of any contract to which it is a party, including the Merger Agreement; or
(xi) fail to conduct its existing activities substantially in the same manner as previously conducted, fail to use its reasonable best efforts to keep its business organization intact, including its present employees and present relationships with suppliers and customers and others having advantageous business relations with it, fail to maintain its existing insurance policies on property owned or leased by it in full force and effect, or fail to operate, maintain and repair all of such property in a manner consistent with past practice.


Certain Other Covenants

    In addition to the covenants described above and elsewhere in this Proxy Statement/Prospectus, the following is a description of certain other principal covenants of the parties to the Merger Agreement. Both Rollway and Emerson have agreed: (i) to cooperate and use their best efforts to prepare and file Emerson's registration statement on Form S-4 (the "Registration Statement") and all appropriate state securities or "blue sky filings" with respect to the Emerson Shares to be issued in the Merger and to use their reasonable best efforts to cause the Registration Statement to be declared effective; (ii) that any event that should be set forth in an amendment of, or a supplement to, the Proxy Statement, will be promptly so disclosed; (iii) to use their respective reasonable best efforts to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement and to assist each other in their respective efforts to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts; (iv) to use their respective reasonable best efforts to obtain all necessary consents, approvals and authorizations, to effect all necessary registrations and filings and to meet all other conditions to closing set forth in the Merger Agreement; (v) to refrain from issuing any press release or otherwise making any public statements with respect to the Merger Agreement, the Merger or any of their respective terms without the prior written consent of the other; and (vi) to execute and deliver, or cause to be executed and delivered, all such documents and instruments, and to take, or cause to be taken, all such further or other actions as they may reasonably deem necessary to consummate the transactions contemplated by the Merger Agreement.

    In addition, Rollway has agreed: (i) to promptly deliver or mail this Proxy Statement, and any amendment of, or supplement to, this Proxy Statement, to its shareholders ; (ii) that the Board of Directors of Rollway will recommend that holders of Rollway Common Shares vote to adopt and approve the Merger and that the holders of Rollway Preferred Shares vote to adopt and approve the Preferred Terms Amendment, and that this Proxy Statement and the documents sent to the shareholders of Rollway and the holders of Rollway Options will contain such recommendations; (iii) to indemnify and hold harmless Emerson and its directors, officers, control persons, employees, agents and representatives from and against any liability relating to or arising out of information provided by them for inclusion in the Registration Statement or any federal or state filing; (iv) to take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene the Rollway Special Meeting as promptly as practicable to consider and vote upon the Merger and the Preferred Terms Amendment and that the Board of Directors of Rollway will use their best efforts to obtain necessary approvals of its shareholders and take all other actions necessary or helpful to secure the vote or consent of such shareholders; (v) to redeem all of the issued and outstanding Rollway Preferred Shares immediately prior to the Effective Time, using borrowed funds, if necessary, if the holders of a majority of the Rollway Preferred Shares do not approve the Preferred Terms Amendment; (vi) that its committee shall amend the Rollway Option Plan and each option agreement issued thereunder to provide that all Rollway Options shall be exercisable immediately prior to the Effective Time; (vii) to provide Emerson with full access at all reasonable times to all its premises, properties, books, records, contracts, tax records and documents relating to its business condition, and furnish to Emerson any such information as Emerson may reasonably request from time to time; (viii) to maintain its books and financial records in accordance with generally accepted accounting principles consistently applied and on a basis consistent with its past practices, ensure that such books and financial records fairly and accurately reflect the operations, results and condition, financial and otherwise, of Rollway, and furnish to Emerson promptly, as available, financial statements and operating reports applicable to Rollway; (ix) that neither Emerson nor the Surviving Corporation will be liable for or deemed to have assumed any Rollway pension or employee benefit plans or arrangements other than those disclosed in the Merger Agreement; and (x) to deliver to Emerson at Closing certain tax information and (xi) to indemnify Emerson for any expenses or losses incurred by Emerson or the Surviving Corporation arising out of the assertion of certain tax liabilities, Rollway's agreement to indemnify MPI, the commission payment practices of LRNV, or certain legal proceedings pending against Rollway.


No Solicitation of Transactions

    Pursuant to the Merger Agreement, Rollway has agreed not to, directly or indirectly, through its agents or representatives or otherwise, solicit or cause the solicitation of, or in any way encourage the making of, or negotiate, respond to, cooperate with, or to furnish or cause to be furnished any information with respect to, any offer, proposal or indication of interest from any person, entity or group (other than Emerson) involving the purchase, sale, transfer, merger or recapitalization of all or a portion of the securities, business or assets of Rollway. Rollway has agreed to notify Emerson immediately of any such offer, proposal or indication of interests received by

Rollway or any of their agents or representatives and describe the terms thereof, unless advised in writing by its counsel that the fiduciary duties of the Board of Directors of Rollway requires otherwise.


Conditions to the Consummation of the Merger

    The obligations of Emerson, Emersub and Rollway to consummate the Merger are subject to the satisfaction, or where legally permissible, waiver, of the following conditions: (i) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental agency concerning the Merger Agreement, being in effect, or having been recommended by the staff of a governmental agency and approved by such agency, which would make illegal or otherwise prevent consummation of the Merger; (ii) compliance with the requirements of any applicable law relating to the consummation of the Merger; (iii) the satisfaction or receipt of all necessary governmental and regulatory approvals and requirements in connection with the Merger, including, without limitation, expiration of the waiting period(s) under the H-S-R Act; (iv) the due approval by the shareholders of Rollway of the Merger Agreement and the Merger in accordance with NYBCL and Rollway's Certificate of Incorporation and By-Laws; and (v) the declaration of effectiveness of the Registration Statement and the absence of any stop order suspending such effectiveness and the attainment of all other clearances or approvals necessary under applicable state securities or blue sky laws relative to the issuance of Emerson Shares pursuant to the Merger.

    The obligations of Emerson and Emersub to effect the Merger and the transactions contemplated by the Merger Agreement are also subject to satisfaction or waiver of the following additional conditions: (i) each of the representations and warranties of Rollway contained in the Merger Agreement being true and correct in all material respects on the date of the Merger Agreement and on the Closing Date; (ii) Rollway performing or complying in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of the Merger Agreement on or prior to the Closing Date; (iii) there having been no material adverse change, actual or threatened, in the business, assets, results of operations or condition, financial or otherwise, of Rollway, whether or not covered by insurance; (iv) the receipt of all consents and approvals necessary to ensure that the Surviving Corporation will continue to have the same full rights with respect to Rollway's property and assets as existed immediately prior to the Merger;
(v) no more than 5% of the holders of the outstanding Rollway Common Shares and no more than 5% of the holders of the outstanding Rollway Preferred Shares having exercised or claimed appraisal or dissenting shareholders rights; (vi) the approval of the Preferred Terms Amendment or the redemption of the Rollway Preferred Shares; (vii) the exercise of all Rollway Options; (viii) Mr. Hodgkins having relinquished and transferred to the Surviving Corporation his rights under a split-dollar insurance arrangement with Rollway; (ix) Rollway obtaining certain easements and an owner's title policy with respect to certain of its real property; and (x) Emerson having received: (a) a certificate signed by a duly authorized officer of Rollway, dated as of the Closing Date and subject to no qualification, certifying that the conditions set forth in clauses (i), (ii), (iii) and (v) of this paragraph and clauses (i) and (iv) of the paragraph preceding this paragraph have been satisfied, (b) an opinion of Hancock & Estabrook, LLP, counsel to Rollway, dated the Closing Date,
(c) employment agreements duly executed by Karl L. Loessner and Stephen M. Bregande, (d) the Non-Competition Agreement executed by H. Follett Hodgkins, Jr., (e) the written resignation of certain officers and directors of Rollway,
(f) certificates relating to compliance with the Foreign Corrupt Practices Act executed by H. Follett Hodgkins, Jr., Stephen M. Bregande, Karl L. Loessner and William Eames, and (g) all documentation necessary to transfer ownership of Rollway's foreign subsidiaries.

    The obligation of Rollway to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of Emerson and Emersub contained in the Merger Agreement being true and correct in all material respects on the date of the Merger Agreement and on the Closing Date; (ii) Emerson and Emersub duly performing or complying in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of the Merger Agreement on or prior to the Closing Date; (iii) Rollway not having received written notice that the tax opinion of its counsel has been rescinded; and (iv) Rollway having received: (a) a certificate signed by duly authorized officers of Emerson and Emersub, dated as of the Closing Date and subject to no qualification, certifying that the conditions set forth in clauses (i) and (ii) of this paragraph and clause (i) of the paragraph before the preceding paragraph have been satisfied, (b) opinions of Bryan Cave LLP and Harley M. Smith, counsel to Emerson and Emersub, and (c) the Non-Competition Agreement executed by Emerson.


Termination

    The Merger Agreement and the transactions contemplated thereby may be terminated prior to the Closing Date only as follows: (a) by the mutual written consent of the Boards of Directors of Rollway and Emerson; or (b) by either Rollway or Emerson in the event the Merger has not been consummated on or before October 8, 1996, unless the failure to consummate the Merger is a result of the breach of or default under the Merger Agreement by such party.

    Upon termination of the Merger Agreement, the Merger will be abandoned and all obligations under the Merger Agreement of the parties to the Merger Agreement will terminate without liability of any party to another party, except for certain provisions relating to expenses, as described below under "-- Expenses," and except for certain confidentiality obligations of the parties set forth in a previously executed confidentiality agreement. The termination and abandonment of the Merger will not, however, impair or restrict the rights of any party to any and all remedies at law or in equity in the event of a breach of or default under the Merger Agreement by another party thereto.


Expenses

    Emerson and Emersub has agreed that they will pay all fees and expenses of their counsel, accountants and other experts and all other expenses incurred by them incident to the negotiation, preparation and execution of the Merger Agreement, the Registration Statement and the consummation of the transactions contemplated in the Merger Agreement, including the costs and fees of filing under the H-S-R Act. Rollway has agreed that it will pay (or accrue on its books prior to the preparation of the Closing Balance Sheet) all fees and expenses of its counsel, accountants and other experts and all other expenses incurred by Rollway incident to the negotiation, preparation and execution of the Merger Agreement, the Registration Statement, and the consummation of the transactions contemplated by the Merger Agreement (collectively, the "Closing Fees"), including, without limitation, the fees and expenses of any finder's or brokerage fees.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

    As a result of the Merger, the shareholders of Rollway, whose rights are currently governed by New York law, will become shareholders of Emerson, whose rights are governed by Missouri law. The following discussion is intended only to highlight certain differences between the rights of corporate shareholders under New York and Missouri law generally and specifically with respect to shareholders of Rollway and Emerson. The discussion does not purport to constitute a detailed comparison of the provisions of New York and Missouri law, and shareholders of Rollway are referred to those laws for a definitive treatment of the subject matter as well as the Charters and By-Laws of Emerson and Rollway (see "Available Information").


Election of Directors

    New York law permits a New York corporation's Certificate of Incorporation or By-Laws to provide for classification of a corporation's board of directors into two, three or four classes. A corporation must have at least three directors where there are more than two shareholders. The board of directors, even if less than a quorum, may elect persons to newly created directorships and vacancies occurring for any reason other than removal without cause, unless the corporation's governing documents require the shareholders to fill such vacancies. Unless the Certificate of Incorporation or a shareholder-approved By-Law provide otherwise, vacancies due to removal without cause must be filled by a vote of shareholders. A director elected to fill a vacancy, unless elected by the shareholders, holds office until the next meeting of shareholders at which the election of directors is in the regular course of business. Rollway's Certificate of Incorporation provides that the board of directors should be classified into three classes, or, if fewer than nine directors, into two classes. Rollway's By-Laws, provides that the number of directors will not be less than six, which number is within the maximum limit of 15 and minimum limit of five specified in the Certificate of Incorporation, and shall be elected by a plurality vote of shareholders. Rollway currently has six directors divided into two equal classes, serving a three-year term that are staggered by one year. New York law also provides that the Certificate of Incorporation may provide for cumulative voting, however, Rollway's Certificate of Incorporation does not provide for cumulative voting. Additionally, Rollway's By-Laws provided that if Rollway fails to pay cumulative dividends on outstanding shares of Rollway Preferred Stock for a period of three or more years, the holders of Rollway Preferred Stock, voting as a class, are entitled to elect two directors chosen by plurality vote of holders of Rollway Preferred Stock. Rollway's By-Laws also provide that vacancies on the Board of Directors shall be filled by the remaining directors until the next annual meeting of shareholders, provided, however, if such vacancy is due to an increase in the board, there shall be no classification of the additional director until the next annual meeting of shareholders.

    Pursuant to Missouri law, directors of Missouri corporations, unless their terms are staggered, are elected at each annual shareholder meeting, and vacancies on the Board of Directors may be filled by the Board of Directors, unless the Articles of Incorporation or By-Laws provide otherwise. The Articles of Incorporation or the By-Laws may authorize the election of directors by one or more classes or series of shares, and under Missouri law, shareholders have cumulative voting rights unless the Articles of Incorporation or By-Laws provide otherwise. Moreover, a corporation must have at least three directors, unless the Articles of Incorporation provide that one or more directors shall constitute the Board of Directors. Emerson's Restated Articles of Incorporation provide that there shall be three classes of directors who will each serve for three years, and the By-Laws of Emerson preclude cumulative voting in the election of directors. Emerson's By-Laws also provide that vacancies on the Board of Directors shall be filled by the remaining directors. Further, Emerson's By-Laws restrict the times during which and prescribes the procedures under which shareholders may nominate directors at a meeting of shareholders. The Board of Directors of Emerson has set the number of directors at 15.


Removal of Directors

    New York law permits shareholders to remove any or all directors for cause, and, if the Certificate of Incorporation or By-Laws permits, without cause. In addition, if allowed by the Certificate of Incorporation or by a shareholder-approved By-Law, the board of directors may remove any director for cause.
When a class or series of stock is entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of that class or
series.   The state attorney general or holders of 10% of all outstanding shares may bring legal action to remove a director for cause. Rollway's By-Laws provide that a decrease in the number of directors shall not be effective to remove any director prior to the expiration of his term of office.

    Missouri law provides that, unless a Missouri corporation's Articles of Incorporation or By-Laws provide otherwise, directors may be removed with or without cause by a majority vote of the shareholders entitled to vote at an election of such directors. Pursuant to Emerson's By-Laws and Restated Articles of Incorporation, a director of Emerson may be removed with or without cause either by a majority of the whole Board of Directors if such director fails to meet certain qualifications or by a vote of holders of eighty-five percent of the shares entitled to vote at an election of directors, voting as a single class.


Indemnification and Limitation of Liability of Directors and Officers

    New York law authorizes the indemnification of officers and directors if such person (1) acted in good faith; (2) in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
(3) in a criminal proceeding, without reasonable cause to believe his or her conduct was unlawful. An officer or director who successfully defends a proceeding is entitled to indemnification. In certain other circumstances, the corporation must find that the director or officer met the appropriate standard of conduct. The corporation may make this finding through (1) the board, acting by a quorum of directors not parties to the action; (2) in certain circumstances, the board acting upon written opinion of independent legal counsel; or (3) in certain circumstances the shareholders. In some situations, a court may award indemnification. Indemnification rights granted in the NYBCL are not exclusive of other indemnification rights as long as those other rights do not attach when a judgment or other final adjudication establishes that a director or officer (1) acted in bad faith or with active and deliberate dishonesty and that such acts were material to the cause of action adjudicated or (2) gained a personal financial or other advantage to which the director or officer was not legally entitled.

    Rollway's By-Laws provide that Rollway shall indemnify any person made, or threatened to be made, a party to an action or proceeding (including one by or in the right of Rollway to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of Rollway served in any capacity at the request of Rollway, by reason of the fact that such individual, is or was a director or officer of Rollway, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. In addition, Rollway may, in the discretion of the Board of Directors, indemnify all corporate personnel of Rollway, other than directors and officers, in the same manner and to the same extent as any director or officer shall be indemnified as described above by reason of his being, or having been, a director or officer of Rollway or having served any other company.

    Rollway's Certificate of Incorporation provides that Rollway will indemnify and hold harmless each director and officer of Rollway from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been a director and/or officer or by reason of his alleged acts or omissions as a director and/or officer, and indemnify against, and reimburse each officer and director for, any and all expenses reasonably incurred by him in connection with any pending or threatened action, suit or proceeding, to which he may be or become subject by reason of his being or having been a director and/or officer or by reason of his alleged acts or omissions as a director and/or officer; provided, however, that no director or officer shall be indemnified against any claim or liability or indemnified against or reimbursed for any expenses incurred in any action suit or proceeding which shall be finally adjudged to have arisen out of his own negligence or wilful misconduct, or indemnified against any compromise of any such alleged claim or liability unless said compromise be approved by a majority of the shareholders present at the meeting discussing such compromise. The foregoing right of indemnification is specifically stated to be nonexclusive of any other rights to which any director or officer may otherwise be entitled as a matter of law.

    Missouri law authorizes a Missouri corporation to indemnify a director, officer, employee or agent for actually and reasonably incurred expenses, if
(1) such person acted in good faith, (2) such person acted in a manner reasonably believed to be in or not opposed to the best interests of the corporation, (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful, and (4) such person acted in a manner such that he is not adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation, provided, however, that a corporation may indemnify a person who is adjudged to be liable for negligence or misconduct to the extent that the court in which the applicable action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which the court deems proper. Further, a corporation shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him as provided above. A corporation also possesses the power to give any further indemnity to any such person, if such further indemnity is either (1) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (2) is authorized, directed or provided for in any By-Law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation; provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

    At the Annual Meeting of Shareholders held on February 10, 1987, Emerson's shareholders approved indemnification agreements with the directors of Emerson and amendments to the By-Laws of Emerson which incorporate indemnity provisions as described above. The amended By-Laws provide that Emerson will indemnify its directors and officers against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any action by or on behalf of Emerson, on account of their service as a director or officer of Emerson, any subsidiary of Emerson or any other company or enterprise when they are serving in such capacities at the request of Emerson, excepting only cases where (1) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (2) a final court adjudication shall determine that such indemnification is not lawful, (3) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of Emerson in violation of Section 16(b) of the Exchange Act or of any similar statutory law, and (4) any remuneration paid to such person is adjudicated to have been paid in violation of law. Such person shall be indemnified only to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors' or officers' liability insurance policy maintained by Emerson. Emerson maintains directors' and officers' liability insurance. Missouri law does not contain any provisions allowing the limitation of liability of a director or officer.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Emerson pursuant to the foregoing provisions, or otherwise, Emerson has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Shareholder Meetings

    New York law provides that special meetings of shareholders may be called by the board of directors and by such other person or persons as may be authorized to do so by the corporation's Certificate of Incorporation or By-Laws. Rollway's By-Laws provide that special meeting of shareholders may be called at any time by the Chairman of the Board, the President or Secretary of the corporation on the order of the Board of Directors. Additionally, the Secretary of Rollway will call a special meeting upon the written request of the shareholders of record of a majority of shares of Rollway entitled to vote at such special meeting.

    Missouri law provides that a special meeting of the shareholders may be called by the Board of Directors or as otherwise specified in a corporation's Articles of Incorporation or By-Laws. Pursuant to Emerson's Restated Articles of Incorporation and By-Laws, special meetings of Emerson shareholders may be convened only by the Board of Directors, by the holders of at least eighty-five percent of all outstanding shares entitled to vote at such a meeting, and by the Chairman of the Board, Vice Chairman of the Board, President, or Secretary. Further, Emerson's By-Laws restrict the times during which, and prescribe procedures under which, a shareholder may propose business at any meeting of shareholders.


Inspection Rights

    Under New York law, a corporation is required to maintain complete books and records of account, including minutes of the meetings of its shareholders, board of directors and executive committee, if any, and a shareholder record.
A shareholder who has been a shareholder of record for at least six months or who holds at least 5% of any class of outstanding shares, (1) upon written request of such shareholder, has the right to receive an annual balance sheet and profit and loss statement for the preceding fiscal year, and, if already distributed to its shareholders or otherwise made available to the public, the most recent interim balance sheet or profit and loss statement and (2) has the right, during usual business hours, to examine (and make extracts from) the shareholder minutes and record of shareholders, provided, however, that such inspection may be denied if such shareholder refuses to furnish an affidavit that such inspection is not for an improper purpose and that he or she has not sold or offered for sale any list of shareholders of any corporation within the last five years. Additionally, a person may always apply to the proper court for an order compelling such inspection.

    Under Missouri law, a corporation is required to maintain books and records, including minutes of the meetings of its shareholders and Board of Directors and lists of its assets and liabilities, and the names and addresses of its officers and its shareholders. The shareholders of a Missouri corporation are entitled to inspect (and make copies of) certain of such books and records under appropriate circumstances and at proper times, if such inspection is for a proper purpose.


Action by Consent of Shareholders

    Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting upon written consent of the holders of all outstanding shares (or less then all outstanding shares if so permitted by the Certificate of Incorporation or in special provisions of the NYBCL).

    Any action that may be taken at a meeting of a Missouri corporation's shareholders may be taken without a meeting if all of the shareholders entitled to vote at such a meeting consent in writing to such action. These written consents have the same effect as a unanimous vote of the shareholders at a meeting duly held.


Dividends and Repurchases of Stock

    New York law permits a solvent New York corporation to declare and pay dividends or make other distributions on its outstanding shares in cash or in its bonds or its property, except when such declaration, payment or distribution would be contrary to the Certificate of Incorporation. No dividend, however, may be declared or paid when the net assets of the corporation are below its stated capital or such payment would cause the net assets of the corporation to be below its stated capital.

    Additionally, a solvent New York corporation, subject to its Certificate of Incorporation, may purchase or redeem its own securities out of surplus. A solvent New York corporation may purchase, under certain circumstances, or redeem its securities out of stated capital, provided, however, that such purchase or redemption shall not reduce net assets below the stated capital. Rollway's ability to declare and pay dividends on Rollway Common Shares is restricted by the terms of the Rollway Preferred Stock. See "Information about Rollway--Description of Preferred Stock."

    The Board of Directors of a Missouri corporation is empowered to declare dividends on its outstanding shares. Unless the Articles of Incorporation provide otherwise, a dividend may be declared in the form of cash, property or a corporation's own shares. No dividend, however, may be declared or paid when the net assets of the corporation are below its stated capital or such payment would cause the net assets of the corporation to be below its stated capital. Moreover, no dividends may be paid to any class of shares unless all cumulative dividends accrued on preferred or special classes of shares entitled to preferred dividends are fully paid.

    In addition, a Missouri corporation has the express power to provide for the purchase, acquisition or redemption its own securities in its Articles of Incorporation. A corporation, however, may not purchase or redeem its own securities when the net assets of the corporation are (or would be caused to be) below its stated capital, or in the case of preferred stock, (1) when the price paid for purchasing or redeeming such securities exceeds their stated redemption price or (2) when the assets after such redemption or purchase are insufficient to pay any debts of the corporation not otherwise satisfied. Moreover, when the funds used to redeem or purchase preferred stock come out of a corporation's stated capital, such amount of stated capital may not exceed the stated capital represented by such shares, and such shares will be deemed retired. Emerson's Restated Articles of Incorporation provide for the redemption of any series of preferred shares in certain circumstances, but currently Emerson has no outstanding preferred shares.


Amendments to Charter

    New York law provides that a New York corporation may amend its Certificate of Incorporation in any respect provided the amendment contains only provisions that would be lawful if the certificate were an original certificate filed at the time of the amendment. To enact an amendment, the board of the corporation must authorize the amendment followed by the authorization of a majority of the outstanding shares entitled to vote. The board acting alone can amend the corporation's address or registered agent for service of process. When an amendment of the certificate would affect certain substantial rights of the holders of a class of stock, the NYBCL provides that the enactment of the amendment requires the approval of a majority of the outstanding shares of the affected class voting as a separate class in addition to a majority of all outstanding voting shares. If only one or more series of any class, but not the entire class, are adversely affected by a proposed amendment, then only the holders of each series whose rights would be adversely affected shall be entitled to participate in the vote as a separate class.

    Missouri law provides that, unless otherwise specified in a corporation's Articles of Incorporation or By-Laws, the Articles of Incorporation may be amended by a vote of a majority of outstanding shares entitled to vote on the proposed amendment; provided, however, that (1) where the Articles of Incorporation or By-Laws provide for cumulative voting, the Articles of Incorporation may not be amended to decrease the number of directors to less than three when the number of votes against a proposal for such a decrease would be sufficient to elect a director in an election of directors and (2) an amendment proposing to remove control share acquisitions (as hereinafter defined) from the ambit of Missouri's control share acquisitions statute, R.S.Mo. Section 351.407 (as discussed hereafter), may only be adopted by the vote of two-thirds of all outstanding shares entitled to vote upon such amendment. Emerson's Restated Articles of Incorporation provide that an affirmative vote of eighty-five percent of all outstanding shares, voting as a single class, is required to change certain provisions regarding the number and classes of directors, the removal of directors, the ability of the Board of Directors to amend the By-Laws and the convening of special shareholders' meetings.


Amendments to By-Laws

    New York law grants shareholders entitled to elect directors the power to adopt, amend or repeal By-Laws. If permitted in the Certificate of Incorporation or by a shareholder-approved By-Law, the board of directors may also adopt, amend or repeal By-Laws by such vote may be therein specified, which may be greater than the vote otherwise prescribed by the NYBCL. Shareholders of a New York corporation retain the right to amend or repeal any By-Laws adopted by the board of directors. Rollway's By-Laws provide that such By-Laws may be altered, amended or added to, (1) at any annual or special meeting called for such purpose by the majority vote of the shareholders at such meeting and (2) at any regular or special meeting of the Board of Directors by a majority of the total number of directors, provided, however, that any alteration, amendment or addition may be altered or repealed by the shareholders at any meeting.

    Missouri law provides that shareholders possess the power to alter or amend the By-Laws of the corporation, unless and to the extent that such power may be vested in the board of directors by the Articles of Incorporation. Emerson's Restated Articles of Incorporation provide that only the Board of Directors possesses the power to alter or amend the By-Laws, and a vote of the majority of directors present at a meeting at which a quorum is present constitutes the act of the Board.


Preemptive Rights of Shareholders

    Under New York law, unless a Certificate of Incorporation provides otherwise, shareholders possess certain preemptive rights by operation of law. In general, these rights allow shareholders whose unlimited dividend rights or voting rights would be adversely affected by the issuance of additional shares of stock to purchase, on terms and conditions set by the board of directors, that proportion of such new issue of stock necessary to preserve the relative dividend or voting rights of such shareholders. Unless otherwise provided in the Certificate of Incorporation, certain types of stock are not subject to preemptive rights. Rollway's Certificate of Incorporation provides for the waiver of such preemptive rights. Additionally, Rollway's Certificate of Incorporation provides that any unissued stock or additional authorized issue of stock may be issued and disposed of pursuant to resolutions of the Board of Directors of Rollway to such person and on such terms as is advisable by the Board of Directors in the exercise of its discretion.

    Missouri law allows a shareholder's preemptive rights to be limited or abrogated in the Articles of Incorporation. Emerson's Restated Articles of

Incorporation precludes a shareholder's preemptive rights in respect of both preferred and common stock.


Control Share Acquisition Provisions

    New York law does not contain a statute comparable to Missouri's control share acquisition statute discussed below.

    Under Missouri law, a "control share acquisition" means the acquisition, directly or indirectly, of either ownership or the power to direct the exercise of voting power with respect to "control shares," which are defined as shares, when added to all other shares of the issuing corporation owned by the acquiring person, that would entitle such person to exercise certain degrees of voting power with respect to stock of the issuing corporation. Under the Missouri control share acquisition statute, shareholders who acquire enough shares to give them (1) one-fifth to one-third, (2) one-third to a majority, or
(3) a majority or more of the outstanding stock of Emerson will not be able to vote those shares unless certain disclosure requirements are satisfied and the retention of voting rights by the acquiror is approved by at least a majority of shares entitled to vote and a majority of all non-interested shares entitled to vote. A corporation's Articles of Incorporation or By-Laws may provide that a corporation will not be subject to Missouri's control share acquisition statute. The Articles of Incorporation and By-Laws of Emerson do not exempt Emerson from Missouri's control share acquisition statute (but see "-- Business Combinations" below).


Takeover Bid Disclosure Provisions

    New York by statute regulates take-over bids. A "take-over bid" means the acquisition of or offer to acquire, pursuant to a tender offer or request or invitation for tenders, any equity security of a target company, if after the acquisition the offeror would, directly or indirectly, be a beneficial owner of more than five percent of any class of the issued and outstanding equity securities of such target company. A "take-over bid" does not include an offer to acquire such equity security solely in exchange for other securities, or the acquisition of such equity security pursuant to such offer, for the sole account of the offeror, in good faith and not to avoid New York's statutory regulation of take-over bids, and not involving any public offering within the meaning of the Securities Act. The Merger will not constitute a takeover bid under New York law.

    Missouri also regulates take-over bids, which are defined as the acquisition of or offer to acquire any equity security of a domestic target company, if after acquisition thereof the offeror would, directly or indirectly, be a beneficial owner of more than five percent of any class of the issued and outstanding equity securities of such target company. A "take-over bid" does not include an offer to acquire such equity security solely in exchange for other securities, or the acquisition of such equity security pursuant to such offer, for the sole account of the offeror, in good faith and not to avoid Missouri's statutory regulation of take-over bids, and not involving any public offering within the meaning of the Securities Act. Unless the offeror, prior to making a take-over bid, files with the Commissioner of Securities and delivers to the target company certain materials, including copies of all offering information, certain information regarding the offeror, the source of funds financing the offer, the number of shares to be acquired and whether the offeror intends to sell the assets of the company, the offeror
will be subject to civil monetary and criminal penalties.   The Merger will not
constitute a takeover bid under Missouri law because neither Emersub nor Rollway is a Missouri corporation. (but see "-- Business Combinations" below).


Business Combinations

    New York law provides that, generally, for a merger between two or more New York corporations upon the approval of the holders of two-thirds of all outstanding shares entitled to vote on the merger and, in certain circumstances, of the holders of a majority of all outstanding shares of each class or series, is required. However, where the merger is between one or more New York corporations and one or more foreign corporations, the foregoing two-thirds vote (and the majority vote if applicable) is required only for the domestic corporation. The foreign corporation must comply with the applicable provisions of the jurisdiction where it is incorporated.

    Furthermore, under New York law, there are additional restrictions with respect to "business combinations" involving an "interested shareholder" of a New York corporation. A "business combination" is (1) any merger or consolidation of a resident domestic corporation or any of its subsidiaries with (i) an interested shareholder or (ii) any other corporation (whether or not itself an interested shareholder) which is, or after the merger or consolidation would be, an affiliate or associate of an interested shareholder (each an "Interested Affiliate"); (2) any sale, lease, exchange or other disposition with an interested shareholder or any Interested Affiliate of assets of a resident domestic corporation or any of its subsidiaries equal to
(i) 10% or more of the aggregate market value of all the assets of such corporation, (ii) 10% or more of the aggregate market value of all the outstanding stock of such corporation or (iii) 10% or more of the earning power or net income of such corporation; (3) the issuance or transfer by a resident domestic corporation or any of its subsidiaries of any of its stock or of any of its subsidiaries stock equal to 5% or more of the aggregate market value of all the outstanding stock of such corporation to an interested shareholder or Interested Affiliate, except pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid pro rata to all shareholders; (4) the adoption of any plan or proposal for the liquidation or dissolution of a resident domestic corporation pursuant to any agreement, arrangement or understanding (whether or not in writing) with, an interested shareholder or Interested Affiliate; (5) any reclassification of securities, or recapitalization of a resident domestic corporation, or any merger or consolidation of such corporation with any of its subsidiaries, or any other transaction (whether or not involving an interested shareholder), pursuant to any agreement, arrangement or understanding (whether or not in writing) with, an interested shareholder or Interested Affiliate, which has the effect, of increasing the proportionate share of outstanding shares of voting stock (or securities convertible into voting stock) of such corporation or subsidiary, which is owned by an interested shareholder or Interested Affiliate, except as a result of immaterial changes due to fractional share adjustments or (6) any receipt by an interested shareholder or Interested Affiliate of the benefit of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through a resident domestic corporation. An "interested shareholder" is one that owns at least 20% of the outstanding voting shares of a corporation. A New York corporation cannot engage in a business combination with an interested shareholder for five years following the acquisition date of an interested shareholder's shares unless the directors approve the business combination or stock acquisition before the shareholder's stock acquisition date. Following the five-year period, a corporation cannot enter a business combination with an interested shareholder unless (1) the directors approve the business combination or the shareholder's stock acquisition before the shareholder's stock acquisition date; (2) at a meeting called for such purpose, the holders of a majority of the outstanding shares not beneficially owned by an interested shareholder or an associate or affiliate of an interested shareholder approve the business combination; or
(3) the business combination satisfies certain price and procedural requirements. Such restrictions do not apply to certain specified corporations, including, without limitation, a corporation that (1) does not have a class of voting stock registered with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act, with some exceptions, and (2) has exempted itself (a) in its original certificate of incorporation,
(b) in an amendment to its By-Laws prior to March, 1986 or (c) in an amendment to its By-Laws approved by a vote of the holders of a majority of the outstanding voting stock, excluding the voting stock of an interested shareholder or an associate or affiliate of an interested shareholder, provided, however, that such amendment will not become effective for 18 months following its adoption and will not apply to a business combination with an interested shareholder whose stock acquisition date is on or before the effective date of such amendment.

    Missouri law provides, generally, that in the case of a merger or consolidation, at least two-thirds of the shares entitled to vote must approve such merger or consolidation, unless the Articles of Incorporation provide otherwise. Where the merger is between one or more Missouri corporations and one or more foreign corporations, the foregoing two-thirds vote is required only for the Missouri corporation. The foreign corporation must comply with the applicable provisions of the jurisdiction where it is incorporated.

    However, under Missouri law, there are also additional restrictions with respect to business combinations involving an "interested shareholder" of a Missouri corporation which, for the most part, are nearly identical to those described above for a New York corporation.

    Additionally, Emerson's Restated Articles of Incorporation mandate that all "business combinations" (as hereinafter defined) must be approved by an affirmative vote of eighty-five percent of all outstanding shares of Emerson, voting as a single class. A "business combination" is (1) any merger, consolidation, or exchange of Emerson's capital shares with an "interested person" (as hereinafter defined), (2) any sale, lease, exchange, or other similar disposition, including partial liquidation or dissolution of Emerson, of a substantial part of the assets of Emerson (or any of its subsidiaries), other than in the ordinary course of business, with an interested person, (3) the issuance or transfer of securities of Emerson or a subsidiary to an interested person or the issuance or transfer of securities of an interested person to Emerson or any of its subsidiaries, (iv) any sale, lease, exchange, or other similar disposition of a substantial part of the assets of an interested person, other than in the ordinary course of business, with Emerson or any of its subsidiaries, (v) any recapitalization or reclassification of securities of Emerson or any merger or consolidation of Emerson with any of its subsidiaries which would effect an increase in the proportionate ownership of an interested person in Emerson, or (vi) any merger or consolidation of Emerson with any of its subsidiaries after which the Articles of Incorporation of the surviving entity would not contain the any of the above provisions.
"Interested person" means any individual or other entity that, at any time during the two year period prior to and including the date of consummation of the proposed business combination, owns or owned, directly or indirectly through a subsidiary or associate, ten percent of the total voting power of all outstanding shares of Emerson's voting stock.

    Furthermore, Emerson's Restated Articles of Incorporation also provide that a business combination need not be approved by eighty-five percent of all the outstanding shares of Emerson, voting as a single class, if (1) such business combination is approved by a majority of directors who are not affiliated or associated with an interested person and who held office prior to such person or entity becoming an interested person, or (2) if all of the following conditions are met: (a) the amount of cash and property received as consideration for such business combination is equal to or greater than the highest of (i) the highest per share price paid by the interested party for any of Emerson's capital stock in the two years preceding the consummation of the business combination; (ii) the highest preferential amount per share to which the holders of any class or series of preferred stock are entitled; or (iii) the fair market value of such shares on the date that the business combination is announced; (b) the consideration received by the holders of Emerson's capital stock is in cash or the same form as that used by the interested person to acquire capital stock in Emerson; (c) certain changes in the payment of dividends do not occur; (d) the interested person does not receive the benefit of any loans or tax advantages provided by Emerson; and (e) a proxy statement meeting the requirements of the Exchange Act is sent to the shareholders at least 30 days before such business combination is consummated.


Sale, Lease or Exchange of Assets

    New York law provides that a sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation, if not made in the usual or regular course of business actually conducted by such corporation, shall be authorized only as follows: (1) the board shall authorize the proposed sale, lease, exchange or other disposition and direct its submission to a vote of shareholders, (2) notice of a shareholders meeting shall be given to each shareholder or record, whether or not entitled to vote, and (3) the shareholders shall approve such sale, lease, exchange or other disposition and may fix, or may authorize the board to fix, any of the terms and conditions thereof. Notwithstanding shareholder approval, the board may abandon the proposed sale, lease, exchange or other disposition without further action by the shareholders, subject to the rights, if any, of third parties under any contract relating thereto.

    Missouri law provides that a vote of at least two-thirds of the shares entitled to vote is required to authorize the sale, lease or exchange of all or substantially all of the assets of a corporation, except that the Articles of Incorporation or the By-Laws may provide that a greater proportion is required to authorize such a sale, lease or exchange. See " -- Business Combinations" above for discussion of sales, leases or exchanges of assets with an "interested person."


Rollway Preferred Stock

    The holders of Rollway Preferred Stock are entitled to various rights and priorities regarding the management and assets of Rollway. For a discussion of those rights and priorities, see "Information about Rollway -- Description of Preferred Stock."

    Subject to the approval of the Preferred Terms Amendment by the holders of a majority of Rollway Preferred Stock, upon consummation of the proposed Merger, the holders of Rollway Preferred Stock will possess shares of Emerson Common Stock (as described in "Information about Emerson -- Description of Capital Stock") which will have certain rights under Missouri law and under the Restated Articles of Incorporation and By-Laws of Emerson as described herein.


Preferred Share Purchase Rights

    The holders of Rollway Common Stock, Rollway Preferred Stock and/or Rollway Options, as of the date hereof, do not own any rights with respect to Rollway's securities which are similar to Emerson's Preferred Share Purchase Rights.

    Upon consummation of the Proposed Merger, holders of Rollway Common Stock (and Rollway Preferred Stock, subject to the approval of the Preferred Terms Amendment), will receive with their Emerson Common Stock received in the Merger the Preferred Share Purchase Rights which are currently attached to and trade with the Emerson Common Shares and which have certain rights as described under "Information about Emerson -- Preferred Share Purchase Rights Plan."


Rights of Dissenting Shareholders

    Pursuant to New York law, a shareholder of a New York corporation who is entitled to vote with respect to certain transactions (including, without limitation, a merger or consolidation, a disposition of all or substantially all of the assets of a corporation, or a share exchange) and who complies with the applicable statutory procedures is entitled to receive in cash the fair value of his or her shares if the shareholder does not consent to such transactions. Additionally, shareholders have dissenters' rights in the case of certain types of amendments of the Certificate of Incorporation. For a more complete description of the rights of dissenting shareholders under New York law, see "Dissenting Shareholder Rights."

    Similarly, Missouri law provides that a shareholder of a Missouri corporation who complies with applicable statutory procedures is entitled to receive fair value for his or her shares if the shareholder votes against certain transactions, including, without limitation, a merger or consolidation, a disposition of all or substantially all of the assets of a corporation, or a share exchange. Also, shareholders have dissenters' rights with respect to certain amendments that materially and adversely affect rights in respect of a dissenter's shares as well as any corporate action taken pursuant to a shareholder vote to the extent that the Articles of Incorporation or By-Laws or a resolution of the board provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.


                          DISSENTING SHAREHOLDER RIGHTS

    It is a condition to the consummation of the Merger that (i) holders of not more than 5% of the outstanding shares of Rollway Common Stock shall have exercised dissenting shareholder rights with respect to the Merger and
(ii) holders of not more than 5% of the outstanding shares of Rollway Preferred Stock shall have exercised dissenting shareholder rights with respect to the Preferred Terms Amendment. However, if this condition is waived by Emerson and Emersub in their sole discretion and the Merger is consummated, any holder of Rollway Common Stock who elects to exercise his, her or its rights of dissent from the Merger and who complies with the procedures set forth in Sections 623, inclusive, of the NYBCL shall be entitled to receive cash for the fair value of his, her or its shares of Rollway Common Stock owned at the time of the Merger. Additionally, if the Preferred Terms Amendment is approved, any holder of Rollway Preferred Stock who elects to exercise his, her or its right to dissent from the Preferred Terms Amendment and who complies with the procedures set forth in Section 623, inclusive, of the NYBCL shall be entitled to receive the "fair value" of his, her or its shares of Rollway Preferred Stock.

    Shareholders contemplating the exercise of dissenters' rights should review carefully Sections 623, 806(b)(6) and 910 of the NYBCL. A copy of the complete text of such Sections is attached as Exhibit C hereto. The following, qualified in its entirety by such provisions, is a summary of the steps which must be taken for the effective exercise of dissenters' rights:

(i) Written Objection. Any shareholder electing to exercise the right of dissent shall file with Rollway prior to or at the Rollway Special Meeting and prior to the taking of the vote on the approval of the applicable action of a written objection stating said shareholder's intention to demand payment for his, her or its shares if the action is approved. Such written objection is not required from any shareholder to whom Rollway did not give notice of such Rollway Special Meeting in accordance with the NYBCL. A vote against the proposed action is not, in and of itself, sufficient to meet the requirement of written objection.

(ii) Voting at the Rollway Special Meeting. In addition to the filing of the written objection, shares for which dissenters' rights are sought must not be voted in favor of approval of the applicable action. The failure to vote against the proposed action does not constitute a waiver of dissenters' rights, provided that the requirements of the NYBCL are met.

(iii) Notice of Effectiveness of Action. If the action is approved by the vote (or written consent) of the requisite number of Rollway's shareholders, Rollway is required, within ten days of such vote (or written consent), to send to each dissenting shareholder of Rollway who properly filed a written objection thereto (or from whom written objection was not required) and whose shares were not voted in favor of the approval of the action a notice (the "Company Notice") of such authorization (or consent).

(iv) Written Demand. Within twenty days after the giving of the Company Notice, any shareholder from whom written objection was not required and who elects to dissent shall deliver to Rollway a written notice (an "Election Notice") of such election.

(v) Delivery of Certificates. Within one month after filing of the Election Notice (the "Delivery Period"), the shareholder must submit the certificates representing his shares.

(vi) Offer. Within fifteen days after the later of the expiration of the Delivery Period or the consummation of the applicable action (the "Offer Period"), Rollway, as the Surviving Corporation, must make a written offer (the "Offer") to each dissenting shareholder to pay for his, her or its shares at a specified price which Rollway considers to be fair value.

(vii) Payment. If within thirty days after the making of the Offer (the "Agreement Period"), Rollway and a dissenting shareholder agree upon the fair value to be paid for the dissenting shares, payment by Rollway shall be made to the dissenting shareholder within sixty days after the later of the making of such Offer or the consummation of the applicable action. If Rollway fails to make the Offer or Rollway and a dissenting shareholder do not agree on the fair value of the dissenting shares within the Offer Period or Agreement Period, as the case may be, Rollway shall institute a special proceeding in the appropriate state supreme court within twenty days after the Offer Period or Agreement Period, as the case may be (the "Proceeding Period"). If Rollway fails to institute such proceeding, the dissenting shareholder must institute such proceeding within thirty days after the expiration of the Proceeding Period or lose all dissenter's rights (unless otherwise directed by the court). Rollway shall be required to pay the fair value of the dissenting shares as established by the court. Each party to such proceeding shall bear its own costs and expenses, although the court may, in its discretion, assess all or any part of Rollway's costs against any or all dissenting shareholders and all or any part of any dissenting shareholder costs against Rollway.

(viii) Cessation of Rights. Upon consummation of the applicable action, any dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under Section 623 of the NYBCL.

         ONCE DISSENTERS RIGHTS ARISE, UNLESS THE AFOREMENTIONED
         REQUIREMENTS ARE STRICTLY MET, SHARES OF ROLLWAY STOCK WILL AUTOMATICALLY LOSE ANY DISSENTERS' RIGHTS.


                                  LEGAL MATTERS

    Hancock & Estabrook, LLP has rendered the opinion referred to under "The Merger -- Certain Federal Income Tax Matters." Hancock & Estabrook, LLP represents Rollway in this Merger. Hancock & Estabrook, LLP does not represent the individual shareholders, option holders and employees of Rollway in connection with the Merger and the transactions contemplated thereby, and such persons are advised to seek the advice of their own counsel.

    H. M. Smith, Esq., Assistant General Counsel and Assistant Secretary of Emerson, has rendered his opinion that the shares of Emerson Common Stock to be issued in the Merger, when issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable. As of March 31, 1996, H. M. Smith owned 2,003 shares of Emerson Common Stock and options to purchase 7,058 additional shares of Emerson Common Stock.

                                     EXPERTS

    The consolidated financial statements of Emerson Electric Co. and subsidiaries as of September 30, 1995 and 1994, and for each of the years in the three-year period ended September 30, 1995 incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accounts, incorporated by reference elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Lipe-Rollway Corporation at December 3, 1995 and November 27, 1994, and for each of the three years in the period ended December 3, 1995 included in this Proxy Statement/Prospectus, which is referred to and made a part of the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            LIPE-ROLLWAY CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


REPORT OF INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . . . .106

    Consolidated Balance Sheets as of December 3, 1995 and
         November 27, 1994 . . . . . . . . . . . . . . . . . . . . . . . . .107

    Consolidated Statements of Operations for the fiscal years ended
         December 3, 1995, November 27, 1994 and November 28, 1993 . . . . .109

    Consolidated Statements of Shareholders' Equity for the fiscal years ended December 3, 1995, November 27, 1994 and November 28, 1993 . .110

    Consolidated Statements of Cash Flows for the fiscal years ended
         December 3, 1995, November 27, 1994 and November 28, 1993 . . . . .111

    Notes to Consolidated Financial Statements . . . . . . . . . . . . . . .113

UNAUDITED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .126

    Condensed Consolidated Balance Sheet (Unaudited) as of March 3, 1996 . .126

    Condensed Consolidated Statements of Operations (Unaudited)
         for the fiscal quarters ended March 3, 1996 and
         February 26, 1995 . . . . . . . . . . . . . . . . . . . . . . . . .127

    Condensed Consolidated Statements of Shareholders' Equity (Unaudited)
         for the fiscal quarters ended March 3, 1996 and
         February 26, 1995 . . . . . . . . . . . . . . . . . . . . . . . . .128

    Condensed Consolidated Statements of Cash Flows (Unaudited) for the
         fiscal quarters ended March 3, 1996 and February 26, 1995 . . . . .129

    Notes to Condensed Consolidated Financial Statements . . . . . . . . . .130

                         Report of Independent Auditors


Shareholders and Board of Directors
Lipe-Rollway Corporation

We have audited the accompanying consolidated balance sheets of Lipe-Rollway Corporation and subsidiaries as of December 3, 1995 and November 27, 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 3, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lipe-Rollway Corporation and subsidiaries at December 3, 1995 and November 27, 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 3, 1995, in conformity with generally accepted accounting principles.

As described in Note 1, in 1994 the Company changed its method of accounting for income taxes.


                                          /s/ Ernst & Young LLP

Syracuse, New York
January 19, 1996

                                  Lipe-Rollway Corporation and Subsidiaries

                                         Consolidated Balance Sheets
                                                                                   December 3,  November 27,
                                                                                      1995          1994
                                                                                  ------------  ------------

Assets
Current assets:
     Cash and cash equivalents                                                     $   381,479   $    59,649
     Trade receivables, less allowances of $588,884 and $403,687                    10,694,372     8,211,030
     Inventories:
          Finished goods                                                             8,467,618     6,579,056
          Work-in-process                                                            3,018,778     2,432,428
          Materials and supplies                                                     1,084,214       942,980
                                                                                  ------------  ------------
                                                                                    12,570,610     9,954,464
     Due from officer                                                                  152,336       139,319
     Foreign income, VAT and other taxes refundable                                    250,573       308,964
     Prepaid and other current assets                                                  783,490       746,138
                                                                                  ------------  ------------
Total current assets                                                                24,832,860    19,419,564

Other assets   265,104                                                                 169,206

Deferred pension cost                                                                  562,165       870,782

Deferred financing costs, net of amortization of $12,154                               183,646            --

Property, plant, and equipment:
     Land ($509,480 and $475,593) and improvements                                     618,004       604,615
     Buildings and improvements                                                      6,084,736     5,859,262
     Machinery and equipment                                                         9,639,888    16,005,362
                                                                                  ------------  ------------
                                                                                    16,342,628    22,469,239
     Less allowances for amortization and depreciation                               8,031,681    15,166,632
                                                                                  ------------  ------------
                                                                                     8,310,947     7,302,607
                                                                                  ------------  ------------
                                                                                   $34,154,722   $27,762,159
                                                                                  ============  ============

                                                                                   December 3,  November 27,
                                                                                      1995          1994
                                                                                  ------------  ------------

Liabilities and shareholders' equity
Current liabilities:
     Short-term borrowings                                                         $ 8,686,818   $ 2,482,893
     Checks outstanding at end of period                                               501,671       433,405
     Trade accounts payable                                                          6,098,269     5,161,985
     Accrued expenses                                                                2,505,154     1,364,801
     Environmental remediation liability (Note 8)                                       70,000            --
     Income taxes currently payable                                                     10,168       115,480
     Current portion of long-term debt                                                 995,224       880,697
                                                                                  ------------  ------------
Total current liabilities                                                           18,867,304    10,439,261

Long-term debt, less current portion                                                 6,766,808    10,165,439

Deferred taxes                                                                         353,502       338,847

Long-term environmental remediation liability (Note 8)                                 830,000            --

Long-term pension liability                                                          1,134,087     1,869,937

Shareholders' equity:
     Preferred stock issued and outstanding 93,692 shares                              936,920       936,920
     Common stock, $.50 par value:
          Authorized 1,500,000 shares;
          Issued 761,898 shares                                                        380,949       380,949
     Additional capital                                                              1,386,626     1,386,626
     Unfunded pension losses                                                         (180,007)     (452,934)
     Retained earnings                                                               2,590,107     1,883,033
     Treasury stock                                                                   (63,885)      (63,885)
     Currency translation adjustment                                                 1,152,311       877,966
                                                                                  ------------  ------------
                                                                                     6,203,021     4,948,675
Commitments and contingencies (Notes 7 and 8)
                                                                                  ------------  ------------
                                                                                   $34,154,722   $27,762,159
                                                                                  ============  ============

See notes to consolidated financial statements.


                                  Lipe-Rollway Corporation and Subsidiaries

                                    Consolidated Statements of Operations
                                                                                   Year ended
                                                                     December 3,  November 27,  November 28,
                                                                        1995          1994          1993
                                                                    ------------  ------------  ------------

Net sales                                                           $46,493,462   $32,903,821   $32,453,081

Costs and expenses:
     Cost of products sold                                           32,976,505    23,823,149    24,471,706
     Selling, general, and administrative expenses                    8,728,829     7,453,184     6,957,418
     Other administrative expenses (Notes 8 and 11)                   1,488,108            --            --
     Interest expense                                                 1,746,486     1,208,949     1,021,935
                                                                    ------------  ------------  ------------
                                                                     44,939,928    32,485,282    32,451,059
                                                                    ------------  ------------  ------------
Income from operations before income taxes                            1,553,534       418,539         2,022
Income taxes                                                            846,460       316,951       148,154
                                                                    ------------  ------------  ------------
Net income (loss)                                                   $   707,074   $   101,588   $  (146,132)
                                                                    ------------  ------------  ------------
Preferred dividend requirement                                          (93,692)      (93,692)      (93,692)
Net income (loss) applicable to common stock                        $   613,382   $     7,896   $  (239,824)
                                                                    ============  ============  ============
Net income (loss) per common share outstanding after dividends on
     preferred stock                                                $       .81   $       .01   $      (.32)
                                                                    ============  ============  ============

See notes to consolidated financial statements.


                                       Lipe-Rollway Corporation and Subsidiaries

                                    Consolidated Statements of Shareholders' Equity

                        Years ended November 28, 1993, November 27, 1994, and December 3, 1995
                                                        Unfunded                              Currency        Total
                    Preferred    Common    Additional    Pension     Retained    Treasury   Translation  Shareholders'
                       Stock      Stock      Capital     Losses      Earnings      Stock     Adjustment      Equity
                   ----------  ----------  ----------  ----------  -----------  ----------  -----------  -------------

Balance
  November 29, 1992  $936,920    $380,949  $1,386,626  $(115,847)  $2,382,112    $(63,885)   $ 813,723     $5,720,598
Adjustment (Note 9)                                                  (353,000)                               (353,000)
                   ----------  ----------  ----------  ----------  -----------  ----------  -----------  -------------
Balance
  November 29, 1992
  as restated         936,920     380,949   1,386,626   (115,847)   2,029,112     (63,885)     813,723      5,367,598

Net loss                                                             (146,132)                               (146,132)
Preferred dividends
  $1 per share                                                       (101,535)                               (101,535)
Unfunded pension
  losses                                                (121,925)                                            (121,925)
Currency translation
  adjustment                                                                                  (462,633)      (462,633)
                   ----------  ----------  ----------  ----------  -----------  ----------  -----------  -------------
Balance
  November 28, 1993   936,920     380,949   1,386,626   (237,772)   1,781,445     (63,885)     351,090      4,535,373

Net income                                                            101,588                                 101,588
Unfunded pension
  losses                                                (215,162)                                            (215,162)
Currency translation
  adjustment                                                                                   526,876        526,876
                   ----------  ----------  ----------  ----------  -----------  ----------  -----------  -------------
Balance
  November 27, 1994   936,920     380,949   1,386,626   (452,934)   1,883,033     (63,885)     877,966      4,948,675

Net income                                                            707,074                                 707,074
Unfunded pension
  losses                                                 272,927                                              272,927
Currency translation
  adjustment                                                                                   274,345        274,345
                   ----------  ----------  ----------  ----------  -----------  ----------  -----------  -------------
Balance
  December 3, 1995   $936,920    $380,949  $1,386,626  $(180,007)  $2,590,107    $(63,885)  $1,152,311     $6,203,021
                   ==========  ==========  ==========  ==========  ===========  ==========  ===========  =============

See notes to consolidated financial statements.


                                       Lipe-Rollway Corporation and Subsidiaries
                                         Consolidated Statements of Cash Flows
                                                                               Year ended
                                                                 December 3,  November 27,  November 28,
                                                                    1995          1994          1993
                                                                ------------  ------------  ------------

Operating activities
Net income (loss)                                               $    707,074   $   101,588  $  (146,132)
Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
          Depreciation and amortization                              987,736       755,408       630,793
          Provision for bad debts                                    225,261      (37,739)       318,318
          Gain on sale of property, plant, and equipment              12,300
          Deferred taxes                                              14,655         4,762        42,591
          Provision for noncurrent pension expense                 (163,095)      (53,975)        26,987
          Provision for noncurrent environmental remediation
               liability                                             830,000            --            --
          Changes in operating assets and liabilities:
               (Increase) in trade receivables                   (2,303,511)   (1,023,052)     (427,510)
               (Increase) in inventories                         (2,182,745)     (997,356)     (161,881)
               (Increase) decrease in due from officer              (13,017)      (14,975)        12,393
               (Increase) decrease in other current assets           130,143     (364,145)     (350,282)
               Increase in trade accounts payable                    813,169     1,308,330     1,175,453
               Increase (decrease) in accrued expenses             1,116,359      (10,161)      (49,265)
               Increase (decrease) in taxes payable                (116,084)       102,244         4,651
                                                                ------------  ------------  ------------
Net cash provided by (used in) operating activities                   58,245     (229,071)     1,076,116

Investing activities
Purchases of property, plant, and equipment                      (1,540,223)   (1,800,146)     (375,975)
Proceeds from sale of equipment                                       13,183            --            --
(Increase) decrease in other noncurrent assets                     (279,544)      (15,822)        29,096
                                                                ------------  ------------  ------------
Net cash used in investing activities                            (1,806,584)   (1,815,968)     (346,879)

Financing activities
Proceeds from long-term borrowings                                 6,498,204            --            --
Principal payments on long-term debt and capital lease
     obligations                                                 (2,720,473)   (1,272,268)   (1,193,535)
Proceeds from short-term borrowings and line of credit             6,544,707     2,679,958            --
Payments on short-term borrowings and line of credit             (3,124,219)            --            --
Net borrowings (payments) under revolving lines of credit        (4,844,813)       849,811       375,898
Preferred stock redemption                                                --      (65,000)      (65,000)
Dividends paid                                                            --            --     (101,535)
                                                                ------------  ------------  ------------
Net cash provided by (used in) financing activities                2,353,406     2,192,501     (984,172)
Effect of exchange rate changes on cash                            (283,237)      (97,122)        65,601
                                                                ------------  ------------  ------------
Increase (decrease) in cash and cash equivalents                     321,830        50,340     (189,334)
Cash and cash equivalents at beginning of year                        59,649         9,309       198,643
                                                                ------------  ------------  ------------





Cash and cash equivalents at end of year                        $    381,479  $     59,649  $      9,309
                                                                ============  ============  ============

See notes to consolidated financial statements.


                    Lipe-Rollway Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

           December 3, 1995, November 27, 1994, and November 28, 1993


1. Summary of Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of all domestic and foreign subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.


Fiscal Year

The Corporation's fiscal year ends on the Sunday nearest November 30. Fiscal year 1995 included 53 weeks; fiscal years 1994 and 1993 included 52 weeks.


Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.


Foreign Currency Translation

In accordance with Financial Accounting Standards Board Statement No. 52, all balance sheet accounts of foreign subsidiaries are translated at current exchange rates and income statement items are translated at an average exchange rate for the year. The gain or loss resulting from translating subsidiary financial statements is recorded as a separate component of shareholders' equity. Transaction gains and losses are recorded in operations.


Inventories

Inventories are stated at the lower of cost or market. Inventories, summarized by cost method, follow:

                                                         1995          1994
                                                     ------------  ------------

Last-in, first-out (LIFO) method                      $ 6,050,580    $4,590,139
First-in, first-out (FIFO) method                       6,520,030     5,364,325
                                                     ------------  ------------
Total inventories                                     $12,570,610    $9,954,464
                                                     ============  ============

If the first-in, first-out method of inventory accounting had been used for all inventories, inventories would have been approximately $4,862,000 and $4,843,000 higher than reported at December 3, 1995 and November 27, 1994, respectively.

                    Lipe-Rollway Corporation and Subsidiaries

1. Summary of Accounting Policies (Continued)

Properties and Depreciation

Properties are recorded at cost and include expenditures for additions and major improvements and equipment acquired under capital leases. Provisions for depreciation are based on the estimated useful lives of the respective assets and are computed by the straight-line method. Capital lease assets aggregated $2,522,474 and $2,296,587 at December 3, 1995 and November 27, 1994,
respectively (accumulated amortization aggregated $1,399,406 and $1,209,583, respectively). Amortization of capital leases is included with depreciation expense in the statement of operations.


Income Taxes

The Company does not provide U.S. income taxes on cumulative undistributed earnings of foreign subsidiaries, which totaled $3,544,000 and $2,041,000 at December 3, 1995 and November 27, 1994, respectively, because such earnings are considered as invested indefinitely.

Beginning November 29, 1993, the Company provides for income taxes in accordance with the liability method as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the liability method, deferred taxes are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The principal differences relate to depreciation and certain non-deductible reserves (see Note 5). There was no cumulative effect of the adoption of the new method of accounting for income taxes.

Prior to 1994, the Company provided for deferred taxes in accordance with Accounting Principles Board Opinion #11.


Pension Plans

Annual costs of the pension plans are computed by actuaries in accordance with the provisions of Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions".


Earnings (Loss) Per Common Share

Earnings (loss) per common share outstanding are based on the weighted average number of shares of common stock outstanding during each year (752,628 in 1995, 1994, and 1993). Earnings per share in each year give effect to the preferred dividends of $93,692; however, the computation excludes the impact of stock options as their dilutive effect is not material.

                    Lipe-Rollway Corporation and Subsidiaries

1. Summary of Accounting Policies (Continued)

Other Assets

Included in the caption other assets is the cash value of officers' life insurance of $1,717,193 net of loans of $1,492,739 as of December 3, 1995 and $1,483,980 net of loans of $1,364,959 as of November 27, 1994.


Deferred Financing Costs

Deferred financing costs are being amortized on a straight line basis over the term of the mortgage loan with a bank (15 years).


Concentrations of Credit Risk

The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. There are no significant concentrations of credit risk at December 3, 1995.


Reclassification

Certain amounts in the 1994 financial statements have been reclassified to conform with the 1995 presentation.


2. Borrowing Arrangements

The Company has domestic and foreign lines of credit which provide for borrowings up to approximately $10,020,000 at December 3, 1995. Borrowings against these lines of credit aggregated $8,686,818 at December 3, 1995 ($6,100,446 domestic and $2,586,372 foreign). Interest on the borrowings is set as a function of the prime rate.

Equipment, inventory, and receivables are pledged as collateral on these loans in addition to a mortgage on building facilities and a general assignment of assets.

The weighted average interest rate on short-term borrowings outstanding as of December 3, 1995 and November 27, 1994 was 10.35% and 9.21%, respectively.

On March 21, 1995, the Company refinanced, with a bank, certain debt owed to the bank and another financial institution. The Company used the proceeds of two term loans and an available revolving line of credit to pay short and long-term borrowings and, as a result, $7,388,224 of short-term borrowings outstanding as of November 27, 1994 has been classified as long-term debt at November 27, 1994. The debt is secured by land, buildings, equipment, accounts receivable and inventory owned by the domestic company.

                    Lipe-Rollway Corporation and Subsidiaries

2. Borrowing Arrangements (Continued)

At December 3, 1995 and November 27, 1994, long-term obligations consisted of the following:

                                                     December 3,   November 27,
                                                         1995          1994
                                                     ------------  ------------

Term loan payable to a bank with monthly principal
and interest installments of $71,363 through April
2002 including interest at prime (8.75% at
December 3, 1995) plus 1.75%, collateralized by a
security interest in all business assets.             $3,923,074     $4,200,000

Mortgage loan payable to a bank with monthly
principal and interest installments of $20,318
through April 2010 including interest at prime
(8.75% at December 3, 1995) plus 1.875%,
collateralized by land, building, and fixtures in
Liverpool, New York.                                   1,771,190      1,800,000

Revolving line of credit, up to a maximum of
$6,500,000, based on the level of qualifying
accounts receivable and inventory.  Interest is
payable monthly at prime (8.75% at December 3,
1995) plus 1.25% through April 1, 1996,
collateralized by a security interest in all
business assets.                                       6,100,446      2,748,097

Foreign term loan payable in semiannual installments
through 2001.  Effective interest rate 8.65% and
9.25% in 1995 and 1994, respectively.                  1,217,459      1,214,923

Note payable with monthly principal and interest
installments of $5,000 per month through December
2004 including interest at 11.683% (see Note 9).         334,942        353,000

Capitalized lease obligations expiring at various
dates through 1997.  Average interest rate was
13.69% and 12.8% for 1995 and 1994, respectively.        515,367        730,116
                                                    ------------   ------------
                                                      13,862,478     11,046,136
Less current maturities of long-term debt                995,224        880,697
Less revolving line of credit                          6,100,446             --
                                                    ------------   ------------
                                                      $6,766,808    $10,165,439
                                                    ============   ============

                    Lipe-Rollway Corporation and Subsidiaries

2.  Borrowing Arrangements (Continued)

Aggregate maturities of long-term obligations as of December 3, 1995 are as follows:

                         1997         $  953,332
                         1998          1,014,822
                         1999          1,044,686
                         2000          1,084,154
                         2001            915,302
                         Thereafter    1,754,512
                                      ----------
                                      $6,766,808
                                      ==========


Loan Covenants

Terms of the various debt agreements limit, among other things, property, plant, and equipment additions and require a certain minimum working capital ratio and a maximum debt to equity ratio. The Company was in compliance with these terms at December 3, 1995.


Interest Payments

Total interest paid aggregated $1,417,608 in 1995, $963,084 in 1994, and $874,095 in 1993.


3. Accrued Expenses

Accrued expenses include the following:

                                                        1995           1994
                                                    ------------   ------------

Salaries, wages, and related items                    $  870,666     $  504,937
Pension and retirement contributions                     240,321         81,822
Other accrued items                                    1,394,167        778,042
                                                    ------------   ------------
                                                      $2,505,154     $1,364,801
                                                    ============   ============


4. Preferred Stock, Common Stock, and Other Shareholders' Equity

Preferred Stock

The Company has 250,000 shares authorized of $1 cumulative preferred stock with a stated par value of $10 per share. The preferred stock is senior to the Company's common stock, both with respect to the payment of dividends and liquidation rights. The Company has the option to redeem outstanding shares at the liquidating preference of $20 per share.

                    Lipe-Rollway Corporation and Subsidiaries

4. Preferred Stock, Common Stock, and Other Shareholders' Equity (Continued)

As of December 3, 1995, the Company has dividends in arrears of $187,384 on the $1 cumulative preferred stock.


Common Stock

Included in shares issued at December 3, 1995 and November 27, 1994 are 9,270 shares of treasury stock which were repurchased at a total cost of $63,885.


Stock Options

In 1995 the Board of Directors, with the approval of the Company's shareholders, reserved for issuance 80,000 shares of stock under the Lipe-Rollway Corporation 1994 Performance Stock Option Plan. Options for 73,332 shares were granted at $1.80 per share. During 1995 an option for 6,666 shares was forfeited. No shares were exercised during the year; and under terms of the original option plan, options for 36,667 shares are exercisable at December 3, 1995. However, in connection with normal option provisions related to changes in control, the option committee of the Board of Directors is expected to amend the plan and options granted to provide that all options shall become vested and exercisable immediately prior to the effective time of a pending acquisition (see Note 11).


5. Income Taxes

The components of income (loss) from operations before income taxes consisted of the following:

                                           1995          1994          1993
                                       ------------  ------------  ------------

Domestic                                $ (780,892)    $(201,742)    $(286,672)
Foreign                                  2,334,426       620,281       288,694
                                       ------------  ------------  ------------
                                        $1,553,534     $ 418,539     $   2,022
                                       ============  ============  ============

Effective November 29, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". As permitted under the new rules, prior years financial statements have not been restated. There was no cumulative effect of adopting Statement 109.

                    Lipe-Rollway Corporation and Subsidiaries

5. Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets and liabilities as of December 3, 1995 and November 27, 1994 are as follows:

                                                         1995          1994
                                                     ------------  ------------
Deferred tax liability:
     Tax over book depreciation                      $   778,084   $   691,376
                                                     ------------  ------------
Total deferred tax liability                             778,084       691,376

Deferred tax assets:
     Federal net operating loss carryforward           2,152,019     2,044,930
     Postretirement benefits                             167,527       204,642
     Inventory related                                   603,435       568,001
     Insurance reserves                                  130,517       106,948
     Environmental reserve                               306,000            --
     Other - net                                          19,127        80,814
     State net operating loss carryforward               332,297       315,761
     Investment tax credits                              359,602       265,529
     Valuation allowance for deferred tax assets      (3,645,942)   (3,234,096)
                                                     ------------  ------------
Total deferred tax assets                                424,582       352,529
                                                     ------------  ------------
Net deferred tax liability                           $   353,502   $   338,847
                                                     ============  ============

The net deferred tax liabilities have been classified as long term and relate solely to tax over book depreciation of a foreign subsidiary. The valuation allowance for deferred tax assets results from the inability to determine the recoverability of the deferred tax assets due to the cumulative domestic tax loss.

Significant components of the provision for income taxes are as follows:

                                                Liability            Deferred
                                                  Method              Method
                                       --------------------------  ------------
                                           1995          1994          1993
                                       ------------  ------------  ------------
Currently payable:
     Federal                           $         --  $         --  $         --
     State                                    1,477         6,685           641
     Foreign                                830,328       305,504       104,922
                                       ------------  ------------  ------------
Total current                               831,805       312,189       105,563
Deferred:
     Foreign                                 14,655         4,762        42,591
                                       ------------  ------------  ------------
Provision for income taxes                 $846,460      $316,951      $148,154
                                       ============  ============  ============

                    Lipe-Rollway Corporation and Subsidiaries

5. Income Taxes (Continued)

Income taxes paid (net) were $918,996 in 1995, $192,641 in 1994, and $101,326 in 1993.

At December 3, 1995, the Company has net operating loss carryforwards of approximately $6,329,000 which are available to offset future taxable income, expiring in various years through 2010. In addition, the Company has unused federal and state investment tax credits of approximately $360,000 for tax purposes to offset future taxes through the year 2005.

A reconciliation of income tax at the statutory U.S. rate and the actual tax as recorded follows:

                                           1995          1994          1993
                                       ------------  ------------  ------------
Tax at statutory rate                     $528,202       $142,303    $      687
State income taxes                           1,477          6,685           641
Foreign income taxes at other than
  statutory rate                            51,278         99,370        49,357
Change in deferred tax asset
  valuation allowance                      282,446         45,006            --
Other non-deductible items, net            (16,943)        23,587         9,342
Domestic loss with no tax benefit               --             --        88,127
                                       ------------  ------------  ------------
Tax as recorded                           $846,460       $316,951      $148,154
                                       ============  ============  ============


6. Benefit Plans

The Company has defined benefit retirement plans covering substantially all of its hourly employees. Benefits are based on a monthly flat rate multiplied by the years of credited service. The Company's funding policy is to contribute amounts to the Plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

The Company also sponsors a defined contribution retirement plan covering certain salaried employees. The Company contributes 4% of each plan participant's covered compensation. Costs of the Plan are summarized below.

The Company also has employees in certain foreign countries that are covered by defined contribution plans. Related costs charged to operations are not material.

                    Lipe-Rollway Corporation and Subsidiaries

6. Benefit Plans (Continued)

A summary of net periodic pension cost for 1995,  1994, and 1993 follows:

                                           1995          1994          1993
                                       ------------  ------------  ------------
Service cost--benefits earned during
  the period                           $   102,190     $ 128,751     $ 108,397
Interest cost on projected benefit
  obligation                               661,881       644,460       632,494
Actual return on plan assets            (1,067,791)      127,299      (540,820)
Net amortization and deferral              527,106      (727,736)       47,393
                                       ------------  ------------  ------------
Net pension cost for defined benefit
  plans                                    223,386       172,774       247,464
Defined contribution plan costs            138,660       107,344       111,582
                                       ------------  ------------  ------------
Net pension expense                    $   362,046      $280,118      $359,046
                                       ============  ============  ============

The primary assumptions used in the accounting for the defined benefit plans as of December 3, 1995, November 27, 1994, and November 28, 1993 were:

                                           1995          1994          1993
                                       ------------  ------------  ------------
Weighted average discount rates                8.5%          8.5%            8%
Expected long-term rate of return on
  assets                                      11.0%         11.0%            9%

The following table sets forth the funding status and amounts recognized in the consolidated balance sheets at December 3, 1995 and November 27, 1994 for the Company's defined benefit pension plans:

                                                         1995          1994
                                                     ------------  ------------
Actuarial present value of benefit obligations:
     Vested benefit obligation                       $(8,057,531)  $(8,079,799)
     Nonvested benefit obligation                         (8,349)      (34,656)
                                                     ------------  ------------
Accumulated benefit obligation                       $(8,065,880)  $(8,114,455)
                                                     ============  ============
Actuarial present value of projected benefit
  obligations for services rendered to date          $(8,065,880)  $(8,114,455)
Plan assets at fair value                              6,691,472     6,161,216
                                                     ------------  ------------
Projected benefit obligation in excess of plan
  assets                                              (1,374,408)   (1,953,239)
Unrecognized net loss                                     83,753       525,654
Unrecognized prior service cost                          163,137       186,108
Unrecognized net obligation at end of year, net of
  amortization                                           529,279       613,434
                                                     ------------  ------------
Net pension liability recognized in the statement of
  financial position                                 $  (598,239)  $  (628,043)
                                                     ============  ============

                    Lipe-Rollway Corporation and Subsidiaries

6. Benefit Plans (Continued)

The components of the net pension liability are as follows:

                                                         1995          1994
                                                     ------------  ------------
Prepaid pension expense (asset)                      $    33,997   $        --
Minimum liability deferred pension cost (asset)          562,165       870,782
Accrued pension cost (accrued expenses)                 (240,321)      (81,822)
Long-term pension liability                           (1,134,087)   (1,869,937)
Unfunded pension loss (equity component)                 180,007       452,934
                                                     ------------  ------------
                                                     $  (598,239)  $  (628,043)
                                                     ============  ============

The increase in the weighted average discount rates and in the expected long-term rates of return has caused a decrease in the defined benefit plan's projected benefit obligation by $390,000 in 1994. The increase in the expected long-term rate of return also caused a decrease in the net pension expense by $117,000 in 1994.

The Plan's assets are invested in government securities, corporate bonds, common stocks, insurance company separate accounts, and unallocated insurance contracts.


7. Operating Lease Commitments

The Company leases certain of its manufacturing and sales facilities and equipment, trucks, and automobiles under cancelable and noncancelable agreements. Rental expense charged to operations was $163,424 in 1995, $225,775 in 1994, and $214,635 in 1993.

The future minimum rental commitments, as of December 3, 1995, for all noncancelable operating leases are as follows:

                                                       Machinery
                                           Total      & Equipment   Automobiles
                                       ------------  ------------  ------------
1996                                       $130,631      $ 41,590      $ 89,041
1997                                         94,128        37,922        56,206
1998                                         47,211        34,254        12,957
1999                                         34,254        34,254            --
2000                                          6,158         6,158            --
                                       ------------  ------------  ------------
                                           $312,382      $154,178      $158,204
                                       ============  ============  ============

The Company incurred capital lease obligations totaling $380,298 in 1995, $273,064 in 1994 and $135,599 in 1993 in connection with lease agreements to acquire equipment.

                    Lipe-Rollway Corporation and Subsidiaries

8. Contingencies

The Company is involved in various claims and lawsuits incidental to its business. Some of the matters are in their early stages of discovery and consequently management is unable to determine their ultimate effect on the Company. Management believes that the ultimate liability, if any, resulting from these actions will not have a material impact on the Company's consolidated financial position, results of operations and net cash flows.

In connection with "Note 9", three former employees of the Company were indicted on December 7, 1994. The employees were found not guilty of the charges made and the Company has expensed legal costs associated with their defense approximating $270,000. The Company is seeking reimbursement of a portion of these costs from its insurance carrier under its directors and officers liability policy. The outcome of the recovery is not determinable at this time.

As part of the due diligence process, Emerson Electric Company, a party to a proposed transaction (see Note 11) and the Company have identified certain environmental issues related to the Company. The nature and scope of these matters is set forth in certain reports entitled "Environmental Site Assessment of Lipe-Rollway Corporation in Liverpool, New York" prepared by Environmental Strategies Corporation dated November 28, 1995 and "Environmental Site Assessment Groundwater Investigation Results" prepared by Environmental Strategies Corporation dated November 30, 1995 (hereinafter the "ESC Reports"). These matters have been referred to the appropriate governmental authorities as required. Rough estimates of the potential costs of remediation associated with these matters have been made which indicate a range of costs between $900,000 and $2,300,000; however, significantly more site characterization will have to be performed prior to arriving at a reliable estimate. The Company, because it cannot determine what amount within the estimated range represents a better estimate than another amount, has recorded a $900,000 liability at December 3, 1995. Management, in conjunction with its environmental advisors, has estimated that $70,000 of this liability will be incurred during the ensuing fiscal year and consequently the remainder of the liability has been shown as a long-term liability.

In addition to the above, the Company as part of its due diligence has determined that it has failed to make certain filings required under the Emergency Planning and Community Right to Know Act (42 USC Section 1101 et. seq.). Although it is possible that the Company could be subject to certain civil penalties for such non-compliance, at this time the likelihood of incurring such penalties is unknown.


9. Settlement and Prior Period Adjustment

The Company was involved in discussions with the Department of Defense related to certain contract pricing issues. In December 1994, the Company reached an agreement with the United States Government calling for the repayment of

                    Lipe-Rollway Corporation and Subsidiaries

9. Settlement and Prior Period Adjustment (Continued)

$353,000 of revenue recognized by the Company in 1991 that was erroneously charged to the United States Government by the Company. The repayment represents the specific amounts overcharged to the Government on a certain contract and consequently the repayment has been treated as a prior period adjustment. Repayment of the above amount will be made over ten years on a monthly basis at $5,000 per month, including interest at 11.683%. Such principal amount is included in long-term debt. The Company has the right to accelerate the payment of the principal amount outstanding subject to certain prepayment penalties. In addition to the repayment, the Company was subject to a $30,000 fine which has been included in administrative expenses in fiscal 1994 and was paid in fiscal 1995. In connection with the acquittal of the three employees discussed in Note 8, the Company is seeking a reduction of the balance due the Government; however, the reduction, if any, is unknown at this time.


10. Operations by Industry Segment and Geographic Area

The Company's segments include Bearing Products and Automation Equipment Products. Operations by industry segment are summarized as follows:

                                                      Year Ended
                                        December 3,  November 27,  November 28,
                                           1995          1994          1993
                                       ------------  ------------  ------------
NET SALES
     Bearing Products                   $43,569,137   $29,747,797   $29,530,825
     Automation Equipment Products        2,924,325     3,156,024     2,922,256
                                       ------------  ------------  ------------
TOTAL NET SALES                         $46,493,462   $32,903,821   $32,453,081
                                       ============  ============  ============
PRETAX INCOME
     Bearing Products                   $ 3,195,243   $ 1,320,978   $   772,739
     Automation Equipment Products          104,777       306,510       251,218
                                       ------------  ------------  ------------
TOTAL OPERATING INCOME                    3,300,020     1,627,488     1,023,957
     Interest expense                     1,746,486     1,208,949     1,021,935
                                       ------------  ------------  ------------
PRETAX INCOME                           $ 1,553,534   $   418,539   $     2,022
                                       ============  ============  ============
IDENTIFIABLE ASSETS
     Bearing Products                   $32,357,550   $26,197,961   $21,690,252
     Automation Equipment Products        1,797,172     1,564,198       831,237
                                       ------------  ------------  ------------
TOTAL ASSETS                            $34,154,722   $27,762,159   $22,521,489
                                       ============  ============  ============
CAPITAL EXPENDITURES
     Bearing Products                   $ 1,421,823   $ 1,348,358   $   343,389
     Automation Equipment Products          118,400       451,788        32,586
                                       ------------  ------------  ------------
TOTAL CAPITAL EXPENDITURES              $ 1,540,223   $ 1,800,146   $   375,975
                                       ============  ============  ============

                    Lipe-Rollway Corporation and Subsidiaries

10. Operations by Industry Segment and Geographic Area (Continued)


                                                      Year Ended
                                        December 3,  November 27,  November 28,
                                           1995          1994          1993
                                       ------------  ------------  ------------
DEPRECIATION AND AMORTIZATION
     Bearing Products                      $963,911      $738,813      $620,510
     Automation Equipment Products           23,825        16,595        10,283
                                       ------------  ------------  ------------
TOTAL DEPRECIATION AND AMORTIZATION        $987,736      $755,408      $630,793
                                       ============  ============  ============

Sales between industry segments are not significant. Operating profit is total revenue, less expenses related to the segments' operating revenue. In computing operating profit, interest expense has been excluded.

Operations by geographic areas are summarized as follows:

                                                      Year Ended
                                        December 3,  November 27,  November 28,
                                           1995          1994          1993
                                       ------------  ------------  ------------
NET SALES
     United States                      $22,201,710   $18,830,377   $19,774,192
     Europe                              24,291,752    14,073,444    12,678,889
                                       ------------  ------------  ------------
TOTAL NET SALES                         $46,493,462   $32,903,821   $32,453,081
                                       ============  ============  ============
OPERATING PROFIT
     United States                      $   543,964   $   649,415   $   468,754
     Europe                               2,756,056       978,073       555,203
                                       ------------  ------------  ------------
TOTAL OPERATING PROFIT                  $ 3,300,020   $ 1,627,488   $ 1,023,957
                                       ============  ============  ============
IDENTIFIABLE ASSETS
     United States                      $17,508,720   $ 9,329,637   $ 6,281,916
     Europe                              16,646,002    18,432,522    16,239,573
                                       ------------  ------------  ------------
TOTAL ASSETS                            $34,154,722   $27,762,159   $22,521,489
                                       ============  ============  ============

11. Pending Transaction

In November 1995, the Company entered into an agreement in principle with Emerson Electric Co. (EMR) for the acquisition of the Company by EMR. The Company would become part of the Emerson Power Transmission subsidiary of EMR. The proposed transaction is subject to certain conditions, finalization of definitive merger agreements, completion of governmental filings, and approval by the Company's shareholders. Costs incurred in connection with merger activities amounted to approximately $318,000 in fiscal 1995.

                    LIPE-ROLLWAY CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                  March 3, 1996
                                                                  -------------
                                   (Unaudited)
ASSETS

Current Assets
  Cash                                                              $   179,684
  Accounts Receivable - net                                          11,809,343
  Inventories                                                        13,814,552
  Foreign income taxes recoverable                                      409,530
  Other current assets                                                  865,901
                                                                  -------------
          Total Current Assets                                       27,079,010
Other Assets                                                            328,547
Deferred Pension Cost                                                   562,165
Property, Plant & Equipment - net                                     8,094,093
                                                                  -------------
                                                                    $36,063,815
                                                                  =============

LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities
  Short-term borrowings and current portion of long-term debt       $10,213,498
  Accounts payable and accrued expenses                               9,889,380
  Other liabilities                                                     276,070
                                                                  -------------
          Total Current Liabilities                                  20,378,948
  Long-Term Debt                                                      6,580,296
  Deferred Taxes                                                        364,378
  Other Long-Term Liabilities                                           830,000
  Long-Term Pension Liability                                         1,134,087
  Common Stock, $.50 par value:
    Authorized 1,500,000 shares;
    Issued 761,898                                                      380,949
  Preferred Stock and Other Shareholders' Equity                      6,395,157
                                                                  -------------
                                                                    $36,063,815
                                                                  =============

See notes to condensed consolidated financial statements.

                    LIPE-ROLLWAY CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                   Thirteen Weeks Ended
                                           ------------------------------------
                                            March 3, 1996     February 26, 1995
                                          -----------------   -----------------

Net Sales                                       $12,105,255          $9,884,370

Costs and expenses:
  Cost of products sold                           8,446,543           6,988,712
  Selling, general and administrative expense     2,301,260           2,098,552
  Interest expense                                  418,936             352,466
                                          -----------------   -----------------
                                                 11,166,739           9,439,730
                                          -----------------   -----------------

Income before income taxes                          938,516             444,640
Income taxes                                        205,656             108,836
                                          -----------------   -----------------

Net income                                      $   732,860          $  335,804
                                          =================   =================

Net income applicable to common stock              $709,437            $312,381
                                          =================   =================

Income per common share after giving
  effect to preferred dividends                       $0.94               $0.42
                                          =================   =================

Weighted average shares outstanding                 752,628             752,628
                                          =================   =================

See notes to condensed consolidated financial statements.

                                       LIPE-ROLLWAY CORPORATION AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (UNAUDITED)
                                                         Unfunded                              Currency         Total
                    Preferred      Common  Additional     Pension     Retained    Treasury  Translation  Shareholder's
                        Stock       Stock     Capital      Losses     Earnings       Stock   Adjustment         Equity
                   ----------  ----------  ----------  ----------  -----------  ----------  -----------  -------------

Balance
  November 27, 1994  $936,920    $380,949  $1,386,626  ($452,934)  $1,883,033    ($63,885)    $877,966     $4,948,675

Net income                                                            335,804                                 335,804
Currency
  translation
  adjustment                                                                      339,057      339,057
                   ----------  ----------  ----------  ----------  -----------  ----------  -----------  -------------
Balance
  February 26, 1995  $936,920    $380,949  $1,386,626  ($452,934)  $2,218,837    ($63,885)  $1,217,023     $5,623,536
                   ==========  ==========  ==========  ==========  ===========  ==========  ===========  =============
Balance
  December 3, 1995   $936,920    $380,949  $1,386,626  ($180,007)  $2,590,107    ($63,885)  $1,152,311     $6,203,021

Net Income                                                            732,860                                 732,860
Currency
  translation
  adjustment                                                                     (159,775)    (159,775)
                   ----------  ----------  ----------  ----------  -----------  ----------  -----------  -------------
Balance
  March 3, 1996      $936,920    $380,949  $1,386,626  ($180,007)  $3,322,967    ($63,885)  $  992,536     $6,776,106
                   ==========  ==========  ==========  ==========  ===========  ==========  ===========  =============


                    LIPE-ROLLWAY CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                   Thirteen Weeks Ended
                                           ------------------------------------
                                            March 3, 1996     February 26, 1995
                                          -----------------   -----------------

CASH USED IN OPERATING ACTIVITIES                ($735,332)          ($375,178)

INVESTING ACTIVITIES
  Purchase of Property, Plant and
    Equipment                                      (38,289)           (351,424)
  Decrease in other assets                         120,203               1,507
                                          -----------------   -----------------
                                                    81,914            (349,917)

FINANCING ACTIVITIES
  Principal payments on Long-Term Debt
    and Capital Lease obligations                 (202,186)           (275,195)
  Net borrowings under Revolving Lines
    of Credit                                      643,204           1,244,220
                                          -----------------   -----------------
                                                   441,018             969,025
Effect of Exchange Rate changes on Cash             10,605              (6,613)
                                          -----------------   -----------------
     (DECREASE)/INCREASE IN CASH                 ($201,795)           $237,317
                                          =================   =================

See noes to condensed consolidated financial statements.

                    Lipe Rollway Corporation and Subsidiaries

              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

                                  March 3, 1996

Note A - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 3, 1996 are not necessarily indicative of the results that may be expected for the year ended December 1, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Lipe Rollway Corporation and Subsidiaries' financial statements for the year ended December 3, 1995.


Note B - Inventories

The components of inventory consist of the following:

                                            March 3, 1996      December 3, 1995
                                          -----------------   -----------------

Raw material                                    $ 1,133,581         $ 1,084,214
Work in process                                   3,226,341           3,018,778
Finished products                                 9,454,630           8,467,618
                                          -----------------   -----------------
                                                $13,814,552         $12,570,610
                                          =================   =================


Note C - Contingencies

The Company is involved in various claims and lawsuits incidental to its business. Some of the matters are in their early stages of discovery and consequently management is unable to determine their ultimate effect on the Company. Management believes that the ultimate liability, if any, resulting from these actions will not have a material impact on the Company's consolidated financial position.

                                                                      EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER







                          [TO BE SUPPLIED BY AMENDMENT]

                                                                      EXHIBIT B

                          MPI MANAGEMENT PLANNING, INC.

             101 Poor Farm Road . P.O. Box 611 . Princeton, NJ 08542
                    (609) 924-4200 Facsimile . (609) 924-4573

                                                                 March 25, 1996
CONFIDENTIAL

Board of Directors
LIPE-ROLLWAY CORPORATION
c/o Donald A. Denton, Esq.
HANCOCK &  ESTABROOK, LLP
1500 Mony Tower 1
Syracuse, New York  13221

Gentlemen:

We understand that Emerson Electric Co. ("Emerson") has made a proposal (the "Offer") to acquire all of the 752,628 outstanding shares of common stock of Lipe-Rollway Corporation ("Lipe-Rollway") and all of the outstanding options to acquire 66,666 shares of common stock of Lipe-Rollway for a gross aggregate consideration of $8,269,936 subject to adjustment as described in the draft of the Merger Agreement between Emerson and Lipe-Rollway. In addition, the preferred stock of Lipe-Rollway would be converted into Emerson common stock at the rate of $20 worth of Emerson common stock for each of the 93,692 outstanding shares of Lipe-Rollway nonredeemable preferred stock or alternatively would be redeemed for $20 cash per share. The transaction will be a merger in which the aforementioned Lipe-Rollway common stock, options and preferred shares not redeemed for cash are converted into Emerson common stock. Emerson common stock presently carries The Value Investment Survey's highest rating for safety, and Standard & Poor's predicts that Emerson is likely to remain a high quality investment. The terms and conditions of the Offer are described fully in the aforementioned Merger Agreement.

You have asked for our opinion as to whether the total consideration to be received by the holders of the shares of Lipe-Rollway common stock (including option holders) and preferred stock pursuant to the Offer is fair to the shareholders of Lipe-Rollway from a financial point of view.

Since 1939, Management Planning, Inc. ("MPI") has been engaged in the valuation of businesses and their securities for corporate, tax and other purposes, including financing, recapitalizations, purchases and sales of closely held securities, estate, gift and income tax matters, and mergers and acquisitions. In conducting our analysis and arriving at our opinion as expressed herein, we have conducted such studies, analyses and investigations as we deemed appropriate under the circumstances. We have also taken into account our assessment of general economic, industry, market, and financial conditions, as well as our experience in connection with similar transactions in securities in general. Among other things, we:

    (1) Considered the draft of the Merger Agreement, reviewed by Lipe-Rollway's Board of Directors;

    (2) Reviewed and analyzed financial data regarding Lipe-Rollway, including its audited and unaudited consolidated financial statements for the fiscal years ended approximately
         November 30, 1985-1995;

Lipe-Rollway Corporation
March 25, 1996
Page No. 2

    (3) Reviewed and analyzed other relevant financial and operating data supplied by Lipe-Rollway;

    (4) Discussed past and current operations, financial condition, and future prospects of Lipe-Rollway with members of its senior management;

    (5) Prepared a comparative analysis of Lipe-Rollway and certain publicly held companies that we deemed reasonably similar to Lipe-Rollway with respect to financial and operating results and investment characteristics;

    (6) Compared the proposed financial terms of the Offer with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (7) Reviewed the premiums in value paid for control in certain recent business combinations of companies operating in a variety of industries;

    (8)  Prepared a discounted net cash flow analysis; and

    (9) Reviewed historical prices and trading activity of Lipe-Rollway common stock.

In preparing our opinion, we have relied, without independent verification, on the accuracy, completeness, and fairness of all financial and other information that was publicly available or furnished to us by Lipe-Rollway. Additionally, we have not made any independent valuation or appraisal of any of the assets or liabilities of Lipe-Rollway. Our opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof.

It is understood that our opinion is for the information of the Board of Directors of Lipe-Rollway only and is not to be quoted or referred to, in whole or in part, in any prospectus, proxy statement, or in any other written document used in connection with the Offer, nor shall our opinion be used for any other purposes, without the express written permission of Management Planning, Inc. Specific approval is hereby granted for our opinion to be described within and attached to the Lipe-Rollway Proxy Statement, and written permission for other uses will not be unreasonably withheld.

Based on our review and analysis, it is our opinion that the consideration offered for all of the outstanding common stock (including common shares issuable upon conversion of options), payable in shares of Emerson common stock, and a conversion price of $20 per share for each share of outstanding preferred stock of Lipe-Rollway payable in shares of common stock of Emerson common stock or in cash, is adequate and does constitute fair consideration to the shareholders of Lipe-Rollway from a financial point of view.

Lipe-Rollway Corporation
March 25, 1996
Page No. 3

                                  Very respectfully yours,

                                  MANAGEMENT PLANNING, INC.

                                  By  /s/ James W. Brockardt
                                      -----------------------------------------
                                      James W. Brockardt, CBA
                                      Vice President

                                  By  /s/ Roy H. Meyers
                                      -----------------------------------------
                                      Roy H. Meyers, CFA
                                      Vice President

                                                                      EXHIBIT C
                        NEW YORK BUSINESS CORPORATION LAW
                         SECTIONS 623, 806(b)(6) AND 910

                     623 PROCEDURE TO ENFORCE SHAREHOLDER'S
                       RIGHT TO RECEIVE PAYMENT FOR SHARES

    (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

    (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

    (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

    (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

    (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

    (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

    (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

    (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

         (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

         (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

         (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

         (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

         (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

         (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

         (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

         (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

    (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

    (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

         (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

         (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

         (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

    (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

    (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

    (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L. '86, eff. 9-1-86.)

                 806(b)(6) PROVISIONS AS TO CERTAIN PROCEEDINGS

    (a)      . . .

    (b) The following provisions shall apply to amendments and changes under this article, except under section 808 (Reorganization under Act of Congress):

    (1)  . . .

    (6) A holder of any adversely affected shares who does not vote for or consent in writing to the taking of such action shall, subject to and by complying with the provisions of section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to dissent and to receive payment for such shares, if the certificate of amendment (A) alters or abolishes any preferential right of such shares having preferences; or (B) creates, alters or abolishes any provision or right in respect of the redemption of such shares or any sinking fund for the redemption or purchase of such shares; or (C) alters or abolishes any preemptive right of such holder to acquire shares or other securities; or (D) excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.


             910 RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE
                OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE

    (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

         (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

             (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

                 (i) To a shareholder of the (1) [parent] corporation in a
                     merger authorized by section 905 (Merger of [parent and] subsidiary (2) [corporations]), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

                 (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

- ---------------

Ch. 390, L. '91, eff. 7-15-91, added matter in italic (brackets ([ ]) in EDGAR version of document] and deleted (1) "surviving" and (2) "corporation".

             (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders'
         approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

             (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

         (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph
(c) of section 623.  (Last amended by Ch. 390, L. '91, eff. 7-15-91.)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

    Emerson is a Missouri corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that a corporation shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any By-Law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

    At the Annual Meeting of Shareholders held on February 10, 1987, the shareholders adopted indemnification agreements with the directors of Emerson and amendments to the By-Laws of Emerson which incorporate indemnity provisions permitted by Section 351.355(7) described above. The agreements and amended By-Laws provide that Emerson will indemnify its directors and officers against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any action by or on behalf of Emerson, on account of their service as a director or officer of Emerson, any subsidiary of Emerson or any other company or enterprise when they are serving in such capacities at the request of Emerson, excepting only cases where (i) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (ii) a final court adjudication shall determine that such indemnification is not lawful, (iii) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of Emerson in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar statutory law, or (iv) any remuneration paid to such person is adjudicated to have been paid in violation of law. Such person shall be indemnified only to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors' or officers' liability insurance policy maintained by Emerson.

    The directors and officers of Emerson are insured under a policy of directors' and officers' liability insurance.


Item 21.(a)  Exhibits.

2.1      Agreement and Plan of Merger, as amended April 11, 1996 and
         .........., 1996 (attached as Exhibit A to the Proxy
         Statement/Prospectus)**

4.1 Restated Articles of Incorporation of Registrant (incorporated herein by reference to 1989 Form 10-K, Exhibit 3(a))

4.2 By-Laws of Registrant (incorporated herein by reference to 1989 Form 10-K, Exhibit 3(b))

4.3 Preferred Share Purchase Rights Plan (incorporated herein by reference to Emerson's Registration Statement on Form 8-A filed under the Exchange Act, as amended under cover on Form 8 on November 3, 1988)

5.1 Opinion of H. M. Smith, Esq., Assistant General Counsel of Emerson as to the legality of securities being registered*

8.1 Opinion of Hancock & Estabrook, LLP as to certain federal income tax consequences*

23.1 Consent of H. M. Smith, Esq., Assistant General Counsel of Emerson (included in Exhibit 5.1)

23.2     Consent of Hancock & Estabrook, LLP (included in Exhibit 8.1)

23.3     Consent of KPMG Peat Marwick LLP**

23.4     Consent of Ernst & Young LLP**

23.5     Consent of Management Planning, Inc.*

24.1     Power of Attorney (included in signature page)*

99.1 Form of Proxy for special meeting to be mailed to Lipe-Rollway shareholders**


    Pursuant to Item 601(b)(2), Emerson hereby agrees to furnish supplementally to the Commission, a copy of any omitted schedule upon the Commission's request.

- ---------------

*  Previously filed
** To be filed by amendment

Item 21.(b)  Financial Statement Schedules.

    All financial statement schedules of Emerson are omitted because they are not required, not applicable or the information given in the financial statements or notes thereto are contained in the Annual Report of Emerson on Form 10-K for the fiscal year ended September 30, 1995.


Item 22.  Undertakings.

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on June 19, 1996.



                                      EMERSON ELECTRIC CO.

                                      By: /s/ Harley M. Smith
                                          -------------------------------------
                                          Harley M. Smith
                                          Assistant General Counsel and
                                          Assistant Secretary




    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities indicated on June 19, 1996.

               Signature                                  Title
- --------------------------------------   --------------------------------------

/s/ C.F. KNIGHT*                         Chairman of the Board, President and
- --------------------------------------   Chief Executive Officer and Director
C.F. Knight

/s/ W.J. GALVIN*                         Senior Vice President - Finance,
- --------------------------------------   Chief Financial Officer and
W. J. Galvin                             Chief Accounting Officer

/s/ L. L. BROWNING, JR.*                 Director
- --------------------------------------
L. L. Browning, Jr.

/s/ A. A. BUSCH, III*                    Director
- --------------------------------------
A. A. Busch, III

/s/ D. C. FARRELL*                       Director
- --------------------------------------
D. C. Farrell

/s/ J. A. FRATES*                        Director
- --------------------------------------
J. A. Frates

/s/ R. B. HORTON*                        Director
- --------------------------------------
R. B. Horton

/s/ G. A. LODGE*                         Director
- --------------------------------------
G. A. Lodge

/s/ V. R. LOUCKS, JR.*                   Director
- --------------------------------------
V. R. Loucks, Jr.

               Signature                                  Title
- --------------------------------------   --------------------------------------

/s/ R. B. LOYND*                         Director
- --------------------------------------
R. B. Loynd

/s/ R. L. RIDGWAY*                       Director
- --------------------------------------
R. L. Ridgway

/s/ R. W. STALEY*                        Vice Chairman and Director
- --------------------------------------
R. W. Staley

/s/ A. E. SUTER*                         Senior Vice Chairman and
- --------------------------------------   Chief Operating Officer and
A. E. Suter                              Director

/s/ W. M. VAN CLEVE*                     Director
- --------------------------------------
W. M. Van Cleve

/s/ E. E. WHITACRE, JR.*                 Director
- --------------------------------------
E. E. Whitacre, Jr.

/s/ E. F. WILLIAMS, JR.*                 Director
- --------------------------------------
E. F. Williams, Jr.

*By: /s/ Harley M. Smith
     ---------------------------------
     Harley M. Smith
     Attorney-in-Fact